As filed with the Securities and Exchange Commission on October 29, 2007 Registration Statement No. 333-144829

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

Amendment No. 2 to
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

__________________

U.S. Geothermal Inc.
(Exact name of Registrant as specified in its charter)

Delaware	4911	84-1472231
(State or jurisdiction of	(Primary Standard	(I.R.S. Employee
incorporation or	Industrial Classification	Identification No.)
organization)	Code Number)

1509 Tyrell Lane, Suite B		(208) 424-1027
Boise, Idaho 83076		(Registrant’s telephone number,
(Address of principal executive		including area code)
offices)

Daniel J. Kunz
Chief Executive Officer
1509 Tyrell Lane, Suite B,
Boise, Idaho 83706
(208) 424-1027
(Name, address and telephone number of agent for service)

______________________

Copy to:

Kimberley R. Anderson
Dorsey & Whitney LLP
1420 Fifth Avenue, Suite 3400
Seattle, WA 98101
(206) 903-8800

_____________________

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

__________________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

__________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these shares, and the selling shareholders are not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject To Completion: Dated October 29, 2007

11,977,035 Shares of Common Stock

     This is a public offering of up to 11,977,035 shares of the common stock, par value $0.001 per share, of U.S. Geothermal Inc. (“we,” “us,” or “our company”), by selling shareholders listed beginning on page 9 of this prospectus. All of the shares being offered, when sold, will be sold by selling shareholders. The shares of common stock registered for resale under this registration statement includes:

10,049,990 shares of common stock held by selling shareholders;

454,545 shares of common stock acquirable upon exercise of warrants at the exercise price of $2.08 per share for a period of eighteen months from the date of issuance; and

1,472,500 shares of common stock acquirable upon exercise of warrants at the exercise price of Cdn$1.00 per share for a period of two years from the date of issuance.

     The selling shareholders will sell the shares registered for resale pursuant to this prospectus at prevailing market prices or privately negotiated prices. We will not receive any proceeds from this offering. We may receive proceeds from the exercise of the warrants upon exercise, if they are exercised, and will use the proceeds from any exercise for general working capital purposes.

     We will not receive any proceeds from the sale or distribution of the common stock by the selling shareholders.

      Our common stock is quoted on the National Association of Securities Dealers Over-the-Counter Bulletin Board under the symbol “UGTH” and on the Toronto Stock Exchange under the symbol “GTH”. On October 25, 2007, the closing sale price for our common stock was $3.85 on the Over-the-Counter Bulletin Board.

     Investing in our common stock involves risks. See “Risk Factors and Uncertainties” beginning on page 3.

     These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________________, 2007.

i

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

SUMMARY INFORMATION

The Offering	This is an offering of up to 11,977,035 shares of our common stock by certain selling shareholders.

Shares Offered By the Selling Shareholders	11,977,035 shares of common stock, $0.001 par value per share.(1)

Offering Price	Determined at the time of sale by the selling shareholders

Common Stock Outstanding as of June 30, 2007	53,192,612 shares(2)

Use of Proceeds

We will not receive any of the proceeds of the shares offered by the selling shareholders. We may receive proceeds from the exercise of the warrants upon exercise, if they are exercised. The shares that will be resold under this prospectus were sold by us, or were issued upon the exercise of warrants granted by us. The funds that we raised through the sale of those shares were used for general working capital.

Dividend Policy	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends.

Trading Symbols	OTCBB: UGTH; TSX: GTH

Prior Going Concern

Our previous independent accountants that audited our consolidated financial statements for the years ended March 31, 2005 and 2004 issued a report on these financials statements expressing doubt about our ability to continue as a going concern, as a result of our company suffering losses since inception, not attaining profitable operations and being dependent upon obtaining adequate financing to fulfill our development activities. Based on our company’s projected spending over the next 12 months, the cash received from the private placement completed April 3, 2006, and the private placement completed June 5, 2007, our company’s current independent accountants have removed the going concern qualification from our company’s financial statements.

(1)

In connection with the private placement, we agreed to file a registration statement with the Securities and Exchange Commission no later than July 30, 2007 and use commercially reasonable efforts to cause it to become effective and remain effective for two years. In the event the registration statement is not effective by November 5, 2007, the purchasers are entitled to receive as liquidated damages 0.1 common shares for each common share purchased, which is an aggregate of 909,090 shares. The number of shares to be offered by the selling shareholders includes the shares which may be issued as liquidated damages.

(2)	Outstanding common stock excludes approximately 2.9 million shares of common stock acquirable upon exercise of options at exercise prices ranging from $0.60 to $1.50 per share.

Summary of Our Business

U.S. Geothermal Inc. (“we”, “us” or “our company” or words of similar import) is in the renewable “green” energy business. Through our subsidiary, U.S. Geothermal Inc., an Idaho corporation (“Geo-Idaho,” although our references to our company include and refer to our operations through Geo-Idaho), we are engaged in the acquisition, development and utilization of geothermal resources in the Pacific Northwest of the United States. Geothermal energy is the natural heat energy stored within the earth’s crust. In some areas of the earth, economic concentrations of heat energy result from a combination of geological conditions that allow water to penetrate into hot rocks at depth, become heated, and then circulate to a near surface environment. In these settings, commercially viable extraction of the geothermal energy and its conversion to electricity become possible and a “geothermal resource” is present. Our principal focus is the development of the Raft River project, a geothermal project encompassing approximately 8.4 square miles of land located at Raft River, Idaho. As more thoroughly discussed in the sections below, our company has entered into a power purchase agreement, at 10 megawatt monthly average, with Idaho Power Company, and is in the process of developing the power plant for the first phase of production. Subject to the approval of the Idaho Public Utilities Commission, our Company recently converted this agreement to a 13 megawatt power purchase agreement with Idaho Power Company.

The Company’s auditors have included a going concern limitation on their audit opinions issued through March 31, 2005. Based on the Company’s projected spending over the next 12 months, the approximate $17.8 million in cash generated from the private placement completed June 5, 2007, and the Company’s other available resources obtained from prior issuance stock offerings, the Company’s auditors have removed the going concern qualification from the Company’s financial statements for periods ending March 31, 2006 and 2007. Management believes that sufficient funding will be available to meet its business objectives, including anticipated cash needs for working capital, and financing for construction of the phase one power plant.

Our principal corporate and executive offices are located at 1509 Tyrell Lane, Suite B, Boise, Idaho 83076. Our telephone number is 208-424-1027. We maintain a website at www.usgeothermal.com. Information contained on our website is not part of this prospectus.

The Offering

We are registering for resale shares of our common stock held by the selling shareholders listed in this prospectus. The selling shareholders acquired the securities in the following transactions.

On June 5, 2007, we completed a private placement of 9,090,900 shares of common stock at a price of Cdn$2.20 ($2.07) per share, for gross proceeds of Cdn$19,999,980 ($18,859,009). In connection with the offering, we agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) no later than July 30, 2007 and use commercially reasonable efforts to cause it to become effective and remain effective for two years. In the event the registration statement is not effective by November 5, 2007, the purchasers are entitled to receive as liquidated damages 0.1 common shares for each common share purchased, or an aggregate of 909,090 common shares.

Cormark Securities Inc., Dundee Securities Corporation and Toll Cross Securities Inc. have been paid an aggregate cash fee of Cdn$999,999 ($942,950), representing 5% of the aggregate gross proceeds from the offering, and have been issued broker warrants to purchase up to 454,545 common shares of our company at US $2.08 exercisable for 18 months.

As a result of a private placement completed on April 3, 2006, Dundee Securities Corporation was paid an aggregate cash fee of Cdn$1,522,500 ($1,299,283), representing 7% of the aggregate gross proceeds from that offering, and was issued in aggregate broker compensation options to purchase up to 1,522,500 common shares of our company at Cdn$1.00 ($0.85) exercisable for 24 months, of which 50,000 have been exercised.

The proceeds of the private placement will be used for the ongoing development and exploration at our Raft River and Neal Hot Springs projects, and for general corporate working capital purposes.

Selected Financial Data

The selected financial information presented below as of and for the periods indicated is derived from our financial statements contained elsewhere in this prospectus and should be read in conjunction with those financial statements.

	For the Fiscal Year Ended March 31, (audited)					For the Three Months Ended June 30, (unaudited)
	2007	2006	2005	2004	2003	2007	2006
Operating Revenues	$0	$0	$0	$0	$0	$0	$0
Loss from Continuing Operations	(1,942,884)	(1,490,593)	(1,830,421)	(676,398)	(164,905)	(410,536)	(372,486)
Loss per share from Continuing Operations	(0.04)	(0.09)	(0.12)	(0.11)	(0.03)	(0.01)	(0.01)
Cash dividends declared and paid per common share	0	0	0	0	0	0	0

	As of March 31, (audited)					As of June 30, (unaudited)
	2007	2006	2005	2004	2003	2007	2006
Total Assets	$22,673,340	$21,895,933	$2,584,970	$1,373,831	$384,664	$39,954,345	$22,673,340
Total Long-term Obligations (1)	2,533,858	1,707,548	0	0	0	2,639,801	2,397,564

(1)

Long-term obligations represent the fair value of stock options to be exercised by officers, directors, employees and consultants of our company. These obligations were recorded as a liability since the option exercise price was stated in Canadian dollars, subjecting our company and the employee to foreign currency exchange risk in addition to the normal market price fluctuation risk.

	Operating Revenues	Gross Profit	Loss from Operations	Net Loss from Continued Operations
Fiscal Year Ended March 31, 2006
1st Quarter (1)	$ 0	$ 0	$ (370,259)	$ (254,801)
2nd Quarter (1)	0	0	(594,601)	(570,119)
3rd Quarter (1)	0	0	(502,083)	(503,917)
4th Quarter	0	0	(196,126)	(194,548)
Fiscal Year Ended March 31, 2007
1st Quarter	0	0	(961,777)	(372,486)
2nd Quarter	0	0	(746,292)	(680,021)
3rd Quarter	0	0	(610,310)	(338,278)
4th Quarter	0	0	(819,790)	(552,099)
Fiscal Year Ended March 31, 2008
1st Quarter	0	0	(694,623)	(410,536)

(1)

Restated figures. During the fiscal year ended March 31, 2006, approximately $646,353 in professional fees incurred for plant development were expensed prior to the realization that a viable resource was going to result from development efforts. After this determination, all direct development costs incurred during the fiscal period were capitalized. The effect of this restatement increased construction in progress assets and reduced the operating loss for the first three quarters of the fiscal year ended March 31, 2006.

RISK FACTORS AND UNCERTAINTIES

Readers should carefully consider the risks and uncertainties described below before deciding whether to invest in shares of our common stock.

Our failure to successfully address the risks and uncertainties described below would have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment. We cannot assure you that we will successfully address these risks or other unknown risks that may affect our business.

General Business Risks

We are a development stage company with a limited operating history, have incurred losses to date, and cannot give any assurance that we can ever attain profitability. Our company is a development stage company that has been engaged in limited activities in the geothermal business since Geo-Idaho’s incorporation in February 2002. As a result of our brief operating history, our operating results from historical periods are not readily comparable to and may not be indicative of future results. We have not generated revenues from operations to date, and cannot give any assurance that we will be able to generate revenues in the future. For the years ended March 31, 2003, 2004, 2005, 2006 and 2007, we incurred net losses of ($164,909), ($676,398), ($1,830,421), ($1,523,385), and ($1,942,884) respectively. At March 31, 2006, and March 31, 2007, we had accumulated deficits of ($5,199,743) and ($7,142,623), respectively. For the three months ended June 30, 2007, we incurred net losses of ($372,486) and ($410,536) respectively. At June 30, 2006 and June 30, 2007, we had accumulated deficits of ($5,605,021) and ($7,553,159) respectively. We expect to incur losses for at least the next 6 months. We cannot give you any assurance that we will soon make a profit or that we will ever make a profit.

Our previous independent accountant rendered a report expressing doubt about our ability to continue as a going concern. Our previous independent accountant issued a report in connection with the audit of the financial statements for the years ended March 31, 2005 and 2004 that expressed doubt as to our ability to continue as a going concern as a result of our company suffering losses since inception, not attaining profitable operations and being dependent upon obtaining adequate financing to fulfill its development activities. As shown in the accompanying unaudited consolidated financial statements, we have incurred an accumulated deficit of $7,553,159 for the period from February 26, 2002 (inception) to June 30, 2007, and have no revenue from operations. Based on our projected spending over the next 12 months, the cash received from the private placement completed April 3, 2006, and the private placement completed June 5, 2007, our current independent accountants have removed the going concern qualification from our financial statements. Although management believes that sufficient funding will be available to meet our business objectives, including anticipated cash needs for working capital, and financing for construction of the Phase 1 power plant, in the ordinary course of constructing a power plant facility of this size and complexity, cost overruns and contract delays can significantly affect the economics of the project. Failure to achieve commercial operations of the power plant prior to December 31, 2007 would jeopardize the production tax credit, and could materially affect our ability to operate as a going concern. In addition, if spending over the next 12 months is much higher that projected and we are not able to obtain any necessary additional equity or debt financing, we may not be able to achieve profitable operations and our ability to continue as a going concern may be jeopardized.

Our future performance depends on our ability to establish that the geothermal resource is economically sustainable. Geothermal resource exploration and development involves a high degree of risk. The recovery of the amounts shown for geothermal properties and related deferred costs on our financial statements, as well as the execution of our business plan generally, is dependent upon the existence of economically recoverable and sustainable reserves. Expansion of the production of power from Raft River is not certain and depends on successful drilling and discovery of additional geothermal hydrothermal resources in quantities and containing sufficient heat necessary to economically fuel future plants.

We have a need for substantial additional financing and will have to significantly delay, curtail or cease operations if we are unable to secure such financing. We require substantial additional financing to fund the cost of continued development of the Raft River project and other operating activities, and to finance the growth of our business, including the construction and commissioning of a power generation facility. We may not be able to obtain the needed funds on terms acceptable to us or at all. Further, if additional funds are raised by issuing equity securities, significant dilution to our current shareholders may occur and new investors may get rights that are preferential to current shareholders. Alternatively, we may have to bring in a joint venture partner to fund further development work, which would result in reducing our interest in the project.

We may be subject to liquidated damages in the event that a resale registration statement is not declared effective by November 5, 2007. On June 5, 2007, we completed a private placement of 9,090,900 shares of common stock at a price of Cdn$2.20 ($2.07) per share, for gross proceeds to our company of Cdn$19,999,980 ($18,859,009). Upon completion of the placement, our company had 53,092,612 shares issued and outstanding. In connection with the offering, we agreed to file a registration statement with the SEC no later than July 30, 2007 and to use commercially reasonable efforts to cause it to become effective and remain effective for two years. In the event the registration statement is not effective by November 5, 2007, the purchasers in the private placement are entitled to receive, as liquidated damages, 0.1 common shares for each common share purchased or an aggregate of 909,090 common shares, in which case 54,001,702 common shares would be issued and outstanding.

We may not be able to fully develop the geothermal resource within the Unit 1 joint venture boundaries which would increase development costs for Unit 2 and result in delays. Unit 2 is currently anticipated to be located within the Unit 1 joint venture boundaries. Without the agreement and consent of our Unit 1 joint-venture partner, Raft River Holdings, we cannot fully develop the geothermal resource within the Unit 1 joint venture boundaries without incurring increased development costs and delays.

It is very costly to place geothermal resources into commercial production. Before the sale of any power can occur, it will be necessary to construct a gathering and disposal system, a power plant, and a transmission line, and considerable administrative costs would be incurred, together with the drilling of additional wells. For Phase I, we have estimated these costs to be around US $39,000,000 to be incurred over an eighteen-month period. Future expansion of power production at Raft River and development of new power production capability at Neal Hot Springs may result in significantly increased capital costs related to increased production and injection well drilling and higher costs for labor and materials. To fund expenditures of this magnitude, we may have to find a joint venture participant with substantial financial resources. There can be no assurance that a participant can be found and, if found, it would result in us having to substantially reduce our interest in the project.

Our participation in the joint venture is subject to risks relating to working with a co-venturer. Raft River Energy I LLC is the Phase I project joint venture company with Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group Inc. Raft River I Holdings, LLC will contribute in staged payments a total of $34 million in cash and we will contribute $5 million in cash and approximately $1.5 million in production and injection wells and geothermal leases to Raft River Energy I LLC. We are subject to risks in working with a co-venturer that could adversely impact Unit 1 of the Raft River project as well as anticipated development of Unit 2. We anticipate that the Unit 2 power plant may utilize the geothermal resource within the Unit 1 joint venture boundaries. Without the agreement and consent of our joint venture partner, Raft River I Holdings, we cannot fully develop the Unit 1 geothermal resource without incurring increased development costs and delays. The joint venture is dependent upon the contribution of a total of $34 million is cash from Raft River I Holdings and it will be adversely impacted if our co-venturer’s financial condition does not permit the required contribution. Further, our contribution to the joint venture may exceed returns from the joint venture, if any.

We may not be able to manage our growth due to the commencement of operations of the Raft River power plant and exploration activities in Neal Hot Springs which could negatively impact our operations and financial condition. Significant growth in our operations will place demands on our operational, administrative and financial resources, and the increased scope of our operations will present challenges to us due to increased management time and resources required and our existing limited staff. Our future performance and profitability will depend in part on our ability to successfully integrate the operational, financial and administrative functions of Raft River and other acquired properties into our operations, to hire additional personnel and to implement necessary enhancements to our management systems to respond to changes in our business. There can be no assurance that we will be successful in these efforts. Our inability to manage the increased scope of operations, to integrate acquired properties, to hire additional personnel or to enhance our management systems could have a material adverse effect on our results of operations.

If we incur material debt to fund our business, we could face significant risks associated with such debt levels.
We will need to procure significant additional financing to construct, commission and operate additional power plants at Raft River in order to generate and sell electricity. If this financing includes the issuance of material amounts of debt then a portion of our cash flow from operations would be used for the payment of principal and interest on such indebtedness and would not be available for financing capital expenditures or other purposes and the terms and conditions of such debt facilities may contain covenants that could restrict growth and require collateral securing payment of that indebtedness.

The success of our business relies on retaining our key personnel. We are dependent upon the services of our President and Chief Executive Officer, Daniel J. Kunz, our Chief Financial Officer, Kerry D. Hawkley, our Chief Operating Officer, Douglas J. Glaspey, and Kevin Kitz, our Vice President – Project Development. The loss of any of their services could have a material adverse effect upon us. We have executed employment agreements with these persons but do not have key-man insurance on any of them.

Our development activities are inherently very risky. The high risks involved in the development of a geothermal resource cannot be over-stated. The development of geothermal resources at our Raft River and Neal Hot Springs projects are such that there cannot be any assurance of success. Exploration costs are high and are not fixed. The geothermal resource cannot be relied upon until substantial development, including drilling, has taken place. The costs of development drilling are subject to numerous variables such as unforeseen geologic conditions underground which could result in substantial cost overruns. Drilling for geothermal resource at Raft River is relatively deep with the average depth of wells some 6,000 feet. Drilling at Neal Hot Springs and at planned future phases of expansion at Raft River may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs.

The impact of governmental regulation could adversely affect our business by increasing costs for financing or development of power plants. Our business is subject to certain federal, state and local laws and regulations, including laws and regulations on taxation, the exploration for and development, production and distribution of electricity, and environmental and safety matters. On a Federal level, the most important tax rule that affects our business is the Production Tax Credit (PTC), which is currently set to expire on December 31, 2008. If the PTC is not extended, financing of planned additional geothermal power plants will be much more difficult because the PTC enhances the annual revenue of the project by about 25 percent per year for the first 10 years. Without this revenue enhancement the expected internal rates of returns on investments would be significantly lower and therefore they would be less desirable for investors who then may choose to invest elsewhere for greater returns. The loss of the PTC is a risk that could result in making future expansions at Raft River and at Neal Hot Springs uneconomic. New rules recently adopted by the Bureau of Land Management, as directed by the Energy Policy Act of 2005, require competitive auction of all geothermal leases on Federal lands. Competitive leasing is significantly increasing the cost of obtaining leases on Federal land and makes it more difficult to acquire additional lands for exploration.

If Federal lands or any Federal involvement are included in any geothermal development, requirements of the National Environmental Policy Act ("NEPA") will be triggered. Most of the geothermal resource in the United States is located in the western states, where the Federal Government often is the largest landowner. If a NEPA action is triggered, such as an Environmental Impact Statement or Environmental Assessment, a project delay of one to two years and a cost of $1,000,000 to $2,000,000 or more may be incurred while the environmental permitting process is completed. NEPA not only can impact the property where the geothermal resource is located, but includes the siting and construction of transmission lines. Environmental legislation is evolving in a manner that means stricter standards, and enforcement, fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

In the states of Idaho and Oregon, drilling for geothermal resources is governed by specific rules: in Idaho, IDAPA 37 Title 03 Chapter 04 Drilling for Geothermal Resources Rules; and in Oregon, Division 20 Geothermal Regulation. These rules require drilling permits and govern the spacing of wells, rates of production, prevention of waste and other matters, and, may not allow or may restrict drilling activity, or may require that a geothermal resource be unitized (shared) with adjoining land owners. Such laws and regulations may increase the costs of planning, designing, drilling, installing, operating and abandoning our geothermal wells, the power plant and other facilities. State environmental requirements and permits, such as the Idaho Department of Environmental Quality, Air Quality Permit to Construct, include public disclosure and comment. It is possible that a legal protest could be triggered through one of the permitting processes that would delay construction and increase cost for one of our projects. The state of Oregon has an Energy Facility Siting Council that must issue a site certificate for any geothermal energy facilities of 35 megawatts or higher which could affect the Neal Hot Spring project by adding additional cost and delay construction.

Because of these state and federal regulations, we could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remediation costs. We could potentially discharge such materials into the environment:

  from a well or drilling equipment at a drill site;

  leakage of fluids or airborne pollutants from gathering systems, pipelines, power plant and storage tanks;

  damage to geothermal wells resulting from accidents during normal operations; and

  blowouts, cratering and explosions.

Because the requirements imposed by such laws and regulations are frequently changed, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business by increasing cost and the time required to explore and develop geothermal projects. In addition, because the Vulcan Property at Raft River was previously operated by others,, we may be liable for environmental damage caused by such former operators.

Industry competition may impede our growth and ability to enter into power purchase agreements on terms favorable to us, or at all, which would negatively impact our revenue. The electrical power generation industry, of which geothermal power is a sub-component, is highly competitive and we may not be able to compete successfully or grow our business. We compete in areas of pricing, grid access and markets. The industry in the Pacific Northwest, in which the Raft River project is located, is complex as it is composed of public utility districts, cooperatives and investor-owned power companies. Many of the participants produce and distribute electricity. Their willingness to purchase electricity from an independent producer may be based on a number of factors and not solely on pricing and surety of supply. If we cannot enter into power purchase agreements on terms favorable to us, or at all, it would negatively impact our revenue and our decisions regarding development of additional properties.

Claims have been made that some geothermal plants cause seismic activity and related property damage which may result in claims or litigation that could be costly and distract management from operations and negatively impact our financial condition.
There are approximately two-dozen geothermal plants operating within a fifty-square-mile region in the area of Anderson Springs, in Northern California, and there is general agreement that the operation of these plants causes a generally low level of seismic activity. Some residents in the Anderson Springs area have asserted property damage claims against those plant operators. There are significant issues whether the plant operators are liable, and to date no court has found in favor of such claimants. While we do not believe the area of the Raft River and Neal Hot Springs projects or our intended operation of a power plant will present the same geological or seismic risks, there can be no assurance that we would not be subject to similar claims and litigation. Any claims or litigation could be costly and time consuming to defend and distract management from operations which may adversely impact our operations and financial condition.

Actual costs of construction or operation of a power plant may exceed estimates used in negotiation of power purchase and power financing agreements. Our initial power purchase contract is under rates established by the Idaho Public Utility Commission (“IPUC”), using an “avoided-cost” model for cost of construction and operating costs of a power plant. If the actual costs of construction or operations exceed the model costs, our company may not be able to build the contemplated power plant, or if constructed, may not be able to operate profitably. Our financing agreements provide for a priority payback to our partner. If the actual costs of construction or operations exceed the model costs, we may not be able to operate profitably or receive the planned share of cash flow and proceeds from the project.

Payments under our initial power purchase agreement may be reduced if we are unable to forecast our production adequately. Under the terms of our initial power purchase agreement, if we do not deliver electricity output within 90% to 110% of our forecasted amount, which forecast we are able to submit every three months, payments for the amount delivered will be reduced, possibly significantly. For example if the plant produces more than 110% of the power as forecasted then we would not receive any revenue for the amount over the forecast figure. If the plant produces less than 90% of the forecast amount for unexcused reasons, such as normal plant breakdowns and maintenance, then we may be subject to a reduced power price, depending the prevailing power market conditions. The agreement moves the power price to the market price instead of contracted price. We currently expect to forecast 9 megawatts of delivery for a 10-megawatt plant and the damages would then result if the actual delivery was only 8.1 megawatts or less. All 8.1 megawatts would be subject to a reduced price that is not possible to predict at this time. The total average revenue per megawatt hour is approximately $62.40 and the reduction in revenue could be perhaps 30% of that amount. As a risk mitigation element we are able to submit a new forecast every three months thereby limiting this exposure.

There are some risks for which we do not or cannot carry insurance. Because our current operations are limited in scope, we carry public liability insurance and directors’ and officers’ liability coverage, but do not currently insure against any other risks. As our operations progress, we will acquire additional coverage consistent with our operational needs, but we may become subject to liability for pollution or other hazards against which we cannot insure or cannot insure at sufficient levels or against which we may elect not to insure because of high premium costs or other reasons. In particular, coverage is not available for environmental liability or earthquake damage.

Risks Relating To the Market for Our Securities

A significant number of shares of our common stock are eligible for public resale. If a significant number of shares are resold on the public market, the share price could be reduced and could adversely affect our ability to raise needed capital. The market price for our common stock could decrease significantly and our ability to raise capital through the issuance of additional equity could be adversely affected by the availability and resale of such a large number of shares in a short period of time. If we cannot raise additional capital on terms favorable to us, or at all, it may delay our exploration or development of existing properties or limit our ability to acquire new properties, which would be detrimental to our business.

The possible issuance of substantial amounts of additional shares without shareholder approval may dilute the percentage ownership of our shareholders. There are 53,192,612 shares of our common stock outstanding and 4,671,973 shares of common stock issuable upon exercise or conversion of outstanding options and warrants as of June 30, 2007. There are 100,000,000 shares of our common stock authorized for issuance. All of our authorized shares in excess of those currently outstanding may be issued without any action or approval by our shareholders and may dilute the percentage ownership of our current shareholders.

Because the public market for shares of our common stock is limited, investors may be unable to resell their shares of common stock. There is currently only a limited public market for our common stock on the TSX Venture Exchange and on the Over-the-Counter Bulletin Board in the United States, and investors may be unable to resell their shares of common stock. The development of an active public trading market depends upon the existence of willing buyers and sellers that are able to sell their shares and market makers that are willing to make a market in the shares. Under these circumstances, the market bid and ask prices for the shares may be significantly influenced by the decisions of the market makers to buy or sell the shares for their own account, which may be critical for the establishment and maintenance of a liquid public market in our common stock. Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time. We cannot give you any assurance that an active public trading market for the shares will develop or be sustained.

The price of our common stock is volatile, which may cause investment losses for our shareholders. The market for our common stock is highly volatile, having ranged in the last fiscal year from a low of Cdn$0.75 to a high of Cdn$4.75 on the TSX and from a low of US$0.70 to a high of US$4.58 on the Over-the-Counter Bulletin Board. The trading price of our common stock on the TSX and on the OTCBB is subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, and general economic and market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to our market or relating to our company could result in an immediate and adverse effect on the market price of our common stock. The highly volatile nature of our stock price may cause investment losses for our shareholders.

Our common stock is considered to be a “penny stock,” which may make it more difficult for investors to sell their shares. Our common stock is considered to be a “penny stock.” The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Prior to a transaction in a penny stock, a broker-dealer is required to:

deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market;

provide the customer with current bid and offer quotations for the penny stock;

explain the compensation of the broker-dealer and its salesperson in the transaction;

provide monthly account statements showing the market value of each penny stock held in the customer’s account; and,

make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock and investors may find it more difficult to sell their shares.

FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements, including, but not limited to, our statements on strategy, operating forecasts, and our working capital requirements and availability. In addition, from time to time, our company or our representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by our company with the SEC, press releases or oral statements made by or with the approval of an authorized executive officer of our company. Forward-looking statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may”, “expect”, “anticipate”, “estimate”, or “continue” or the negative thereof or other variations thereon or comparable terminology. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including, but not limited to, the factors and conditions described in the discussions of “Risk Factors and Uncertainties” and “Management’s Discussion and Analysis” in this registration statement and in other documents our company files from time to time with the SEC. The reader is cautioned that our company does not have a policy of updating or revising forward-looking statements and thus the reader should not assume that silence by management of our company over time means that actual events are bearing out as estimated in such forward-looking statements.

All references to “dollars” or “$” are to United States dollars and all references to “Cdn$” are to Canadian dollars. United States dollar equivalents of Canadian dollar figures are based on the noon buying rate for Canadian dollars for the Federal Reserve Bank of New York on the applicable date.

DIVIDEND POLICY

Although there are currently no restrictions that limit our ability to pay dividends on our shares of common stock now or in the future, we anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any further determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on the financial condition, operating results, capital requirements and other factors that our board deems relevant. We have never declared a dividend.

SELLING SHAREHOLDERS

This prospectus covers the offering of up to 11,977,035 shares of our common stock by selling shareholders. We will not receive any proceeds from the sale of the shares by the selling shareholders.

The shares issued to the selling shareholders are “restricted” shares under applicable federal and state securities laws and are being registered to give the selling shareholders the opportunity to sell their shares. The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the selling shareholders. The selling shareholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. See “Plan of Distribution” beginning on page 23 of this prospectus. Each of the selling shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares to be made directly or through agents. The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the distribution of their registered shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

We will receive no proceeds from the sale of the registered shares, and we have agreed to bear the expenses of registration of the shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.

Selling Shareholders Information

The following is a list of the selling shareholders who own an aggregate of 11,977,035 shares of our common stock covered in this prospectus. The selling shareholders acquired the shares of common stock or warrants to purchase shares of common stock in our private placement. See “Transactions with Selling Shareholders” beginning on page 12 of this prospectus for further details. At June 30, 2007, we had 53,192,612 shares of common stock issued and outstanding.

	Before Offering		After Offering
	Total Number of
	Shares	Percentage		Shares Owned	Percentage of
	Beneficially	of Shares	Number of	After	Shares owned
Name	Owned	Owned(1)	Shares Offered(2)	Offering(3)	After Offering
AGF Canadian Stock Fund (4)	1,124,750	2.11%	1,124,750	-	*
Anthony Jackson c/o Winslow Management				2,000	*
Company (5)	6,620	*	4,620
Banque Privee Edmond de Rothschild Europe (6)	220,000	*	220,000	-	*
BTR Global Arbitrage Trading Limited (7)	714,100	1.34%	562,100	152,000	*
BTR Global Opportunity Trading Limited (8)	770,000	1.45%	770,000	-	*
Butterfield Bank (Guernsey) Limited as Custodian of				-	*
the Maple Leaf Canada Fund (9)	27,500	*	27,500
Canada Pension Plan Investment Board (10)	2,000,020	3.76%	2,000,020	-	*
Clarion Investments Ltd. (11)	55,000	*	55,000	-	*
Cormark Securities, Inc. (12)	159,091	*	159,091	-	*
Daniel Weinberg Family LLC (5)	67,320	*	45,320	22,000	*
David Hayhoe	3,300	*	3,300	-	*
David M Farrell Trust (5)	164,320	*	112,420	51,900	*
David R Page Revocable Trust (5)	17,780	*	11,880	5,900	*
Dundee Securities Corp. (13)	1,919,591	3.50%	1,681,591	238,000	*
Farrell Distributing Corporation Pension Plan (5)	307,490	*	72,490	235,000	*
Flatiron Capital (14)	506,000	*	506,000	-	*
Flatiron Capital (15)	44,000	*	44,000	-	*
Great Lakes Protection Fund (5)	68,150	*	18,150	50,000	*
IG AGF Cdn Growth Class (4)	8,140	*	8,140	-	*
IG AGF Cdn Growth Fund (4)	330,770	*	330,770	-	*
Interward Capital Corporation (16)	119,460	*	119,460	-	*
Jeffrey Stromberg	5,500	*	5,500	-	*
Jupiter Green Investment Trust (5)	233,730	*	186,230	47,500	*
Katharine M Preston c/o Winslow Management				1,700	*
Company (5)	5,330	*	3,630
Keystone Equity Fund (4)	36,190	*	36,190	-	*
Liechtensteinische Landesbank AG (17)	124,960	*	124,960	-	*
Michelle Marean c/o Winslow Management				2,900	*
Company (5)	8,180	*	5,280
MMCAP International Inc. SPC (18)	749,980	1.41%	749,980	-	*
Needmor Fund (5)	17,200	*	2,200	15,000	*
Peter Mills	2,200	*	2,200	-	*
Platinum Partners Value Arbitrage Fund LP (19)	220,000	*	220,000	-	*
Plato Consulting Inc. (20)	127,000	*	22,000	105,000	*
RBC Dexia Investor Services Trust ITF Account:				-	*
Marquest Investment Counsel (21)	279,400	*	279,400
RBC Dexia Investor Services Trust ITF Account:				-	*
Marquest Investment Counsel (21)	72,600	*	72,600
RBC Global Resources Fund (22)	1,350,020	2.54%	900,020	450,000	*
Redwood Long Short Fund (23)	5,500	*	5,500	-	*
Rockhaven Holdings Ltd (24)	33,000	*	33,000	-	*

Ronald Farrell Trust (5)	88,670	*	61,270	27,400	*
Samuel S and Linda J Emerson (5)	22,720	*	15,620	7,100	*
Scenic Hudson Inc. (5)	109,700	*	29,700	80,000	*
Scotia Cassels Investment Counsel Ltd as agent				-	*
Scotia Canadian Growth Fund (25)	250,030	*	250,030
Spartan Fund LP (26)	33,000	*	33,000	-	*-
Toll Cross Securities Inc. (27)	136,363	*	136,363	-	*-
War 1 (5)	18,640	*	12,540	6,100	*
Waterfall Vanilla LP (23)	77,000	*	77,000	-	*
Waterfall Vanilla Master Fund Ltd (23)	42,570	*	42,570		*
Winslow Green Growth Fund (5)	3,349,000	6.30%	649,000	2,700,000	5.08%
Winslow Hedge Fund LP (5)	349,650	*	144,650	205,000	*
TOTALS	16,143,535		11,977,035	4,166,500

*	Represents less than one percent of the outstanding common stock.

(1)

All percentages are based on 53,192,612 shares of common stock issued and outstanding on June 30, 2007. In the event a registration statement is not effective by November 5, 2007, the purchasers in the private placement that closed on June 5, 2007 are entitled to receive as liquidated damages 0.1 common shares for each common share purchased, or an aggregate of 909,090 common shares, which would result in 54,001,702 common shares being issued and outstanding.

(2)

In the event the registration statement is not effective by November 5, 2007, the purchasers of common stock in the June private placement are entitled to receive as liquidated damages 0.1 common shares for each common share purchased. The shares which may be issued pursuant to the liquidated damages provisions are triggered are included in the number of shares held by those selling shareholders entitled to receive them.

(3)

This table assumes that each shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Shareholders are not required to sell their shares. See “Plan of Distribution” beginning on page 12 .

(4)

Representatives of this securityholder have advised us that AGF Funds Inc. is the manager of this fund and consequently has voting control and investment discretion over the common stock held by this securityholder. Martin Hubbes is the natural person with voting and dispositive power with respect to the common stock held by this security holder. Representatives of this security holder have advised us that this security holder is an affiliate of a U.S. registered broker-dealer; however, this security holder acquired the notes in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the securities.

(5)	Representatives of this securityholder have advised us that Jackson Robinson is the natural person with voting and dispositive power with respect to the common stock held by this security holder.
(6)

Representatives of this securityholder have advised us that Thomas Lalevée, David Goedert, Eric Guerrier and Luigi Stefaneffi are the natural persons with voting and dispositive power with respect to the common stock held by this security holder. Transactions require approval from two individuals.

(7)	Representatives of this securityholder have advised us that Brad White is the natural person with voting and dispositive power with respect to the common stock held by this security holder.
(8)	Representatives of this securityholder have advised us that Danny Guy is the natural person with voting and dispositive power with respect to the common stock held by this security holder.
(9)

Representatives of this securityholder have advised us that the following individuals are the natural persons with voting and dispositive power with respect to the common stock held by this security holder: Robert Stead Moore, John Benedict Stuart, Sadie Jayne Podmore, Marie Elizabeth Swift, Heidi Louise Le Moignan, Rachel Deborah Stow, Suzanne Margaret Woodhard, Catherine Anne Paul, Mandy Jayne Lindsay, Victoria Jayne Passmore, Maxine Ann Vaudin, Delen Elizabeth Batiste, Stephanie Anne Davies, Lisa Rose Mear, Lynn Ferry, Linda Copeland, Katherine Ann de Darteret and Julie Louise Alderton. Transactions require approval from two individuals.

(10)

Representatives of this securityholder have advised us that the following individuals are the natural persons with voting and dispositive power with respect to the common stock held by this security holder: Donald M. Raymond, Daniel Chiu, George Barkas, James Bolen, Chris Pinkney, Richard Kubowicz, Martin Flaemrich, Norman Jackson, Vincent Cote, William Chan, Neil Lusby, Darryl Mackenzie, Charles-Lucien Myssie, Jordan E. Tang, Themios Theofilopoulos, Mark Horbal, David Mitchell, and Chris Rowan.

(11)	Representatives of this securityholder have advised us that Gordon Clements is the natural person with voting and dispositive power with respect to the common stock held by this security holder.
(12)

Includes 159,091 shares of common stock issuable upon exercise of warrants. The warrants are exercisable for 18 months at $2.08 per share. Representatives of this securityholder have advised us that Jeff Kennedy and Marc Murnaghan are the natural persons with voting and dispositive power with respect to the common stock held by this security holder. This selling shareholder acquired the securities as compensation for underwriting activities in the June 2007 private placement and is affiliated with a registered broker-dealer. In connnection with the June 2007 private placement, this security holder only conducted underwriting activities outside of the United States Underwriting activities in the United States were conducted by registered broker-dealers.

(13)

Includes 159,091 shares of common stock issuable upon exercise of warrants. The warrants are exercisable for 18 months at $2.08 per share. Includes 1,472,500 shares of common stock issuable upon exercise of warrants. The warrants are exercisable until April 3, 2008 at Cdn$1.00 per share. Representatives of this securityholder have advised us that David Anderson and Brett Whalen are the natural persons with voting and dispositive power with respect to the common stock held by this security holder. This selling shareholder acquired the securities as compensation for underwriting activities in private placements and is affiliated with a registered broker-dealer. In connnection with the private placements, this security holder only conducted underwriting activities outside of the United States Underwriting activities in the United States were conducted by registered broker-dealers.

(14)

Representatives of this securityholder have advised us that Parm Kalirai, Michelle Moore, and Steve Duenkler are the natural persons with voting and dispositive power with respect to the common stock held by this security holder. Transactions require approval from two individuals.

(15)

Representatives of this securityholder have advised us that Parm Kalirai, Michelle Moore, and Steve Duenkler are the natural persons with voting and dispositive power with respect to the common stock held by this security holder. Transactions require approval from two individuals.

(16)

Representatives of this securityholder have advised us that Maxwell Ward and Kim Ward are the natural persons with voting and dispositive power with respect to the common stock held by this security holder.

(17)

Representatives of this securityholder have advised us that the following individuals are the natural persons with voting and dispositive power with respect to the common stock held by this security holder: Dr. Hans-Werner Gassner, Dr. Michael Ritter, Dr. Josef Fehr, Elfried Hasler, Norman Oehri, Daniela Aebi, Fredi Aebi, Michael Aebli, Natalia Aebli-Spinatsch, Anneliese Alber, Dr. Martin Alge, Elisabeth Allemann, Thomas Allemann, Michael Amann, Kornelia Armbrecht, Yvonne Bachmann, Sandra Ballweber, Monika Banzer, René Bär, Claudia Bargetze, Roland Bartholet, Andreas Batlogg, Daniela Baumann, Ferdi Beck, Karin Beck, Peter Beck, Melanie Beck-Blum, Alexander Bell, Gebhard Berchtel, Marianne Beusch, Ali Biçer, Stefan Bieberschulte, Jan Biedermann, Matthias Biedermann, Ralph Bieri, Corina Bigger, Claudia Billet-Toldo, P. Daniel Bischof, Andrea Blöchlinger, Jutta Boll-Hermann, Monica Bortolotti Hug, Edgar Bossard, Robert Breuss, Wilfried Breuss, Bernhard Brotzer, Daniel Brunhart, Rita Brunhart, Nadja Bucceri, Anja Büchel, Ivo Büchel, Karl Büchel, Marion Büchel, Monika Büchel, Monika Büchel-Beck, Gérard Buchter, Maria-Theresia Bucsics, Silvana Buol-Zimmermann, Fabian Bürzle, Heini Bürzle, Nicole Bürzle, Marc Caggiula, Alexi Calonder, Willi Caluori, Barbara Cames-Allgäuer, Marlis Casanova, Cilly Cavallaro, Belma Cemo, Bernd Cesa, Roberto Chapuis, Giuseppe, Vitaly Dashin, Arinette De Carlo, Romeo De Carlo, Giuseppina De Vito, Othmar Dendorfer, Sarina Dergias, Bernd Eberle, Günther Eberle, Normann eberle, Werner Eberle, Petra Eggenberger-Hug, Othmar Eicher, Anja Elsner, Herbert Ender, Heinz Eppenberger, Alexander Erhart, Anton Federer, Stefan Federer, Bernhard Federspiel, Susanne Feger-Zett, Yvonne Fehr, Manfred Fetz, Patrick Feurstein, Sandy Foser, Rolf P. Fehner, Erwin Frei, Jürgen Frei, Adrian Frick, Claudia Frick, Margrit Frick, Markus Frick, Michelle Frick, Renato Frick, René Frick, Monika Frommelt, Simon Frommelt, Walter Frommelt, Willi Frommelt, Jacqueline Gadient, Sylviane Gantenbein, Lioba Gantner, Dr. Birgitta Gassner, Hulda Gassner, Marc Gehrig, Tanja Gehrig, Patrik Gerner, Renate Gerner, Claudia Gerner-Beck, Rosemarie Good-Bürzle, Barbara Goop, Christian Graf, Johann Graf, Alex Greber, Mary Ann Grebhardt-Klaus, Karin Gröbnitz, Manuela Gutschner, Marlies Gyger, Caroline Haldner, Eduard Hallinger, Evi Haltner-Kaiser, Othmar Hardegger, Rose-Marie Harter Wicht, Henriette Hartinger, Christian Hartmann, Margoth Hasler, marion hasler, Markus Hasler, Ekkehard Heeb, Manuela Heeb, Markus Heeb, Armin Heidegger, Karina Heidegger, Gerd Heinzle, Eliane Held, Robert Hendry, Andrea heutschi, Martin Heutschi, Walter Hinterberger, Alex Hoch, Martin Hofer, Sonja Hofer, Josef Hoop, Toni Hoop, Hans-Jürg Howald, Wolfgang Huber, Walter Huster, Markus Jäger, Claudia Jahn, Anglelika Jehle, Elsbeth Jehle, Helmut Jenne, Claude Jenni, Samuel Jenni, Josef John, Michael Jordi, Daniel Kaiser, Peter Kaiser, Verena Kaiser, Markus Kaufmann, Raphael Keck, Werner Keller, Walter Kieber, Paul Kind, Bernadette Kissling, Silke Knöbl, Ramona Kobler, Saabine Kohler, Nicole Kraft, Andrea Kranz, Jutta Kranz, Manuel Kranz, Hannes Kremmel, Franz Lampert, Günter Lampert, Rudolf Lampert, Werner Lang, Keinz Laukas, Kaspar Limacher, Christoph Lingg, Renate Linseder, Franziska, Mäder Franziska, Michael Mandl, Cornelia Märki, Hanspeter Märki, Dr. Graziella Marok-Wacheter, Thomas Marte, Norman Marxer, Peter Marxer, Renate Marxer, Sandra Marxer, Stefan Marxer, Astrid Matt, Bruno Matt, Daniela Matt, Hermann Matt, Rita Matt, Roland Matt, Wolfgang Matt, Daniela Mätlzer, Michaela Mätlzer, Rita Mätlzer, Roland Mauser, Andreas Meier, Denise Meier, Werner Meier, Dario Meuli, Jessica Mock, Reto Möhr, Christel Möhr-Foser, Josiane Moll, Cornelia Moosbrugger, Hubert Müller, Urs Müller, Josef Nachbauer, Alexandra Nägele, Ingrid Nägele, Claudia Näscher, Siegbert Näscher, Werner Näscher, Stefan Naundorf, Mario Negele, Sonja Negele-Renner, Peter Netzer, Silvia Niederhauser, Christel Nigg, Martin Nigg, Myiam Nigg, Hanspeter Nipp, Werner Noll, Marcel Noser, Christoph Nutt, Claudia Odermatt, Andre Oehler, Martin Oehry, Ernst-Erich Ospelt, Gabriela Ospelt, Kurt Ospelt, Ewa Pawlowska, Marco Peng, Martin Peter, Roland Pfiffner, Wolfgang Pichler, Daniela Pompilii, Hanspeter Portmann, Robert Rastner, Alex Rehak, Doris Rehwinkel, Irene Riesch, Werner Rissi, Dr. Daniela Ritter, Michael Ritter, Emil Röckle, Esther Röckle, Veronika Rossettini, Walter Rothmund, Martin Ruhm, Evi Rusch, Thomas Rutz, Marcel Rutzer, Nicole Rutzer-Frick, Christian Sander, Vojislav Savic, Patricia Schächle, Enrico Schädler, Franz Schädler, Karl Schädler, Markus Schädler, Peter Schädler, Pius Schädler, Werner Schaedler, Simon Schelling, Bernd Schloms, Stephan Schmidle, Daniel Schmucki, Stephan Schneider, Walter Schneider, Margot Schnider, Gerti Schnider-Jehle, Barbara Schöch, Marc Schocher, Markus Schoder, Jon Schrager, Roland Schreiber, Monique Schurti, Gerhard Seger, Silvia Seger-Wachter, Willi Segmüller, Petra Seitz, Dr. Cyrill Sele, Arthur Senn, Giuseppe Sestito, Andreas, Erika Spartano, Edeltraut Sprenger, Theodor Stäuble, Karin Stock Müntener, Enrique Stricker, Rosi Süess, Stefan Szeverinski, Claudia Telser, Bertram Terzer, Karin Thaler, Hans A. Thöny, Mario Thöny, Werner Thöny, Benno Thür, My Tran, Michael Triet, Manfred Uhlmann, Emil Ulmann, Markus Urech, Flurin Valaulta, Annarös Vedana, Michael Verling, Susanna Verling, Roland Vogler, Alois Vogt, Bruno Vogt, Michael Vogt, Stefan Vogt, Yvonne Vogt, Herbert Wachter, Rita Walch, Lars-Peter Wallner, Dr. Gerhard Walser, Andrea Wanger, Kurt Wanger, Patrick Weder, Klaus Weithaler, Carmen Wenaweser-Vogt, Irene Wenk, Ida Widmer, Jasmin Widmer, Erica Wille, Hermann Wille, Katrin Wille, Patrick Wille, Peter Willi, Dr. Boris Wistawel, Rico Wittwer, Karin Wolfinger, Gerhard Wund, Tara Wüthrich, Bruno Zanetti, Draio Zeller, Marlies Zeller, Waldemar Zeller, Alfons Zenhäusern, Ruth Zenhäusern, Nadja Zessack, Barbara Zogg, Eduard Zorc, and Stefan Zünd. Transactions require approval from two individuals.

(18)	Representatives of this securityholder have advised us that Matthew MacIsaac is the natural person with voting and dispositive power with respect to the common stock held by this security holder.
(19)

Representatives of this securityholder have advised us that Mark Alan Nordlicht and Clive Ginsberg are the natural persons with voting and dispositive power with respect to the common stock held by this security holder.

(20)	Representatives of this securityholder have advised us that William E. Burt is the natural person with voting and dispositive power with respect to the common stock held by this security holder.
(21)	Representatives of this securityholder have advised that Gerald L. Brockelsby is the natural person with voting and dispositive power with respect to the common stock held by this security holder.
(22)

Representatives of this securityholder have advised us that Christopher Beer is the natural person with voting and dispositive power with respect to the common stock held by this security holder. Representatives of this security holder have advised us that this security holder is an affiliate of a U.S. registered broker-dealer; however, this security holder acquired the notes in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the securities.

(23)

Representatives of this securityholder have advised us that Andrew McCreath of Waterfall Investments Inc. is the natural person with voting and dispositive power with respect to the common stock held by this security holder.

(24)

Representatives of this securityholder have advised us that Max Ward and Kim Ward are the natural persons with voting and dispositive power with respect to the common stock held by this security holder.

(25)

Representatives of this securityholder have advised us that Maxwell Ward and Kim Ward are the natural persons with voting and dispositive power with respect to the common stock held by this security holder.

(26)

Representatives of this securityholder have advised us that Robert Celey and David Jarvis are the natural persons with voting and dispositive power with respect to the common stock held by this security holder.

(27)

Includes 136,363 shares of common stock issuable upon exercise of warrants. The warrants are exercisable for 18 months at $2.08 per share. Representatives of this securityholder have advised us that Rodger Gray, President, Marc Bouchard, Chairman, and Steve Somodi, Chief Financial Officer are the natural persons with voting and dispositive power with respect to the common stock held by this security holder. This selling shareholder acquired the securities as compensation for underwriting activities in the June 2007 private placement and is affiliated with a registered broker-dealer. In connnection with the June 2007 private placement, this security holder only conducted underwriting activities outside of the United States Underwriting activities in the United States were conducted by registered broker-dealers.

Each of the selling shareholders has represented to us that it is not a broker-dealer. Further, each of the selling shareholders has represented to us that it is not affiliated with any broker-dealer in the United States, other than AGF Canadian Stock Fund, Cormark Securities, Inc., Dundee Securities Corp., IG AGF Cdn Growth Class, IG AGF Cdn Growth Fund, Keystone Equity Fund, RBC Global Resources Fund and Toll Cross Securities Inc., each of which is affiliated with a registered broker-dealer in the United States. Except as otherwise provided in this prospectus, none of the selling shareholders are affiliated or have been affiliated with us, any of our predecessors or affiliates during the past three years.

Transactions with Selling Shareholders

On June 5, 2007, we completed a private placement of 9,090,900 shares of common stock at a price of Cdn$2.20 ($2.07) per share, for gross proceeds of Cdn$19,999,980 ($18,859,009). The sale of shares was pursuant to the exemption from registration provided under Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended. Upon completion of the placement, our company had 53,092,612 shares issued and outstanding. In the event a registration statement is not effective by November 5, 2007, the purchasers in the private placement are entitled to receive as liquidated damages 0.1 common shares for each common share purchased, or an aggregate of 909,090 common shares, which would result in 54,001702 common shares being issued and outstanding, or a dilution of 1.7% .

Cormark Securities Inc., Dundee Securities Corporation and Toll Cross Securities Inc. have been paid an aggregate cash fee of Cdn$999,999 ($942,950), representing 5% of the aggregate gross proceeds from the offering, and have been issued broker warrants to purchase up to 454,545 common shares of our company at US $2.08 exercisable for 18 months.

In connection with the offering, we agreed to file a registration statement with the SEC no later than July 30, 2007 and use commercially reasonable efforts to cause it to become effective and remain effective for two years. In the event the registration statement is not effective by November 5, 2007, the purchasers are entitled to receive as liquidated damages 0.1 common shares for each common share purchased.

As a result of a private placement completed on April 3, 2006, Dundee Securities Corporation has been paid an aggregate cash fee of Cdn$1,522,500 ($1,299,283), representing 7% of the aggregate gross proceeds from the offering, and have been issued broker compensation options to purchase up to 1,522,500 common shares of our company at Cdn$1.00 ($0.85) exercisable for 24 months, of which 50,000 shares have been purchased upon exercise of the warrant.

The proceeds of the private placement will be used for the ongoing development and exploration at their Raft River and Neal Hot Springs projects, and for general corporate working capital purposes.

PLAN OF DISTRIBUTION

Each selling shareholder of our common stock and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCBB or the TSX or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

purchases by a broker dealer as principal and resale by the broker dealer for its account;

an exchange distribution in accordance with the rules of the applicable exchange; privately negotiated transactions;

settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

broker dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

a combination of any such methods of sale;

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker dealers engaged by the selling shareholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling shareholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the Common Stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed our company that it does not have any written or oral agreement or understanding, directly or indirectly, with any underwriter or other person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups that, in the aggregate, would not exceed customary fees and commissions.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock by the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling shareholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

We agreed to keep this prospectus effective until the earlier of (i) June 5, 2009, or (ii) such time as all shares covered by the registration statement have been sold publicly. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. We have advised each selling shareholder that it may not use shares registered under this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the SEC. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF THE BUSINESS

Overview

Development of Business

Geo-Idaho was formed as an Idaho corporation in February 2002 to conduct geothermal resource development. On March 5, 2002 Geo-Idaho entered into a letter agreement with the previous owner, pursuant to which Geo-Idaho agreed to acquire all of the real property, personal property and permits that comprised the owner’s interest in the Raft River project. We generally refer to this real and personal property interests as the “Vulcan Property”. On December 3, 2002 the letter agreement was replaced by a formal agreement with the previous owner, which provided for the acquisition, in stages, of 100% of the Vulcan Property in consideration for shares and warrants of Geo-Idaho and cash payments to or on behalf of the previous owner of up to $600,000 (for 100% of the Vulcan Property). Geo-Idaho also agreed that, as a condition to completing the purchase of and as an owner of the Vulcan Property, it would work to advance the Raft River Project by expending at least $200,000 for a work program (which has since been completed). By August 1, 2005, Geo-Idaho had paid the previous owner $617,000 in securities and cash payments, and had completed the work program, to bring its percentage ownership in the Vulcan Property to 100%.

Our company and Geo-Idaho entered into a merger agreement on February 28, 2002, which was amended and restated on November 30, 2003, and closed on December 19, 2003. In accordance with the merger agreement, we acquired Geo-Idaho through the merger of Geo-Idaho with a wholly-owned subsidiary, EverGreen Power Inc., an Idaho corporation formed for that purpose. Geo-Idaho is the surviving corporation and the subsidiary through which we conduct operations. As part of this acquisition, we changed our name to U.S. Geothermal Inc. Because the former Geo-Idaho shareholders became the majority holders of our company, the transaction is treated as a “reverse takeover” for accounting purposes.

We intend to develop the Raft River project in two or more phases. For Phase 1 of development at Raft River, we intend to commercialize the existing production wells and energy field by construction and operation of a 13 megawatt binary cycle geothermal power plant that will provide the energy to be delivered under a power purchase agreement with Idaho Power Company. We have signed an engineering, procurement and construction agreement for the first power plant, and bids were solicited from and contracts entered into with several engineering firms to provide engineering, procurement and construction services on all remaining aspects of Phase 1 that are not included in this agreement. Final engineering, equipment procurement and construction was anticipated to take approximately 16 to 18 months from April 25, 2006, and the initial power plant is anticipated to begin full commercial production by late December 2007 or early January 2008. The total Phase 1 construction and development costs are expected to be between $39 and $41 million for the construction of a geothermal power plant capable of producing 13 megawatts of power. We have completed project financing for Phase 1 of the Raft River project, whereby Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group Inc., contributed $34 million in cash and we have contributed $5 million in cash and approximately $1.5 million in production and injection wells and geothermal leases to Raft River Energy I LLC, the Phase 1 project joint venture company.

It is anticipated that Phase 2 will involve the construction and operation of two additional 13 megawatt power plants. Strong regional interest in geothermal power has resulted in several utilities entering into discussions with us to purchase the electrical power output from the two additional plants. Subject to drilling confirmation of the availability of sufficient geothermal resource, the output from all three power plants at Raft River could be as much as 39 megawatts. We anticipate that the Unit 2 power plant may utilize the geothermal resource within the Unit 1 joint venture boundaries. Without the agreement and consent of our Unit 1 joint-venture partner, Raft River Holdings, we cannot fully develop the Unit 1 geothermal resource without incurring increased development costs and delays. We anticipate that Unit 3 power plant may utilize the geothermal resource outside of the Unit 1 joint venture area. We will require new financing arrangements to complete the development of additional power plant units. No decision has been made yet to proceed onto Phase 2 (Units 2 and 3) and the decision to do so is dependent on the successful development drilling results yet to be undertaken at Raft River.

Announced on September 5, 2006, property for a second geothermal project at Neal Hot Springs in eastern Oregon near the Idaho border was acquired by the Company. The new property consists of 8.5 square miles of geothermal energy and surface rights and was leased from a private, third party. The lease has a 10 year primary term with annual minimum lease payments as follows:

Year 1: $15,000

Year 2: $20,000

Year 3: $25,000

Year 4: $30,000 and thereafter

The minimum amount payable over the course of the lease is $270,000. Maximum amounts payable will depend upon royalties on production from the property. The property has an identified geothermal resource and was recently made part of U.S. Geothermal’s submittal to Idaho Power Company’s Request for Proposals for electricity produced from geothermal sources.

On February 6, 2007, a lease was entered into with Cyprus Gold Exploration Corporation (“Cyprus”), a subsidiary of Phelps Dodge Corporation (NYSE: PD), for an undivided interest in geothermal rights associated with 4,760 acres (7.4 square miles) at Neal Hot Springs. The lease has a primary term of 10 years with annual minimum lease payments as follows:

Year 1: $6,000

Years 2008-2011: $4,000

Years 2012-2016: $8,000

The minimum amount payable over the course of the lease is $52,000. Maximum amounts payable will depend upon royalties on production from the property. This lease adds 758 acres (1.2 square miles) of new area to the lease announced on September 5, 2006, and overlaps both surface and undivided geothermal rights that were previously acquired at the site.

Royalty rates vary from lease to lease but generally are between 2 to 3 percent of the gross energy sales or are 10 percent of the net profits from power sales after deducting all costs including capital recovery and financing costs.

We continue to look for additional opportunities to expand our holdings of surface and geothermal rights in this area.

Plan of Operations

Our company’s plan of operations for the next 12 months includes the following elements:

Complete plant construction for the Raft River Unit 1 power plant. The Unit 1 power plant is currently being constructed under a fixed price, guaranteed delivery date contract and is about 95% complete. The plant is expected to be complete during the fourth quarter of 2007 with an initial turbine roll having occurred in October. The plant will undergo several months of performance testing and final construction completion.

Begin commercial power generation at Raft River Unit 1. The plant operations must undergo certification by an independent engineer and is expected to achieve commercial operations in late December 2007 or early January 2008.

Negotiate RFP full output contracts with Idaho Power Company for planned Units 1 and 3 at Raft River and Units 1 and 2 at Neal Hot Spring. Currently negotiations are ongoing and are proceeding in a productive manner. We have recently signed an agreement with Idaho Power converting the existing Unit 1 contract into a full output 13 megawatt contract. The parties expect to be able to use the new contract as a template for the planned Unit 3 at Raft River and Units 1 and 2 at Neal Hot Springs. The parties signed the new contract in September 2007 which will be submitted to the Idaho Public Utilities Commission for their approval.

Negotiate full output contract with Eugene Water and Electric Board for Raft River planned Unit 2. These negotiations are ongoing. General terms have been agreed upon and now specific contract details are being worked out. The parties anticipate concluding the negotiations by year-end 2007.

Conduct an expanded geoscience program to target new production zones at Raft River. With the recent hiring of a new geologist we expect that the additional mapping, surface analysis, magnetic and gravity studies and reservoir modeling can proceed in the month of October 2007.

Plan, permit and drill production and injection wells for Raft River Unit 2. Planning has been complete and permit work is currently underway. Drilling is dependent on sourcing a drill to hire for the work. The planned date to mobilize a drill to the Raft River site has not been set but will occur after bidding for and selecting a drilling contractor and the successful completion of the Unit 1 power plant start up and commissioning which is slated for late December 2007 or early January 2008. The drilling work is expected to take approximately 6 months.

Plan, permit and drill initial wells at Neal Hot Spring. Planning is complete and permitting is currently underway for drilling initial wells. Permits are expected within two months. The drilling work is expected to begin after the drilling at Raft River Phase 2 is complete. The drilling work is expected to continue for approximately 3 months.

Continue to seek and acquire additional geothermal resource properties and/or operations. This work is of an ongoing nature based on review and discussions of various opportunities that are presented to the company.

Cash Requirements Next Six Months

We believe our cash and liquid investments at June 30, 2007, added to our recent private placement completed June 5, 2007, is adequate to fund our general operating and development activities through March 31, 2009. We obtained project capital to construct Raft River power plant through a partnership arrangement. Through the arrangement, equity funds of approximately $34 million were made available for the construction of the project. Total capital expenditures for the phase one project are currently estimated to be between $39 and $41 million. The majority of the funds needed for the project will be provided by existing funds and through the partnership arrangement. If additional funds are needed, we anticipate that the equity may be raised through the issuance of shares, exercise of existing outstanding warrants, and/or through the sale of ownership interest in tax credits and benefits.

Material Acquisitions/Development

The main power island of the power plant’s construction is under the direction of Ormat Nevada Inc., a subsidiary of Ormat Technologies Inc. (“Ormat”). Additional associated construction activities including the pipelines, transmission connection and production pump installation are under the direction of our company with services being provided by contractors. Plant and project construction is proceeding on schedule and budget. This element of the Raft River project is expected to be fully functional and online in late December 2007 or early January 2008:

Industrial Builders of Ontario, Oregon was awarded the mechanical construction contract by Ormat, began fabrication work in February and is assembling the plant components.

The electrical construction contract was awarded to Merit Electric Incorporated in May.

All major power plant equipment has been delivered to the site and set on foundations.

Piping and electrical connections are proceeding on schedule.

The control room and motor control center building has been erected and switch gear installed.

The cooling tower is approximately 95% complete.

The geothermal injection pumps and motors have been set in place.

High voltage interconnection to Bonneville Power Administration substation with Idaho Power Company and Raft River Electrical Co-operative metering is nearing completion.

In addition, Raft River Rural Electric Cooperative has finished construction of the 3.2 -mile power transmission line that connects the power plant to the Bonneville Power Administration substation at Bridge, Idaho. Equipment upgrades to the substation including a breaker, relays, and communications systems are underway.

We awarded a $1.3 million dollar contract to ITT Industries/Goulds Pumps to provide three line-shaft geothermal production pumps for the project. All three pumps are installed in the wells and are being connected to the system.

The well improvement drill program, which began in August 2006, has been competed. Four existing wells were enhanced either by deepening or adding directional legs to improve their production or injection characteristics. Two new wells were drilled to expand the geothermal resource for the planned second 13 megawatt net output power plant at Raft River. Resource utilization studies have determined that production well RRG-3 will be converted to an injection well and that injection well RRG-7 will be converted to a production well. The hot fluid production capacity of each of the wells was determined from the results of historical flow tests using estimates provided by the independent engineering and reservoir consultant firm GeothermEx of Redmond, CA. The Company is currently conducting additional well field pump and flow tests to gather more information about the production and injection capacity of the wells to be able to refine the pump settings and determine the final number of wells required to be placed in service for the fueling of the 13 megawatt power plant.

On August 9, 2006, we completed project financing for Unit 1 of the Raft River project. In connection with the project financing, we entered into (i) the Membership Admission Agreement, dated August 9, 2006, among Raft River Energy I LLC, a Delaware limited liability company, us and Raft River I Holdings, LLC, a Delaware limited liability company, (ii) the Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of August 9, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and us, and (iii) the Management Services Agreement, dated as of August 9, 2006, between Raft River Energy I LLC and U.S. Geothermal Services, LLC, a Delaware limited liability company and our wholly-owned subsidiary. Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group Inc., will contribute in staged payments a total of $34 million in cash and we will contribute $5 million in cash and approximately $1.5 million in production and injection wells and geothermal leases to Raft River Energy I LLC, the Phase 1 project joint venture company.

Pursuant to the Management Services Agreement, we will provide operating and management services to Raft River Energy I LLC. We expect to receive annual cash distributions up to $1.6 million each year for the first four project years pursuant to the Management Services Agreement and the Amended and Restated Operating Agreement. The cash distributions made to us will come from four sources: income-related cash distributions from our investment in Raft River Energy I LLC, royalty income from our energy leases to Raft River Energy I LLC, a management fee for providing operating and maintenance services, and lease income from our cooling water leases to Raft River Energy I LLC. After the first four years, we will receive a nominal percentage of the distributable Raft River Energy I LLC cash flow until a specified rate of return is achieved by our partner, at which time we will receive a little more than half of the distributable cash flow. If we develop the economic equivalent of 30 megawatts of power sales during the initial 20-year term of the power purchase agreement then, at the end of year 20, our share of the distributable cash flow increases to a significant majority of cash flow for the remainder of the Phase I project life.

The development of Raft River is occurring in phases with Phase I currently underway. We expect Phase I to be complete by late December 2007 or early January 2008. Phase II is a planned expansion of the project to add additional power plant units. Phase II is dependent on successful resource drilling. We will make the decision to proceed to Phase II based on the successful implementation of Phase I and upon analysis of the results of the planned drilling program currently expected to begin in later December 2007 or early January 2008. Some Phase II drilling has already occurred as an extension of drilling work conducted during the development of Phase I.

On May 25, 2006, we signed a drilling contract with Union Drilling for the re-work of four of the wells previously drilled for Phase I, and for the drilling of two additional wells to be included in Phases I and II of the Raft River project. The total cost of Phase I and II drilling completed by Union Drilling was approximately $16,600,000 and has been completed, with $5 million attributed to the Phase I project and $11.6 million attributed to the development of production and injection well capacity for a proposed second 13 megawatt power plant unit under consideration for development in Phase II. The results of current well test work are expected to determine the amount of potential well production actually needed for the Phase I power plant.

Regarding the planned output from Phase II, on February 22, 2006, we received and signed a letter of intent from Eugene Water and Electric Board, of Eugene, Oregon, for Eugene Water and Electric Board’s purchase of the full 13 megawatt electrical output from a second power plant. We are currently negotiating a draft power purchase agreement with Eugene Water and Electric Board and expect to finalize it by no later than the end of 2007. The total output from the current Unit 1 and the planned Unit 2 of the Raft River power plants will be 26 megawatts from two plants, instead of the originally planned 30 megawatts from three plants, resulting in substantial capital and operating cost savings through improved economies of scale

We will seek additional power purchase agreements for future phases, which may involve drilling new wells and determining the production capacity of those wells for additional plant construction. At this time it is not possible to estimate if or when future wells will be drilled. Future phases may involve additional power purchase agreements with Idaho Power Company or other utilities in the service area and may or may not include terms similar to the Phase 1 power purchase agreement.

The factors that determine the viability of geothermal projects in general include the site’s location relative to a power transmission line and the available capacity of that line, the temperature of the hydrothermal resource with resources greater that 250 degrees Fahrenheit currently preferred, the depth from surface to the hydrothermal resource with depths shallower than 7,000 to 8,000 feet currently preferred, the location of the property relative to the power market with preference given to states that have renewable portfolio standard legislation in place, and the location of the site relative to protected public lands and other features including wildlife habitat and flora and fauna species with preference to areas where drilling and development will have minimal impact.

The Raft River is located very near a 120 megawatt transmission line that has sufficient excess capacity for initial development of the first 39 megawatts of production. The temperature of the hydrothermal resource at Raft River averages between 270 and 300 degrees Fahrenheit. The resource is located between approximately 4,500 and 5,500 feet in depth below surface. Most of the Raft River resource is contained on private ground that has traditionally been used for limited hay growing and other farming operations or is open rangeland. The area does not have any protected species issues and is considered to be a viable location for power plant development.

The Neal Hot Springs project is located about 11 miles from a main transmission line and will require construction of a line to connect to the main line. Idaho Power Company completed a study that shows that the line can be constructed and are currently studying the capacity issues related to the main line. The production temperature of the Neal Hot Springs resource area is still subject to final verification by drilling but has been estimated using chemical analysis to have a potential range of between approximately 300 and 350 degrees Fahrenheit at depth. The expected depth to the production zone from surface has been shown by previous drilling conducted by third parties in the 1970’s to be between 2,500 and 4,500 feet. The project is located within Idaho Power Company’s service area and has access to this market. The site is largely located on private land and there are no protected species issues identified.

In the event we fail to develop additional commercially viable geothermal resources at Raft River then the project will be limited to the current Unit 1 power plant. In the event we fail to develop commercially viable resources at Neal Hot Springs then the drilled wells will be reclaimed and the project dropped. We are seeking opportunities for additional geothermal resources for which exploration has been completed or well advanced but cannot be certain that additional properties will be acquired.

Employees

At August 31, 2007, our company had 19 full-time employees (10 – administrative and project development, 9 – field and plant operations). During the last fiscal period, the Chief Executive Officer and Chief Financial Officer positions were increased from part-time to full time. Two additional administrative positions were added for accounting, financial reporting and systems documentation. We have added 7 field and plant operating employees as part of the on-going operating requirements of the first power plant. We also continuously considers acquisition opportunities; if we are successful in making acquisitions, additional management and administrative staff may be added.

We did not experience any labor disputes or labor stoppages during the current fiscal year.

Principal Products

Upon reaching commercial production, the principal product will be based upon electrical power produced from the utilization of geothermal resources. The primary product will be the direct sale of power generated by our interests in our geothermal power plants. Some revenues will be earned through consulting and management fees obtained for our services provided to other interests. All power plants currently being considered and currently under construction are for sites in the Pacific Northwest of the United States of America.

Sources and Availability of Raw Materials

Geothermal energy is natural heat energy stored within the earth’s crust at economically accessible depth. In some areas of the earth, economic concentrations of heat energy result form a combination of geological conditions that allow water to penetrate into hot rocks at depth, become heated, and then circulate to a near surface environment. In these settings, commercially viable extraction of the geothermal energy and its conversion to electricity become possible and a “geothermal resource” is present.

There are four major components (or factors) to a geothermal resource:

Heat source and temperature – The economic viability of a geothermal resource is related to the amount of heat generated. The higher the temperature, the more valuable the geothermal resource is.

Fluid – A geothermal resource is commercially viable only when the system contains water and/or steam as a medium to transfer the heat energy to the surface.

Permeability – The fluid present underground must be able to move. In general, significant porosity and permeability within the rock formation are needed to create a viable reservoir.

Depth – the cost of development increases with depth, as do resource temperatures. Closeness of the reservoir to the surface is therefore a key factor in the economic valuation of a geothermal resource.

The final product of electrical power will be directly produced through the utilization of geothermal resources; however, these resources are not a direct component of the final product. Various forms of testing have been conducted at both the Raft River, Idaho and the Neal Hot Springs, Oregon sites. All testing performed to date indicates that the resources at both sites are viable for the production of geothermal power. Unless major geological changes occur that impact the geothermal reservoirs, the condition of the existing resources is expected to remain consistent over time. Each power plant constructed will have an impact on the temperature and pressure of the tapped reservoir. The extent of this impact and the results of future drilling exploration to determine the actual extent of the reservoir will be a limiting factor on the number of plants that can be constructed at a particular reservoir.

Significant Patents, Licenses, Permits, Etc.

Our permitting activities are continuing as the project develops. All geothermal wells are permitted by the Idaho Department of Water Resources under the Idaho Geothermal Resources Act. A Conditional Use Permit for the first two power plants was issued by the Cassia County Planning and Zoning Commission on April 21, 2005. The Idaho Department of Environmental Quality issued the Air Quality Permit to Construct on May 26, 2006. The Department of Army Corps of Engineers and the Idaho Department of Water Resources, after the submittal of a joint application by our company, have determined that the Raft River project does not need to obtain a Section 404 Clean Water Act permit for the project as it is currently designed. Various other county, state and federal permits will be required for the project, including a Cassia County Building Permit.

An American Land Title Association land title survey that covers all lands owned or leased by Raft River Energy I LLC was completed, and Land America Commercial Services issued an American Land Title Association extended title insurance policy for the project on December 6, 2006.

A Wastewater Reuse Permit was issued by the Idaho Department of Environmental Quality on February 23, 2007. The Reuse permit will allow the land application of the non-contact cooling water from Unit 1 power plant cooling towers.

The Transmission Business Line has issued a categorical exclusion for modification of the existing substation from the requirements of the National Environmental Policy Act. This exclusion fulfills federal environmental permitting requirements for the substation work.

Seasonality of Business

Since we are in a developmental stage, there has been no operating trend information generated to date. When the plant is operational, seasonal changes are not expected to have a significant impact on elements that will drive operational revenues or related costs. During plant development, some construction activities could be impacted by inclement weather that can occur during the winter months.

Industry Practices/Needs for Working Capital

During the development stage of operations, high levels of working capital are committed, either directly or indirectly to the construction efforts. After normal production operations have been established, the needs of working capital are expected to be low. This assumption is primarily based upon the projected revenues and relatively low levels of expected operational expenses. We are expecting to be highly involved in development activities for the next 5 to 10 years.

Dependence on a Limited Number of Customers

Ultimately, the market for electrical power is vast; however, the number of entities that can physically, logistically and economically acquire the commodity in large quantities in our area of operations is limited. Currently, the Company has a power purchase agreement with one customer (Idaho Power Company). Negotiations are in process to sell to another customer (Eugene Water and Electric Board) and expand sales to Idaho Power Company. If the Raft River and Neal Hot Springs geothermal resource areas ultimately prove to be large scale, it is expected that the Company will add a few more direct customers. A direct customer is a utility or cooperative within the area of the project that can enter into a long-term power purchase agreement and has the financial ability to uphold the terms of the agreement by purchasing the power and paying for it as provided for in the agreement. Outside of the Idaho Power Company service area, electric power cooperatives and regional power companies in the Pacific Northwest region could gain access to our power by way of swaps through the Bonneville Power Administration (“BPA”) transmission system. The swap arrangement would work as a three-way agreement with BPA, the utility and our Company. The utility would enter into a power sales agreement with our Company for the output of one of our planned geothermal facilities. The utility would request, and BPA would agree to accept from the utility pursuant to the terms of the three-way agreement, the electrical power and energy output of such geothermal facility, delivered at the interconnection of the BPA transmission system and the facilities of Raft River Rural Electric Cooperative, Inc. at the Bridge Substation in Idaho. The utility would request and BPA would agree to provide an amount of electricity equal to the output from our planned geothermal facility, delivered at the interconnection of the Federal generation and the BPA transmission system at a specified point near the utility.

Competitive Conditions

Although the market for different forms of energy is large and dominated by large scale operators and utilities, we perceive our industrial competition to be independent power producers and in particular those producers who provide “green” renewable power. Our definition of green power is electricity derived from a source that does not pollute the air, water or earth. Sources of green power, in addition to geothermal, include wind, solar, biomass and run-of-the river hydroelectric. A number of states have instituted renewable portfolio standards (“RPS”) that require utilities to purchase a minimum percentage of their power from renewable sources. For example, RPS statutes in California and Nevada require 20% renewable, and according to the Department of Energy’s Energy Efficiency and Renewable Energy department, utilities in 34 states nationwide are providing their customers with the opportunity to purchase green, renewable power through premium pricing programs. As a result, we believe green power is a niche sub-market, in which many power purchasers are increasing or committing to increase their investments. Accordingly, the conventional energy producers do not provide direct competition. Idaho has not instituted a RPS and our current customer for Unit 1 is Idaho Power. Assuming successful drilling and development of additional hydrothermal resource at Raft River we expect to be able to sell power in the future to a utility in the state of Oregon. Oregon recently passed a RPS that requires under the RPS, utilities with at least 3% of Oregon's total retail electric sales must procure 5% of their energy from renewable resources by 2011, followed by 15% by 2015, 20% by 2020, and 25% by 2025. Smaller utilities (1½ to 3% of all sales) must achieve 10% renewable energy procurement by 2025, with no interim targets. The smallest utilities (less than 1½% of all sales) would need to procure only 5% of their power from renewables by 2025, with no interim targets. Retail marketers would abide by the procurement levels of the utilities in the ESS' individual customer areas.

In the Pacific Northwest there are currently no geothermal facilities. There exist a number of wind farms, as well as biomass and run-of-the river hydroelectric facilities. The Company believes that the combination of increased reliability baseload generation from geothermal and a low “full life” cost may allow it to successfully compete for long term power purchase agreements.

Factors that influence our market for power include the availability and cost of transmission. To compete in the Pacific Northwest we completed a power swap agreement with the BPA that allows us to have access to customers in that region without unfavorable transmission cost burdens. The swap is limited to 36 megawatts of power but should be sufficient for Phase II plans. Another factor that impacts our competitiveness is amount of electricity normally available in the market because the prevailing power prices are determined by the large hydroelectric facilities and the amount of power that can be made available upon demand. If you combine these supply and demand characteristics with fluctuations in electricity supply due to planned and unplanned outages of competitors’ generators and with fluctuations in electricity demand due to weather and other factors then the power market can be subject to periods of high and low prices that may impact the overall market. These factors influence power buyers and our company plans to seek a competitive advantage by offering power supply as a steady baseload commodity. Additional factors that may impact our competitiveness include increased environmental regulations. Currently fossil fuel generation is not required to address carbon emissions. If these emissions become the subject of a tax or other penalty our company will have a competitive advantage because of our very low emission generation profile. Renewable power facilities are reliant upon the extension of the Section 45 federal production tax credits past December 31, 2008. Our company will lose a competitive advantage if these credits are not extended making future expansion and growth less attractive economically. The impact of governmental regulation could adversely affect our business by increasing costs for financing or development of power plants. Our business is subject to certain federal, state and local laws and regulations, including laws and regulations on taxation, the exploration for and development, production and distribution of electricity, and environmental and safety matters. On a Federal level, the most important tax rule that affects our business is the Production Tax Credit (PTC), which is currently set to expire on December 31, 2008. If the PTC is not extended, financing of planned additional geothermal power plants will be much more difficult because the PTC enhances the annual revenue of the project by about 25 percent per year for the first 10 years. Without this revenue enhancement the expected internal rates of returns on investments would be significantly lower and therefore they would be less desirable for investors who then may choose to invest elsewhere for greater returns. The loss of the PTC is a risk that could result in making future expansions at Raft River and at Neal Hot Springs uneconomic. New rules recently adopted by the Bureau of Land Management, as directed by the Energy Policy Act of 2005, require competitive auction of all geothermal leases on Federal lands. Competitive leasing is significantly increasing the cost of obtaining leases on Federal land and makes it more difficult to acquire additional lands for exploration.

We compete in the renewable energy markets of the Pacific Northwest. Our projects are currently within the Idaho Power service area where the number of competitors is estimated to be between 50 and 100 independent power producers and renewable energy developers. We are the only independent geothermal power developer in the Idaho Power service area. Due to the advanced nature of the Raft River Unit 1 development project, the desirable qualities of base load power from geothermal and the fact that we are the only independent geothermal developer in the Idaho Power service area, we estimate our competitive position to be within the top quartile of smaller independent producers.

Environmental Compliance

In preparation for project financing, an Environmental Site Assessment was completed by Kleinfelder on October 21, 2005. The environmental assessment identified two underground storage tanks, which have since been removed.

We have demonstrated that a geothermal facility can be designed, constructed and will soon be placed into operation at Raft River in compliance with relevant environmental requirements. The company has not incurred any significant cost for compliance to the federal, state and local requirements. The project has been granted permits related to air quality and local use.

During the Department of Energy’s development of the Raft River project in the early 1980’s, a multi-year survey of land, plant, animal, archeological, weather, and human health was undertaken. The Department of Energy published an extensive report in 1982. We contacted the Department of the Interior Fish and Wildlife Service regarding any plants or animals in the region that are listed as threatened or endangered species, and received a reply stating that there are no issues identified for the project that require consultation under Section 7 of the Endangered Species Act of 1973, as amended.

The construction of the Phase I power plant is nearing completion and all permits for its operation have been received. The primary permits for the plant are the Idaho Department of Environmental Quality (IDEQ) Air Quality Permit to Construct, the IDEQ Wastewater Reuse Permit, the Idaho Department of Water Resources Geothermal Well Permits, and the Cassia County Conditional Use Permit. The estimated capital expenditures for environmental monitoring and control facilities are $264,000. Annual compliance costs are expected to range from $120,000 to $160,000.

Financial Information about Geographic Areas

As described in detail in the Property section, our company’s Phase I power plant scheduled to be placed into service in late December 2007 or early January 2008. is located in the Raft River Area in the south eastern part of the State of Idaho. Similar plants are in the planning stages at the same location. Also, land acquisitions and rights have been obtained to explore the development and construction of power plants in the southeastern part of the State of Oregon.

Available Information

We file all applicable financial reports required by the SEC. We make filings available to the general public. Copies can be obtained of any document we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. Copies can be requested of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 100 F Street, NE, Room 1580, Washington, D.C. 20549-1004. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are accessible through the Internet at that website.

We also file disclosure information as required by the British Columbia Securities Commission and the TSX Venture Exchange. This information can be found at the following Web site: www.sedar.com.

Governmental Approvals and Regulation

We are subject to both federal and state regulation in respect of the production, sale and distribution of electricity. Federal legislation includes: The Energy Policy Act of 2005, the Federal Power Act, as well as the Public Utility Regulatory Policies Act of 1978 (“PURPA”) and the Energy Policy Act of 1992. Because we are defined as an independent power producer under the rules and regulations of the Federal Energy Regulatory Commission, the relevant aspects of federal legislation are that our electrical generating facilities qualify under the policy set forth under PURPA which encourages alternative energy sources such as geothermal, wind, biomass, solar and cogeneration.

The State of Idaho also regulates electricity through IPUC. Regulated utilities have the exclusive right to distribute and sell electricity within their service area. They may purchase electricity in the wholesale market from independent producers like us. The IPUC, in accordance with Federal PURPA legislation has the authority to set the rules and regulations governing the sale of electricity generated from alternative energy sources. Regulated utilities are required to purchase electricity on an avoided cost basis from qualifying facilities.

Currently, the IPUC defines such a facility as having an average output capacity of 10 megawatt monthly average and a contract term of up to 20 years. All PURPA contracts in Idaho are subject to the approval of the IPUC. We are not required to market any of the electricity that we may generate at Raft River to Idaho utilities; we can transmit and sell our electricity in another state. Nonetheless, we initially signed three 10 megawatt power purchase agreements with the Idaho Power Company.

On May 8, 2006, we submitted proposals to Idaho Power Company in response to their “Request for Proposal for Geothermal Power”. We were selected as the successful bidder in March 2007 and signed a new power purchase agreement in September 2007. Under the new power purchase agreement with Idaho Power Company, which will replace the current power purchase agreement, the Unit 1 power plant will be allowed to sell our full output capacity of up to 13 megawatt annual average, instead of being capped at 10 average megawatts as mandated under the current power purchase agreement. This 30% increase in plant output would be achieved without major additional capital investment and is expected to decrease the operating cost per kilowatt-hour. The new power purchase agreement is subject to approval by the Idaho Public Utilities Commission.

Based on recent proposed federal legislation and discussions with national legislators, we believe carbon regulation is anticipated to increase the future cost of power sourced from fossil fuels. With limited opportunities to purchase baseload geothermal power, we have found that utilities across the Western United States want to discuss power purchases from our Raft River geothermal resource. As a result of the increased interest, we elected to withdraw our Unit 2 and Unit 3 Idaho Power PPAs without submitting them to the IPUC for approval in order to pursue larger capacity PPAs with other utilities. With the concurrence of Idaho Power, the Unit 2 and Unit 3 10 megawatt contracts have been voided without further obligation on either party. Detailed discussions are being held with two utilities.

Eugene Water and Electric Board, from Eugene, Oregon and our company have signed a letter of intent for the Eugene Water and Electric Board to purchase the full 13 megawatt electrical output of the planned Raft River Unit

2. The parties have exchanged a draft power purchase agreement and intend to complete negotiations by the end of 2007. Upon execution of the Eugene Water and Electric Board power purchase agreement, and if Unit 1 is successfully negotiated with Idaho Power Company Request for Proposal, then the total output from the Unit 1 and Unit 2 Raft River power plants will be 26 megawatts from two plants, instead of the originally planned 30 megawatts from three plants, resulting in substantial capital and operating cost savings through improved economy of scale. The point of sale for the power purchase agreement will be at the Bridge Substation, with the Eugene Water and Electric Board negotiating a swap with the Bonneville Power Administration to take delivery in Oregon.

In addition, the strong regional interest in geothermal power has resulted in several utilities from California to Washington entering into discussions with us to purchase the electrical power output of Unit 3. Subject to drilling confirmation of sufficient geothermal resource, the power plant output from three units at Raft River would be 39 megawatts, instead of the maximum 30 megawatts under the previous Idaho Power Company power purchase agreement provisions.

We will require the approval of various federal, state and local authorities for construction of future geothermal facilities at Raft River. These authorities include the U.S. Fish and Wildlife Service, Environmental Protection Agency, Idaho Department of Environmental Quality, Idaho Department of Water Resources, Idaho Bureau of Hazardous Materials, Idaho State Historical Society, Cassia County and the Southern Idaho Regional Solid Waste District. We have retained Kleinfelder Inc. of Boise, Idaho, an independent environmental and regulatory consultant, to advise us as to the siting and design for purpose of governmental approvals. Additionally, David Evans & Associates of Boise, Idaho is providing consulting and engineering services for transmission and interconnection issues and the preparation of the application for a conditional use permit. Centra Consulting, Inc. of Boise, Idaho has been retained to assist with State of Idaho air quality and cooling water reuse permitting.

Environmental Credits

As a “green” power producer, environmental-related credits, such as renewable energy credits or carbon credits, may become available for sale to power companies (to allow them to meet their “green” power requirements) or to businesses which produce carbon based pollution. If available, these credits will belong exclusively to us, and may provide an additional source of revenue.

On July 29, 2006, we signed a $4.6 million renewable energy credits purchase and sales agreement with Holy Cross Energy, a Colorado cooperative electric association. Holy Cross Energy will purchase the renewable energy credits associated with the first 10 Megawatts of annual output from Phase 1 power production from 2008 to 2017. We retain the renewable energy credits associated with power production from Phase 1 after 2017. We expect to receive a majority of the annual revenue from the ten-year renewable energy credits sales arrangement with Holy Cross Energy.

DESCRIPTION OF PROPERTY

We have significant interests in two locations in the Pacific Northwest. The first location is the Raft River area located in Southeastern Idaho. The second location is the Neal Hot Springs area located in Eastern Oregon, near the Idaho/Oregon boarder.

Raft River - (Idaho)

The Raft River property was the site of a U.S. Department of Energy (DOE) geothermal demonstration facility from l975 to l983 after spending approximately $40 million dollars on the project. In conjunction with the U.S. Geological Survey, the Raft River geothermal reservoir was explored using geophysics, shallow temperature gradient holes, deep test drill holes and finally five full diameter production wells and two injection wells were drilled. A 7 megawatt demonstration binary cycle geothermal power plant was constructed during l979 to 1981 and operated on a test basis during l981 thru l982. The property was sold by the U.S. Government in l983, and it lay dormant until it was acquired by U.S. Geothermal Inc. The demonstration geothermal power plant was removed from the site prior to the acquisition by U.S. Geothermal. However, the site is fully developed with roads, a wellfield, and electrical distribution lines.

Geologically, the property area is located near the northern boundary of the Basin and Range physiographic province, which is characterized by anomalously high heat flow when compared to most areas of the United States. The north-south trending Raft River Valley is filled with more than 5,000 feet of sediments which overlay a basement rock that includes quartzites, schists and granite. Most of the hot geothermal resource is found in this section of basement rock. Numerous faults have been mapped in the region and on the property, faulted zones have the highest permeability. The geothermal reservoir is widespread across the valley as evidenced by the wells drilled by the DOE.

GeothermEx Inc., a Richmond, California based geothermal consulting firm, examined the data available from the project and competed a technical report in August 2002. Using the volumetric reserve estimation method introduced by the U.S. Geological Survey, GeothermEx calculated the most likely megawatt capacity of the property at 15.6 megawatts per square mile for a 20-year life.

In 2004, U.S. Geothermal reopened the existing DOE wells and conducted flow tests to determine the commercial viability of the wells. The results of the flow tests were analyzed by GeothermEx, who in October 2004, issued a report that concluded the net power capacity from four of the existing production wells was approximately 13 megawatts. GeothermEx also recommended that 1 to 2 additional injection wells would be needed and that a makeup production well would be needed after one to two years of plant operation. This report confirmed the existence of a proven, commercial geothermal reservoir.

Based upon the recommendations made to increase well capacity for Phase I by GeothermEx, a well enhancement drilling program was designed by in-house engineers with consultation from the Resource Group, Science Applications International Corp. (SAIC), and Teplow Geologic. The Resource Group is a consulting geothermal drilling group led by Mr. Bill Rickard, a petroleum engineer with 32 years of geothermal drilling experience worldwide. Dr. David Faulder is a registered professional petroleum engineer and Senior Advisory Engineer for SAIC. Dr. Faulder has worked as a drilling and reservoir engineer in the oil, gas and geothermal field for 27 years. Teplow Geologic is a geological consulting firm led by William Teplow, a registered professional geologist with 28 years of geothermal exploration and development experience in the U.S and around the world.

The drilling program began in August 2006 and was completed in May 2007. Four existing wells were re-worked or deepened and two new wells were completed to provide extra production and injection capacity. The well enhancement drilling is complete for the Phase I project.

Phase I at Raft River is in the development stage. The geothermal reservoir was certified by GeothermEx, , contracts are signed for the sale and transmission of the electricity, and construction of the power plant, pipelines and transmission lines began in April of 2006. The transmission line, interconnection to the transmission grid, and wellfield pipelines are complete. The power plant is estimated to be 90% complete, and three of the four geothermal production pumps are installed. Commercial operations of the facility are expected to commence during the 4th quarter of 2007. A total of approximately $324 million has been expended on Phase 1 of the Raft River property, with an additional $8 million in expected expenditures prior to completion. A total of approximately $ 8 million has been expended on development of Phase 2 of the Raft River project with additional expenditures of approximately $10 million for drilling prior to a decision to construct additional power plants.

Although geologic and geophysical studies of the reservoir indicate sufficient geothermal resource for additional phases at Raft River, drilling confirmation will be required before additional work on Phase II can be initiated.

The Raft River project, where the company’s geothermal operations are located, is in south-central Idaho, approximately 55 miles southeast of Burley, the county seat of Cassia County. Burley, population 8,300, is the local agricultural and manufacturing center for the area, providing a full range of light to heavy industrial services.

A commercial airport is located 90 miles to the northeast in Pocatello, Idaho. Pocatello, population 53,000, is a regional center for agriculture, heavy industry (mining, phosphate refining), technology and education with Idaho State University. Malta, a town with a population of 180, is 12 miles north of the project site where basic services, fuel, and groceries are available. Year-round access to the project from Burley is via Interstate Highway 84 south to State Highway 81 south, then east on the Narrows Canyon Road, an improved county road.

The Raft River project previously consisted of ten parcels (generally referred to as the U.S. Geothermal Property, the Crank Lease, the Newbold Lease, the Jensen Investments Leases, the Stewart Lease, the Bighorn Mortgage Lease, the Doman Lease, the Griffin Lease, and the Glover Lease) comprising 783.93 acres of fee land and 4,736.79 acres of contiguous leased geothermal rights located on private property in Cassia County, Idaho. The Company recently acquired an additional parcel, known as the BLM Lease. All parcels are defined by legal subdivision or by metes and bounds survey description. These 11 parcels comprise the Raft River project as a whole and are not considered to be separate properties. The U.S. Geothermal Property is fee simple property and owned by the company. All of the leases have a primary term, and if commercial production is not achieved during the primary term, either on the parcel or on another parcel in the operating unit, the lease may terminate. All leases are assignable and do not have early termination fees. The eleven parcels are as follows:

The U.S. Geothermal Property - Idaho. The U.S. Geothermal Property is comprised of four separate purchases that total 1743.93 acres: Vulcan’s interest in the Raft River project; the Elena interest; the Dewsnup interest; and the Wilcock interest. The Vulcan interest includes both surface and geothermal rights and consists of two parcels. The first parcel has a total area of approximately 240 acres and three geothermal wells (RRGE-1, RRGP-4 and RRGP-5) are located on this parcel. The second parcel has a total area of approximately 320 acres, and three additional geothermal wells (RRGE-3, RRGI-6 and RRGI-7) are located on this parcel. A fourth well, RRGE-2, was acquired by us as part of our purchase of the Vulcan interest, is physically located on the Dewsnup parcel and is covered by the Crank geothermal lease. The Elena interest is comprised of surface and geothermal rights to approximately 100 acres of property, excluding the oil and gas rights to the property. The Elena interest is contiguous to other interests owned or leased by us. The Dewsnup interest is comprised of the surface rights to approximately 123.93 acres of property, excluding the oil and gas rights to the property, but including all water and water rights.

The Dewsnup interest is comprised of surface and water rights, and is contiguous to other properties owned or leased by us. The geothermal rights to these acres are included in the Crank Lease below.

The Wilcock interest is comprised of the surface, water, and oil and gas rights to approximately 940 acres of property, including irrigation water rights for 1,544 acre-feet of water. The Wilcock interest is contiguous to other properties owned or leased by us. The geothermal rights to these acres are included in the Jensen Investments Leases below.

The Crank Lease. The Crank lease covers approximately 160 acres of mineral and geothermal rights, with right of ingress and egress.

The Newbold Lease. The Newbold lease covers approximately 20 acres of both surface and geothermal rights.

The Jensen Investments Leases. The first Jensen Investments lease covers approximately 2,954.75 acres of geothermal rights only. It is contiguous with the Vulcan property and property covered by the Crank and Stewart leases. The second Jensen Investments lease covers approximately 44.5 acres of surface and geothermal rights, and is contiguous with property covered by the first Jensen lease.

The Stewart Lease. The Stewart Lease covers approximately 317.54 acres on two adjoining parcels. Parcel 1 contains approximately 159.04 acres and includes surface and geothermal rights. Parcel 2 contains approximately 158.50 acres and only covers surface rights. The underlying geothermal rights for Parcel 2 are subject to the first Jensen Investments Lease.

The Bighorn Mortgage Lease. The Bighorn Mortgage lease covers approximately 280 acres of surface and geothermal rights.

The Doman Lease. The Doman lease covers approximately 640 acres of surface and geothermal rights, excluding oil and gas rights.

The Griffin Lease. The Griffin lease contains approximately 160 acres of geothermal rights.

The Glover Lease. The Glover lease contains approximately 160 acres of geothermal rights.

The BLM Lease. Subsequent to March 31, 2007, through a competitive Department of Interior - Bureau of Land Management (“BLM”) lease sale, 1,685.33 acres of federal geothermal lease adjoining our property at the Raft River project was acquired.

Raft River Phase I

As a result of the project financing for Phase I of the Raft River project, our company has contributed $5 million in cash and approximately $1.5 million in property to Raft River Energy I LLC, the Phase I project joint venture company. Raft River Holdings, an affiliate of Goldman Sachs Group, will contribute $34 million to the project. Property assigned to Raft River Energy by our company includes seven production and injection wells, seven monitoring wells, the Stewart lease, the Crank lease, the Newbold lease, the Doman lease, and the Glover lease. All appropriate permits and contracts have also been assigned to Raft River Energy for Phase I.

Although significant detail has been provided about each specific lease area, the economics of the project is based on the total resource. The reservoir supporting the project encompasses the entire Known Geothermal Resource Area, which includes all the property owned or leased by us at Raft River. All discussions of the economics of the project, including future phases, will be based at the project level rather than at the lease level.

Lease/Royalty Terms

The Crank lease, the Newbold lease, the Jensen Investments leases, the Bighorn Mortgage lease, the Doman lease, the Griffin lease and the Glover lease have royalties payable under the following terms:

Energy produced, saved and used for the generation of electric power, which is then sold by lessee, has a royalty of ten percent (10%) of the net proceeds.

Energy produced, saved and sold by lessee, then used by the purchaser for generation of electric power, has a royalty of ten percent (10%) of the market value.

Energy produced, which is used for any purpose other than the generation of electricity has a royalty of five percent (5%) of the gross proceeds.

The Stewart lease has production royalties payable under the following terms:

Energy produced, saved and sold by the Lessee, then used by the purchaser for generation of electric power, has a royalty of ten percent (10%) of the market value of the electric power.

Energy produced, saved and used for the generation of electric power, which is then sold by Lessee, has a royalty of three percent (3%) of the market value of the electric power.

Energy produced, which is used for any purpose other than the generation of electricity has a royalty of five percent (5%) of the gross proceeds.

No production royalties have been paid to date under any of the leases. All of the leases may be extended indefinitely if production is achieved during the primary term, so long as production is maintained. For each lease other than the Crank Lease (see below), once production is achieved the amounts due annually will be the greater of the production royalty and the minimum payment for the last year of the primary term. All payments under the leases are made annually in advance on the anniversary date of the particular lease. In addition, the following lease and other royalty terms apply to the individual leases:

The Crank Lease. The lease agreement with Janice Crank was originally entered into June 28, 2002, and had a primary term of 5 years. After GTH provided evidence to the lessor that the well (RRGE-2) located on lessor’s property is not owned by the lessor (but instead is included in the Vulcan Property), a new lease was entered into on June 28, 2003, which excluded the ownership of RRGE-2, with a four-year initial term. Advance production royalties (on a June to June basis) are payable under the Crank lease as follows:

Year 1 (Paid June 2002 under original lease): $5,000
Year 2 (Paid June 2003 under original lease): $10,000
Year 3 (Paid June 2004 under renegotiated lease): $10,000
Year 4: (Paid June 2005 under renegotiated lease): $10,000
Year 5: (Paid June 2006 under renegotiated lease): $10,000

A formal extension of the lease agreement is being executed and the Company has paid the $18,000 June 2007 payment pursuant to the terms of the Crank lease. Payments for years 2002 through 2006 have been recorded as lease expense. When commercial production is attained, these lease payments can be deducted from future production royalties. For later years, during commercial production, there is a minimum annual production royalty of $18,000. If the initial commercial production from the well is delayed past the primary lease term, we will seek an amendment to extend the primary term to the initial commercial plant production date. The minimum amount that will be payable over the course of the leases is $45,000. Maximum amounts payable will depend on production from the property.

The Newbold Lease. We lease this property pursuant to a lease agreement with Jay Newbold dated March 1, 2004. The Newbold lease has a primary term of 10 years (through February 28, 2014) and is extended indefinitely so long as production from the geothermal field is maintained. Minimum lease payments are as follows:

Years 1-5: $10.00 per acre or $200 per year
Years 6-10: $15.00 per acre or $300 per year

The minimum amount that will be payable over the course of the lease is $2,500. Maximum amounts payable will depend on royalties on production from the property.

The Jensen Investments Leases. The first Jensen Investments lease was originally with Sergene Jensen, as lessor, is dated July 11, 2002, and has a primary term of 10 years. In September 2005, the property subject to the lease was conveyed and the lease was assumed by Jensen Investments, Inc. Minimum lease payments (on a July to July basis) are as follows:

Years 1-5: $2.50 per acre or $7,386.88 per year
Years 6-10: $3.00 per acre or $8,864.25 per year

The minimum amount that will be payable over the course of the lease is $81,256. Maximum amounts payable will depend on production from the property. The second Jensen Investments lease, with Jensen Investments, Inc., is dated July 12, 2002, and has a primary term of 10 years. Minimum lease payments (on a July to July basis) are as follows:

Years 1-5: $2.50 per acre or $111.25 per year
Years 6-10: $3.00 per acre or $133.50 per year

The minimum amount that will be payable over the course of the lease is $1,224. Maximum amounts payable will depend on royalties on production from the property.

The Stewart Lease. The Stewart lease, with Reid and Ruth Stewart, is dated December 1, 2004, and has a primary term of 30 years. Minimum lease payments are as follows:

Year 1: $8,000
Year 2: $5,000.
Year 3-30: $5,000 plus an annual increase of 5% per year.

The minimum amount that will be payable over the course of the lease is $319,614. Maximum amounts payable will depend upon royalties on production from the property.

The Bighorn Mortgage Lease. The Bighorn Mortgage lease, with Bighorn Mortgage Corporation, is dated July 5, 2005, and has a primary term of 10 years. Minimum lease payments are as follows:

Year 1-5: $1,400.
Year 6-10: $2,100.

The minimum amount that will be payable over the course of the lease is $17,500. Maximum amounts payable will depend upon royalties on production from the property.

The Doman Lease. The Doman lease, with Dale and Ronda Doman, is dated June 23, 2005, and has a primary term of 10 years. Minimum lease payments are as follows:

Year 1-5: $1,600.
Year 6-10: $3,200.

The minimum amount that will be payable over the course of the lease is $24,000. Maximum amounts payable will depend upon royalties on production from the property.

The Griffin Lease. The Griffin lease, with Michael and Cleo Griffin, Harlow and Pauline Griffin, Douglas and Margaret Griffin, Terry and Sue Griffin, Vincent and Phyllis Jorgensen, and Alice Mae Griffin Shorts, is dated June 23, 2005, and has a primary term of 10 years. Minimum lease payments are as follows:

Year 1: $1,600.
Year 2-5: $800.
Year 6-10: $1,200.

The minimum amount that will be payable over the course of the lease is $10,800. Maximum amounts payable will depend upon royalties on production from the property.

The Glover Lease. The Glover lease, with Philip Glover, is dated January 25, 2006, and has a primary term of 10 years. Minimum lease payments are as follows:

Year 1: $2,100.
Year 2-5: $1,600.
Year 6-10: $2,400.

The minimum amount that will be payable over the course of the lease is $20,500. Maximum amounts payable will depend upon royalties on production from the property.

The total minimum amount payable under all of the leases during their primary terms is $522,393. The above listed lease payments are payable annually in advance, and are current through lease years beginning in 2005. Each of the leases can be renewed for extended periods as long as the power plant continues to produce power.

We lease general office space for our executive office in Boise at an annual cost of $31,051. The underlying lease is a year-to-year lease that expires on January 31, 2008.

With the construction of the power plant included in phase one of the Raft River project, management has increased the general liability and umbrella liability insurance coverage, as deemed necessary. Additional builders risk insurance will be obtained prior to construction of the power plant.

The BLM Lease. A bonus bid of $600.00 per acre was paid for the lease. The effective date of the lease is August 1, 2007 and has primary term of 10 years. A commitment of $40.00 per acre must be expended by the end of the 10th year either as development activities or by making an equivalent payment to the BLM. Annual rental is paid in advance, with the first year set at $2.00 per acre and the second through tenth years at $3.00 per acre. A gross proceeds royalty for power generation is due at the rate of 1.75 percent for the first 10 years of power generation and 3.5 percent thereafter. Annual rental payments may be credited against the production royalty. The BLM lease is assignable and does not have early termination fees.

Neal Hot Springs – (Oregon)

Acquisition of a second geothermal project at Neal Hot Springs in eastern Oregon was announced on September 5, 2006. The Neal Hot Spring property was explored by Chevron Minerals for geothermal resources during the period l978 to l980. Chevron drilled seven exploration drill holes, one of which led to the discovery of a geothermal resource which intersected a fault zone with high permeability and a temperature measuring 243ºF. Chevron did not develop the property beyond the exploration holes that were drilled since it was deemed non-commercial at that time. There is no equipment or infrastructure located on the property and only a limited about of electric power is available from a small distribution line. A commercial, geothermal reservoir has not yet been proven to exist at Neal Hot Springs.

We obtained the Chevron drill records from the state of Oregon and contracted with Teplow Geologic (Teplow) to perform a preliminary assessment of the prospect. Teplow, a registered geologist with 28 years of geothermal exploration and development experience, concluded that a potential commercially viable geothermal resource was discovered by Chevron and recommended a geophysical and geological mapping program. The mapping and geophysical program was completed by Teplow and MWH Geo-Surveys Inc. in February 2007. Additionally, water samples from the surface hot springs were analyzed by Thermochem, Inc., and a geothermometer (a chemical based estimate of resource temperature) was calculated which estimated the potential production temperature at 311ºF to 350ºF.

A proposed new production well was sited based on the geologic and geophysical programs, and a permit to drill a geothermal well has been submitted to the Oregon Department of Geology and Mineral Industries. A total of $97,885 has been spent on the acquisition and exploration of Neal Hot Springs to date. The remaining cost of the planned exploration program is estimated at between $4,000,000 and $6,000,000.

The new property consists of 8.5 square miles of geothermal energy and surface rights and was leased from a private, third party. The lease has a 10-year primary term with annual minimum lease payments as follows:

Year 1: $15,000

Year 2: $20,000

Year 3: $25,000

Year 4: $30,000 and thereafter

The minimum amount payable over the course of the lease is $270,000. Maximum amounts payable will depend upon royalties on production from the property. The property has an identified geothermal resource and was recently made part of U.S. Geothermal’s submittal to Idaho Power Company’s Request for Proposals for electricity produced from geothermal sources. Until a production size geothermal well is drilling and tested, the potential economic significance of the property is not known at this time.

On February 6, 2007, a lease was entered into with Cyprus Gold Exploration Corporation (“Cyprus”), a subsidiary of Phelps Dodge Corporation (NYSE: PD), for and undivided interest in geothermal rights associated with 4,760 acres (7.4 square miles) at Neal Hot Springs. The lease has a primary term of 10 years with annual minimum lease payments as follows:

Year 1: $6,000

Years 2008-2011: $4,000

Years 2012-2016: $8,000

The minimum amount payable over the course of the lease is $52,000. Maximum amounts payable will depend upon royalties on production from the property. This lease adds 758 acres (1.2 square miles) of new area to the lease announced on September 5, 2006, and overlaps both surface and undivided geothermal rights that were previously acquired at the site.

With the Cyprus lease, U.S. Geothermal has increased its total Neal Hot Springs project holdings to 6,167 acres (9.6 square miles) and increased ownership of the overlapping area to a majority of the geothermal rights in that area.

Both leases at Neal Hot Springs are assignable but cannot be extended without amendment unless commercial production is achieved within the primary 10-year term. If commercial production is achieved, the leases will continue so long as royalties are paid. There are no early termination fees associated with either lease. We continue to look for additional opportunities to expand our holdings of surface and geothermal rights in this area.

LEGAL PROCEEDINGS

Neither we nor any of our property are currently subject to any material legal proceedings or other regulatory proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors and Uncertainties” and elsewhere in this prospectus.

This discussion and analysis should be read in conjunction with the accompanying Consolidated Financial Statements and related notes. The discussion and analysis of the financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of any contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an on-going basis we reviews our estimates and assumptions. The estimates were based on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results are likely to differ from those estimates under different assumptions or conditions, but we do not believe such differences will materially affect our financial position or results of operations. Critical accounting policies, the policies we believe are most important to the presentation of our financial statements and require the most difficult, subjective and complex judgments, are outlined below in “Critical Accounting Policies,” and have not changed significantly.

Overview

U.S. Geothermal Inc. is a Delaware corporation. Our shares of common stock trade on the Over-The-Counter Bulletin Board under the symbol “UGTH” and, as of October 1, 2007, on the Toronto Stock Exchange (the “TSX”) under the symbol “GTH.” On December 19, 2003, our company acquired all of the outstanding securities of U.S. Geothermal Inc., an Idaho corporation (“Geo-Idaho”) incorporated in February 2002, through a transaction merging Geo-Idaho into Evergreen Power Inc., a wholly-owned Idaho subsidiary formed for purposes of the merger transaction. Following the merger, we changed our name from U.S. Cobalt Inc. to U.S. Geothermal Inc. Pursuant to the merger, Geo-Idaho became the surviving subsidiary of our company, and Evergreen Power, Inc. ceased to exist. We are still a development stage company and have produced no revenues to date.

During the three months ended June 30, 2007, we were focused on (1) supporting construction of Phase I of the Raft River, Idaho geothermal project (“Raft River”), (2) the completion of drilling of production and injection wells for Phase I, and (3) the evaluation of potential new geothermal project acquisitions.

The construction of the Unit One, 13-megawatt power plant is under the direction of Ormat. Plant construction is proceeding on schedule and budget. This element of the Raft River project is expected to be fully functional and online in late December 2007 or early January 2008:

Industrial Builders of Ontario, Oregon was awarded the mechanical construction contract by Ormat, began fabrication work in February and is assembling the plant components.

The electrical construction contract was awarded to Merit Electric Incorporated in May.

All major power plant equipment has been delivered to the site and set on foundations. Piping and electrical connections are proceeding on schedule.

The control room and motor control center building has been erected and switch gear installed.

The cooling tower is approximately 95% complete.

The geothermal injection pumps and motors have been set in place.

High voltage interconnection to Bonneville Power Administration substation with Idaho Power Company and Raft River Electrical Co-operative metering is nearing completion.

High voltage interconnection to BPA substation with Idaho Power and Raft River Electrical Co-operative metering is nearing completion.

We are construction manager for the remainder of the project construction work outside the scope of the engineering, procurement and construction agreement with Ormat. This work includes pipelines, production pumps and certain electrical transmission activities. The first two geothermal production pumps have been delivered to the site. A drill rig is currently on site and has installed a 29-stage, 800 to 1,000 horsepower production pump in production well RRG-2. The drill rig will move next to production well RRG-1 to install a 33-stage, 1,000 horsepower production pump. Two more production well pumps are scheduled for delivery to the site within the next 60 days.

Pipeline completion activities and wellhead installations are in progress. A major supplier has delivered to production well RRG-2 the first of four containerized well control modules. Each module contains an electronic control package, cooling system, and lubrication system required to operate and monitor the pump at the production well. Hot geothermal brine from production well RRG-2 is scheduled to flow through the new geothermal pipelines to the power plant for the first time in mid-August.

The cooling water supply piping system is approximately 75% complete for initial operations, including the refurbishment of an existing 300,000 gallon storage tank, and the development of a land application system that will be used to dispose of the cooling tower blow down water. Electrical transmission work needed to connect the new geothermal power plant to the existing substation is complete.

We have assembled a team of seven qualified technicians for the ongoing operation and maintenance of the Unit 1 power plant and planned future power plant units at Raft River. The team is currently on site and undergoing training and other activities associated with the finalization of the power plant construction and its planned operating procedures.

In September 2007, we have signed a new contract with Idaho Power Company to convert the existing power sales contract for Unit 1 from a limit of 10 average megawatts per month to a full output contract with an estimated annual average output of 13 megawatts. The contract remains subject to the approval of the Idaho Public Utilities Commission. Idaho Power Company and our company expect to be able to use this first contract as a template for advancing negotiations for the output from the planned Unit 3 at Raft River and 26 megawatts of planned production from our Neal Hot Springs project located in southeast Oregon. Idaho Power Company named our company successful bidder for 45 megawatts of geothermal power from future development of Raft River and the initial phase of Neal Hot Springs.

We are also in the final stages of contract negotiations with the Eugene Water and Electric Board, for a power purchase agreement associated with the power output from the planned 13-megawatt Unit 2 at Raft River. The negotiations with Idaho Power Company and the Eugene Water and Electric Board recognize that the power purchase agreements are subject to the parties’ board approval and are contingent upon extension of the federal Production Tax Credit and successful drilling and resource discovery at Raft River and Neal Hot Springs.

In addition, Raft River Rural Electric Cooperative has finished construction of the 3.2 -mile power transmission line that connects the power plant to the Bonneville Power Administration substation at Bridge, Idaho. Equipment upgrades to the substation including a breaker, relays, and communications systems are underway.

With carbon regulation anticipated to increase the cost of power sourced from fossil fuels , and limited opportunities to purchase baseload geothermal power, we have found that utilities across the Western United States wish to discuss power purchases from the Raft River geothermal resource. As a result of the increased interest, we elected to withdraw our Unit 2 and Unit 3 Idaho Power Company power purchase agreements without submitting them to the IPUC for approval in order to pursue larger capacity power purchase agreements with other utilities. With the concurrence of Idaho Power Company, the Unit 2 and Unit 3 10 megawatt contracts have been voided without further obligation on either party.

The Eugene Water and Electric Board and our company have signed a letter of intent for the Eugene Water and Electric Board to purchase the full 13 megawatt electrical output of the planned Unit 2. The parties have exchanged a draft power purchase agreement and intend to complete it by year-end 2007. Upon execution of the Eugene Water and Electric Board power purchase agreement, and if Unit 1 is successful in the Idaho Power Company Request for Proposal, then the total output from the Unit 1 and the planned Unit 2 Raft River power plants will be 26 megawatts from two plants, instead of the originally planned 30 megawatts from three plants, resulting in substantial capital and operating cost savings through improved economy of scale.

In addition, the strong regional interest in geothermal power has resulted in several utilities from California to Washington entering into discussions with us to purchase the electrical power output of the planned Unit 3. Subject to drilling confirmation of sufficient geothermal resource, the power plant output from three units at Raft River would be 39 megawatts, instead of the maximum 30 megawatts under the previous Idaho Power Company power purchase agreement provisions.

On April 26, 2006, we issued a Notice to Proceed to Ormat under the engineering, procurement and construction agreement with Ormat. An initial payment of $2,020,000 allows Ormat to proceed with ordering of equipment with significant manufacturing lead times. Under the amendment, Ormat commits to a guaranteed final completion date of November 25, 2007 on the Phase I facility.

On May 8, 2006, Idaho Power Company confirmed that we would be allowed to bid the Raft River Unit 1 project into the recently issued Idaho Power Company geothermal “Request for Proposal for Geothermal Power”.

On May 16, 2006, a $225,000 contract was signed with Raft River Rural Electrical Co-op to build the production well power distribution lines for delivery of electricity from the power plant to the well heads. At June 30, 2007, the distribution lines were approximately 95% complete.

On May 22, 2006, a $2.6 million contract was signed with Industrial Builders of Ontario, Oregon to construct the geothermal pipeline gathering and distribution system which will connect the production and injection wells with the power plant. At June 30, 2007, this component was approximately 90% complete.

On May 24, 2006, we signed a geothermal lease agreement with JR Land and Livestock Inc. for the lease of approximately 5,409 acres of surface, mineral and geothermal rights in Malheur County, Oregon. The lease term is for ten years with lease payments of $15,000 at signing, $20,000 in first year, $25,000 in second year, and $30,000 for each subsequent year. A geothermal program was completed in early 2007, and plans are in progress for a drilling program.

On August 3, 2006, our company announced the signing of $4.6 million renewable energy credit purchase and sale agreement encompassing the first 10 years of Phase I of the Raft River project with Holy Cross Energy.

As of July 2006, our company completed the acquisitions of two new properties with ground water rights that will provide cooling water to the Phase One and Phase Two power plants and surface access for pipelines and project facilities. The two land parcels total 1,083 acres and have irrigation water rights for 1,904 acre-feet of water. A third purchase of water rights only was also completed for an additional 544 acre-feet of ground water.

On August 10, 2006, the $34 million project finance was announced for Phase I of the Raft River development. The project finance structure is channeled through a qualified special purpose entity, Raft River Energy I, LLC (“RREI”). Raft River Holdings is an affiliate of The Goldman Sachs Group, and is our company’s investment partner in RREI. We have made a $5 million dollar cash contribution and are transferring to RREI the existing seven production and injection wells, and certain geothermal rights and leases covering the 1,800 acres from the 5,238 total acres of geothermal rights currently held. Raft River Holdings will make capital contributions totaling $34 million in accordance with the construction payments schedule. The partnership does not restrict further development of our company’s geothermal rights and allows for the development of the planned Phase Two power plants.

Announced on September 5, 2006, property for a second geothermal project at Neal Hot Springs in eastern Oregon near the Idaho Border was acquired by our company. The new property consists of 8.5 square miles of geothermal energy and surface rights and was leased from a private, third party. The property has an identified geothermal resource and was recently made part of our submittal to Idaho Power Company’s Request For Proposals for electricity produced from geothermal sources.

On February 6, 2007, a lease was entered into with Cyprus Gold Exploration Corporation (“Cyprus”), a subsidiary of Phelps Dodge Corporation (NYSE: PD), for an undivided interest in geothermal rights associated with 4,760 acres (7.4 square miles) at Neal Hot Springs. This lease adds 758 acres (1.2 square miles) of new area to the lease announced on September 5, 2006, and overlaps both surface and undivided geothermal rights that were previously acquired at the site.

With the Cyprus lease, we have increased our total Neal Hot Springs project holdings to 6,167 acres (9.6 square miles) and increased ownership of the overlapping area to a majority of the geothermal rights in that area. The Cyprus lease has a primary term of 10 years that extends thereafter for as long as commercial production is maintained and includes annual rental and production royalty payment provisions. We have ongoing negotiations with additional geothermal rights holders in the area.

We have awarded a $1.3 million dollar contract to ITT Industries/Goulds Pumps to provide line-shaft geothermal production pumps for the project. The first two production pumps have been delivered and one is installed.

The well improvement drill program, which began in August 2006, has been completed. Four existing wells were enhanced either by deepening or adding directional legs to improve their production or injection characteristics. Two new wells were drilled to expand the geothermal resource for the planned second 13 megawatt net output power plant at Raft River. Resource utilization studies have determined that production well RRG-3 will be converted to an injection well and that injection well RRG-7 will be converted to a production well.

On December 28, 2006, our company entered into an agreement with Disco Associates, Inc. for well-head construction for the initial base amount of $478,475. At June 30, 2007, this project was approximately 80% complete.

On March 21, 2007, our company was named successful bidder in Idaho Power Company’s request for geothermal electricity. Negotiations began on the terms of a purchase power agreement for an annual average of 45.5 megawatts from the Raft River and Neal Hot Springs projects.

We entered into an agreement with a syndicate of Canadian investment dealers to underwrite a private placement of 6,818,182 shares of common shares at a cost of Cdn.$2.20 per share to raise gross proceeds of approximately Cdn.$15 million ($13.5 million). The Underwriters had the option to purchase up to an additional 2,272,727 common shares at the issue price under the offering that could gross up to approximately Cdn.$20 million ($18.0 million). The proceeds will be used to fund current and future plant development. The offering closed June 5, 2007 and is subject to certain conditions.

In September 2007 we executed a new power purchase agreement with Idaho Power Company which, upon approval by the Idaho Public Utilities Commission, would replace the current power purchase agreement. Under the new agreement, the Unit 1 power plant will be allowed to sell its full output capacity of up to 13 megawatt annual average, instead of being capped at 10 average megawatt per month as mandated under the current power purchase agreement. This 30% increase in plant output would be achieved with relatively small amounts of additional capital investment and is expected to decrease the operating cost per kilowatt-hour.

Going Concern

Based on our projected spending over the next 12 months, our current operating funds and approximately $18 million that was raised from the private placement completed June 5, 2007, our auditors have determined that the going concern qualification from our financial statements is not needed. Management believes that sufficient funding will be available to meet our business objectives, including anticipated cash needs for working capital, and financing for construction of the Phase 1 power plant. As shown in the accompanying consolidated financial statements, we have incurred an accumulated deficit of $7,335,099 for the period from February 26, 2002 (inception) to June 30, 2007, and have no revenue from operations. In the ordinary course of constructing a power plant facility of this size and complexity, cost overruns and contract delays can significantly affect the economics of the project. Failure to achieve commercial operations of the power plant prior to December 31, 2007 would jeopardize the production tax credit, and could materially affect our ability to operate as a going concern.

Liquidity and Capital Resources

We believe our cash and liquid investments at June 30, 2007, added to our recent private placement completed June 5, 2007, is adequate to fund our general operating and development activities through March 31, 2009, including development activities at Neal Hot Springs. We obtained project capital to construct Raft River power plant through a partnership arrangement. Through the arrangement, equity funds of approximately $34 million were made available for the construction of the project. Total capital expenditures for the phase one project are currently estimated to be between $39 and $41 million. The majority of the funds needed for the project will be provided by existing funds and through the partnership arrangement. If additional funds are needed for Raft River or Neal Hot Springs, we anticipate that the equity may be raised through the issuance of shares, exercise of existing outstanding warrants, and/or through the sale of ownership interest in tax credits and benefits.

Potential Acquisitions

We intend to continue our growth through the acquisition of ownership or leasehold interests in properties and/or property rights that it believes will add to the value of our company’s geothermal resources, and through possible mergers with or acquisitions of operating power plants and geothermal or other renewable energy properties. Although we continually evaluate opportunities for such potential acquisitions, no such acquisitions are currently contemplated by our company.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been made. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for the financial statements.

Cash and Cash Equivalents

We consider cash deposits and highly liquid investments to be cash and cash equivalents for financial reporting presentation on the consolidated balance sheet and statement of cash flows. We subscribe to the accounting standards that define cash equivalents as highly liquid, short-term instruments that are readily convertible to known amounts of cash, which are generally defined investments that have original maturity dates of less than three months. With the large value of funds invested in short-term deposits, small variations in short term interest rates may materially affect the value of cash equivalents. Investments in government obligations accumulate higher interest, but the principal balance is not insured by the FDIC.

We do not consider such items to be cash equivalents if there is a significant restriction placed upon the use of those assets. At fiscal year end, our company held deposits that were restricted according to a contractual arrangement with a major vendor. Accordingly, these deposits were classified as restricted cash, rather than cash equivalents.

Property, Plant and Equipment

During the development stage of operations, our company has purchased and otherwise acquired geothermal properties for the production of power. The geothermal properties include: drilled wells, power plant components, power plant support components, land, land rights, surface water rights, and mineral rights. Since the costs of land and the rights surrounding the access geothermal and surface water reservoirs are relatively small, these items have been included, but have not been reported separately in our financial statements. Our first power plant is scheduled to be operational in late December 2007 or early January 2008; however, it was still under construction at June 30, 2007. The costs of this power plant are being accumulated in construction in process accounts until the plant becomes operational. Once the plant is operational, these costs will be charged to operations in a systematic manner based upon the total estimated gallons of water the plant is expected to produce over its useful life. The factors and assumptions that comprise this allocation process will be based upon the best information available to us, and will be evaluated, at least, annually for viability. If it is determined that our cost allocations have produced results that vary significantly from the conditions surrounding the value of our company’s geothermal properties, a gain or loss adjustment will be made in the period in which this determination is made. The cost allocation or amortization process is not intended to present the fair market value of our geothermal properties; rather to allocate the actual historical costs of those properties over their service lives.

The costs of machinery, vehicles and other equipment, currently in operation, are being depreciated in a systematic manner. For these assets, depreciation is calculated based upon the straight-line method at a rate of 30%, which allocates the costs evenly over the asset’s estimated service life. Depreciation costs calculated for assets that are not directly involved in the production of geothermal properties are charged to operations.

Income Taxes

According to generally accepted accounting practices, entities must recognize assets and/or liabilities that originate with the differences in revenues and expenses presented for financial reporting purposes and those revenues and expenses that are utilized to comply with federal and state income tax law. Often deductions can be accelerated for income tax purposes, thus creating temporary or timing differences. Other items (generally non-allowable expenses) do not reverse over time, and are considered to be permanent differences. These types of costs are, typically, not factored into the deferred income tax asset or liability calculation. Our company’s primary element that impacts the liability or asset calculation relates to the operating losses generated in the early stages of operation that will be allowed to offset future earnings. Stock-based compensation is another significant area that impacts that recognition of deferred income taxes. Compensation that has been provided to employees and contractors based upon the value of the issuance of stock options is reported as an operating cost. However, this compensation is not an allowable deduction for income tax purposes. At the end of the fiscal year, our company’s significant tax differences would ultimately result in the recognition of an asset; however, due to the uncertainty surrounding future earnings, an allowance has been calculated that effectively removes the asset. We continue to track the financial elements that comprise the deferred income tax calculation and will remove or reduce the asset allowance if our company is determined to be in position where it is likely to produce earnings.

Stock-Based Compensation

At the beginning of the fiscal year, our company adopted a standard that states that if certain conditions are present surrounding the issuance of equity instruments as employee compensation, then circumstances may warrant the recognition of a liability for financial reporting purposes. One such condition was present when our company originally issued stock options in a foreign currency (Canadian dollars) to employees both before and after the beginning of the fiscal year. Authors of the standard have reasoned that when a condition is present that creates a financial risk to the recipient in addition to normal market risks (i.e., foreign currency translation risk), then the instrument takes on the characteristics of a liability, rather than an equity item. As the underlying stock options are exercised or are forfeited, then the stock based compensation liability will be reduced. Our financial statements reflect these changes in the consolidated balance sheet. As the value of the options change over the vesting periods, these changes will ultimately be reflected in the amount of expense charged to operations.

We award stock options for compensation to non-employees for services performed and/or services performed above and beyond expectations. After the services have been completed, the awards are made at the discretion of the Board of Directors. The fair value of the options are determined on the date the options are awarded according to several factors that include the exercise price of the option, the current price of the underlying share, the expected life of the options and the expected volatility of the stock. Generally speaking, a longer life and higher expected volatility yields a higher value of the option. In accordance with appropriate accounting guidance, our company records the value of these options as operating expense during the period in which they are awarded. Stock options awarded to company employees are also valued on the date they are awarded. However, the value of these options are expensed or capitalized over the vesting period. The current vesting period for all options is eighteen months. The nature of the services provided determines whether the value will be expensed or added to the value of a company asset. To date, no services have been provided directly related to the construction of property and equipment, thus, all services have been charged to operations.

Operating Results

June 30, 2007 compared to June 30, 2006
For the quarter ended June 30, 2007, we incurred a loss of $342,776 which represented $0.01 per share, as compared to a loss of $372,486 for the quarter ended June 30, 2006. The operating loss was consistent with the loss incurred during the first quarter of 2006. Most operating expenses were reasonably consistent with the prior year. Significant variances were noted in stock based compensation and foreign exchange gain.

Stock based compensation costs were $227,142 (approximately 48%) lower in the first quarter of 2007 compared to $438,659 the first quarter of 2006. In the first quarter 2006, 1.76 million stock options were issued by our company. Of those options, 25% vested in that quarter. Also, a large portion of options issued prior to the first quarter 2006, vested in that quarter and the respective costs were recognized.

For the quarter ended June 30, 2007, we had a foreign exchange gain of $79,375, as compared to the large foreign exchange gain of $410,329 was reported in the first quarter of 2006. The gain of the first quarter of 2006 related to the funds generated in Canadian currency from a private placement offering that were left in the foreign currency until favorable exchange rates were available. We expect that the level of gain reported in the first quarter of 2007 will be more typical of our operations.

March 31, 2007 compared to March 31, 2006
For the year ended March 31, 2007, we incurred a loss of $1,943,000 or $0.04 per share. This compares to a loss for the year ended March 31, 2006 of $1,491,000 or $0.09 per share.

The main reason for this increased loss is that non-cash stock-based compensation granted to directors, officers and employees increased by $948,000 from $181,000 for the year ended March 31, 2006 to $1,129,000 for the year ended March 31, 2007. Stock options granted during the year were 2,168,000 options in 2007 as compared to 50,000 options in 2006. The stock options are a part of our annual executive compensation plan, and are issued to obtain, retain and motivate our directors, executives and employees. During 2007, the Company attained several significant milestones (EPC Agreement with Ormat, Transmission Agreement with Bonneville Power Administration, REC Sales Agreement with Holy Cross Energy, initiation of Unit 1 construction, etc.) which necessitated recognition of the significant work effort of our directors, executives and employees for current and prior years.

In addition, professional fees totaled $663,000 in 2007 as compared to $386,000 in 2006. Legal and accounting fees increased $277,000 in 2007 due to legal fees associated with due diligence costs for a private placement ($111,500), an SB-2 registration statement ($18,667) and the negotiation of the Raft River Energy operating agreement ($78,265), and an increase in accounting fees associated with amendments to prior year federal tax returns ($29,800). Losses incurred at Raft River Energy of $102,000 were recorded in 2007.

Increases in interest income of $670,000 from $23,000 in fiscal 2006 to $694,000 in fiscal 2007 and increases in foreign currency gain of $262,000 from $149,000 in fiscal 2006 to $411,000 in fiscal 2007 helped to offset partially the increased costs. The interest income resulted from money market fund interest on the balance of our company’s cash balances. The foreign currency gain resulted from timing on transferring funds from the April 2006 private placement from our Canadian accounts into the United States.

March 31, 2006 compared to March 31, 2005
For the year ended March 31, 2006, we incurred a loss of $1,491,000 or $0.09 per share. The compares to a loss for the year ended March 31, 2005 of $1,830,000 or $0.12 per share. The main reason for this decreased loss is that exploration expenditures decreased by $439,000 in a year to year comparison. Our development costs were capitalized in 2006 as a geothermal reservoir had been identified, and determined to be economic.

In addition, consulting fees decreased by $461,000 in 2006, which was offset partially by an increase in salaries and wages of $355,000. Individuals previously paid as consultants were hired as employees effective April 1, 2006.

Travel and promotion expenses increased $ 271,000 as our company increased marketing and promotional efforts to attract and retain investors. Foreign currency gain increased by $245,000 as funds were transferred from our Canadian accounts into the U.S.

Raft River Energy I LLC

We intend to develop the Raft River project in two or more phases. Raft River Energy I LLC is the Phase 1 joint venture company constructing the power plant at Raft River, Idaho. Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group Inc, will contribute to Raft River Energy I LLC in staged payments a total of $34 million in cash and we will contribute $5 million in cash and approximately $1.5 million in production and injection wells and geothermal leases to Raft River Energy I LLC. Raft River I Holdings, LLC is not consolidated into the financial statements. We have signed an engineering, procurement and construction agreement for the first power plant, and bids were solicited from and contracts entered into with several engineering firms to provide engineering, procurement and construction services on all remaining aspects of Phase 1 that are not included in this agreement. Final engineering, equipment procurement and construction was anticipated to take approximately 16 to 18 months from April 25, 2006, and the initial power plant is anticipated to begin full commercial production by late December 2007 or early January 2008. The total Phase 1 construction and development costs are expected to be between $39 and $41 million for the construction of a geothermal power plant capable of producing 13 megawatts of power.

Pursuant to the Management Services Agreement, we will provide operating and management services to Raft River Energy I LLC. We expect to receive annual cash distributions up to $1.6 million each year for the first four project years pursuant to the Management Services Agreement and the Amended and Restated Operating Agreement. The cash distributions made to us will come from four sources: income-related cash distributions from our investment in Raft River Energy I LLC, royalty income from our energy leases to Raft River Energy I LLC, a management fee for providing operating and maintenance services, and lease income from our cooling water leases to Raft River Energy I LLC. After the first four years, we will receive a nominal percentage of the distributable Raft River Energy I LLC cash flow until a specified rate of return is achieved by our partner, at which time we will receive a little more than half of the distributable cash flow. If we develop the economic equivalent of 30 megawatts of power sales during the initial 20-year term of the power purchase agreement then, at the end of year 20, our share of the distributable cash flow increases to a significant majority of cash flow for the remainder of the Phase I project life.

Contractual Obligations

The following table denotes contractual obligation by payments due for each period.

	Total	< 1 year	1-3 years	3-5 years	> 5 years
Capital Leases (1)	$ 665,550	$ 40,100	$ 96,200	$ 103,900	$ 425,350
Stock Compensation Payable	$2,533,858	$ 0	$1,465,201	$1,068,657	$ 0
RRE Construction obligations (1)	$7,521,200	$7,521,200	$ 0	$ 0	$ 0

(1) Raft River Energy I LLC is the joint venture partnership constructing the power plant at Raft River, Idaho. This subsidiary is not consolidated into the financial statements. However, the obligations of Raft River Energy are reflected in this table in order to provide greater information on the Raft River Project.

For further information regarding capital lease terms and conditions, please note Item 2, Description of Property, Lease/Royalty Terms beginning on page 26 of this document.

The obligations reflected for Stock Compensation Payable are reflected as due on the option expiration date. The obligation will be relieved upon exercise of the options, which may be at any time between vesting and expiration.

Off Balance Sheet Arrangements

As of June 30, 2007, our company does not have any off balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Risk on Investments

At June 30, 2007, our company held investments of $28,096,690 in money market accounts. These are highly liquid investments that are subject to risks associated with changes in interest rates. The money market funds are invested in governmental obligations with minimal fluctuations in interest rates and fixed term.

Foreign Currency Risk

We are subject to limited amount of foreign currency risks associated with cash deposits maintained in Canadian currency. We have utilized and are continuing to utilize the Canadian markets for raising capital. By proper timing of the transactions and then maintenance of adequate operating funds in other financial resources, our company has been able to mitigate some of the risks surrounding foreign currency exchanges. At fiscal year end, we held deposits that amounted to less than $30,000 in U.S. dollar equivalents. Also, the Canadian currency exchange rate has been reasonably consistent over the past fiscal year. As a matter of standard operating practice, our company does not maintain large balances of Canadian currency; and, substantially, all operating transactions are conducted in U.S. dollars.

The strike price for our company’s stock option plan has been stated in Canadian dollars as the plan has been administered through our Vancouver office and Pacific Corporate Trust Company. This subjects our company to foreign currency risk in addition to the normal market risks associated with the stock price fluctuations. A long-term liability has been established to reflect the fair value of the stock options payable. The strike price on future option grants will be stated in US dollars.

Commodity Price Risk

We are exposed to risks surrounding the volatility of energy prices. These risks are impacted by various circumstances surrounding the energy production from natural gas, nuclear, hydro, solar, coal and oil. We have been able to mitigate, to a certain extent, this risk by signing a power purchase contract for a 20 year period for the first power plant scheduled to go into production. This type of arrangement will be the model for power purchase contracts planned for future power plants.

MANAGEMENT

Identification of Directors, Executive Officers and Significant Employees

The following sets forth certain information concerning the current directors, executive officers and significant employees of our company. Each director has been elected to serve until our next annual meeting of stockholders and until his successor has been elected and qualified. Each executive officer serves at the discretion of the board of directors of our company.

NAME	AGE	POSITION
Daniel J. Kunz	55	Chief Executive Officer, President and Director
Douglas J. Glaspey (1)	55	Chief Operating Officer and Director
John H. Walker (1) (3)	58	Chairman of the Board and Director
Paul A. Larkin (1) (2) (3)	57	Director
Leland R. Mink(3)	67	Director
Kerry D. Hawkley	53	Chief Financial Officer and Corporate Secretary
Kevin Kitz	46	Vice President, Development, Geo-Idaho
Robert Cline	50	Vice President, Engineering, Geo-Idaho
Christopher S. Harriman	49	President, U.S. Geothermal Services LLC

(1)	Member of the Audit Committee.
(2)	Audit Committee Financial Expert.
(3)	Independent Director.

Background and Business Experience

Daniel J. Kunz is the President and Chief Executive Officer and a director of our company and the President of Geo-Idaho. Since April 2006, he has served the company a minimum of 140 hours a month. He has served as a director of our company since March 2000, and was Chairman of the Board of Directors from March 2000 until December 2003. He has served as the President and Chief Executive Officer of our company since inception. Prior to the acquisition of Geo-Idaho, he served as a director and the President for that company from February 2002 until the acquisition. Mr. Kunz was an executive of Ivanhoe Mines Ltd. from 1997, and served as its President, Chief Executive Officer and Director from November 1, 2000 until March 1, 2003. From March 2, 2003 until March 8, 2004, Mr. Kunz served as President of Jinshan Gold Mines Inc. Mr. Kunz has more than 30 years of experience in international mining, engineering and construction, including, marketing, business development, management, accounting, finance and operations, having held key positions in MK Gold Company (President & CEO) and Morrison Knudsen Corporation (Vice President & Controller, and as CFO to the Mining Group). Mr. Kunz holds a Masters of Business Administration and a Bachelor of Science in Engineering Science. He is currently a director of several companies publicly traded on the TSX and the TSX Venture Exchange, including Jinshan Gold Mines Inc., Kenai Resources Ltd., and Chesapeake Gold Corp.

Douglas J. Glaspey is the Chief Operating Officer and a director of GTH. He has served as a director of the company since March 2000, and served as its President from March 2000 until the acquisition of Geo-Idaho. He also served as a director and the Chief Executive Officer of Geo-Idaho from February 2002 until the acquisition. From December 1986 to January 2004, Mr. Glaspey was a Metallurgical Engineer and Project Manager with Twin Gold Corporation. Mr. Glaspey has 29 years of operating and management experience. He holds a Bachelor of Science in Mineral Processing Engineering and an Associate of Science in Engineering Science. His experience includes public company management, production management, planning and directing resource exploration programs, preparing feasibility studies and environmental permitting. In addition to his public company activities, he has formed and served as an executive officer of several private resource development companies in the United States, including Drumlummon Gold Mines Corporation and Black Diamond Corporation.

John H. Walker is a director and the Chairman of the Board of directors of our company. He has held that position since December 2003. He has served (and continues to serve) as Chief Executive Officer of Mihaly International Canada Limited since 1987. Prior to that Mr. Walker was a Senior Advisor to Falconbridge Limited from September 2000 to April 2002; and Managing Director of Loewen, Ondaatje, McCutcheon, from November 1996 to August 2000. Mr. Walker holds a Master of Environmental Studies degree from York University in Toronto. For many years he was an executive with Ontario Hydro where he directed programs in renewable energy and international business development, specifically in respect of thermal power generation. Currently as CEO of Mihaly International Canada Limited, based in Oakville, Ontario, he provides services to development and mining companies, corporations, banks, and insurance companies on a range of issues related to project management, construction, fuel supply, build own operate and transfer, project finance and risk management.

Paul Larkin serves as a director of our company, a position he has held since March 2000. He served as Secretary of our company until December 2003, and served as a director and the Secretary-Treasurer of Geo-Idaho from February 2002 until the acquisition. Since 1983, Mr. Larkin has also been the President of the New Dawn Group, an investment and financial consulting firm located in Vancouver, British Columbia, and the President of Tyner Resources Ltd., a TSX Venture Exchange listed company. New Dawn is primarily involved in corporate finance, merchant banking and administrative management of public companies. Mr. Larkin held various accounting and banking positions for over a decade before founding New Dawn in 1983, and currently serves on the boards of the following companies which are listed on the TSX Venture Exchange: Eventure Capital Corp., and Tyner Resources Ltd.

Dr. Leland “Roy” Mink serves as a Director. Dr. Mink was appointed on November 29, 2006 and will serve until the next Annual General Meeting. He holds a Ph.D. in Geology, a Master of Science in Hydrology, and a Bachelor of Science in Science Education. He is the former Program Director for the Geothermal Technologies Program, U.S. Department of Energy (“DOE”) from June 2003 to November 2006. Prior to working for the DOE, Dr. Mink was the Vice President of Exploration for U.S. Geothermal Inc from 2002 to 2003. He was Director of the Idaho Water and Energy Resources Research Institute from l989 to 2002, worked for the Morrison-Kundsen Company from l981 to l988, and spent l977 to l980 with the DOE in various positions including Chief, Geothermal Energy Branch. Dr. Mink began his career as a hydrogeologist with the Idaho Bureau of Mines and then as an associate professor in the Department of Geology at Boise State University. He served as President of the National Institutes for Water Resources from l995 to l996.

Kerry D. Hawkley serves as our Chief Financial Officer and Corporate Secretary. He has served as our controller since July 2003, and became CFO as of January 1, 2005. Since April 2006, he has served the company on a full-time basis. Since July 2003, he has also provided, and continues to provide, consulting services to Triumph Gold Corp. From 1998 to June 2003, Mr. Hawkley served as controller, director and treasurer of LB Industries. Mr. Hawkley has over 30 years experience in all areas of accounting, finance and administration. He holds Bachelor of Business Administration degrees in Accounting and Finance. He started his career as an internal auditor with Union Pacific Corporation and has held various accounting management positions in the oil and gas, truck leasing, mining and energy industries.

Kevin Kitz is the Vice President-Development of Geo-Idaho. He joined the company in April 2003. He is a mechanical engineer with 19 years of geothermal power plant design, construction and operating experience with Unocal, with whom he worked until November 2002. From November 2002 to April 2003 Mr. Kitz was in private practice as a consulting engineer. He holds a Bachelor of Science in Mechanical Engineering and Material Science, and is a Professional Engineer in California. During his career with Unocal, he was a Production and Operations Engineer at the 75 megawatt Salton Sea geothermal power plant in southern California, a Senior Production Engineer at the Geysers geothermal field in northern California, and a Power Plant Engineering Advisor in the Philippines for geothermal power plants ranging from 12 to 55 megawatts.

Robert Cline is the Vice President-Engineering of Geo-Idaho. He joined the company in February 2005. He is a civil engineer with 24 years experience developing energy and water resources projects in the western U.S. He holds Bachelor of Science degrees in Civil Engineering and Physics, and is a Professional Engineer in Arizona and Oregon. Prior to joining US Geothermal, he worked for Ida-West Energy Company from l991 to 2004, and was the Manager of Engineering at Ida-West Energy Company from 2001 to 2004, playing a key role in developing several hydroelectric and gas-fired generating facilities, and was instrumental in several highly successful hydroelectric acquisitions. Prior to 1991, he worked nine years for the US Bureau of Reclamation where he was involved in engineering, contracting and construction of various water resources related projects in Arizona.

Christopher S. Harriman has served as the President of US Geothermal Services, LLC since July 2006. He has over ten years of power management experience and has eighteen years of industry experience. He worked for Black Hills Generation from August l996 through July 2006 and was plant manager of two 10 megawatt cogeneration facilities located in southern Idaho from July 2000 to July 2006. He also spent four years with Calpine Corporation at gas fired cogeneration facilities, eight years with Exxon Shipping, and served in the U.S. Coast Guard. He joined us in July 2006.

Family Relationships

There are no family relationships between directors and the executive officer or any persons nominated to be a director.

Code of Ethics

Management submitted a proposed “Code of Ethics” to the Board of Directors for review and comment. The Board approved the code of ethics at the board meeting held in conjunction with the annual general meeting in September 2005. The code of ethics applies to all directors, officers and employees of our company. The Code of Ethics is included in our company’s web page at www.usgeothermal.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation and Benefits Committee is appointed annually by the Board of Directors to discharge the Board’s responsibilities relating to compensation and benefits of the executive officers of our company. The goals of the committee are to attract, retain and motivate our executive officers by providing appropriate levels of compensation and benefits while taking into consideration, among such other factors as it may deem relevant, our company’s performance, shareholder returns, the value of similar incentive awards to executive officers at comparable companies and the awards given to the executive officers in past years. The main categories of compensation available to the committee are base salary, discretionary annual performance bonuses, stock option grants, stock awards, and insurance reimbursements.

We compete with a variety of companies for our executive-level employees. The Compensation and Benefits Committee uses base salary to compensate the executive officers for services rendered. Base salaries are intended to be competitive for companies of similar size and purpose, also taking into consideration individual factors such as experience, tenure, institutional knowledge and qualifications. An informal review of several public junior resource development companies was completed to provide the committee with comparative compensation information. The committee looked at Nevada Geothermal Power Inc., Western GeoPower Corp., Polaris Geothermal Inc., Sierra Geothermal Power Corp., Jinshan Gold Mines Inc., and Chesapeake Gold Corp., who are involved in either geothermal development or in mineral exploration and are companies generally of the same size. Base salaries are reviewed annually to determine whether they are consistent with our overall compensation objectives. In considering increases in base salary, the Compensation and Benefits Committee reviews individual and corporate performance, market and industry conditions, and our overall financial health. Our Chief Executive Officer, Daniel Kunz is also a member of the committee. His role is to review comparative information and make compensation recommendations to the rest of the committee, whom are independent directors, for their approval.

The Compensation and Benefits Committee may grant annual performance bonuses as a reward for achievement of individual and corporate short-term goals. Any grant of an annual performance bonus is discretionary and the amount is determined after recommendation from the chief executive officer. Bonus amounts are dependent upon the performance of the individual executive officer based on the goals established with the board for that individual which are discussed following the “Summary Compensation Table.” We consider the goals established to be achievable and expect them to be met. We have no performance targets based on financial performance. The Board of Directors has complete discretion to grant the bonuses even if the established goals are not achieved. Bonus amounts for our chief executive officer are determined by the independent members of the committee.

Generally, the Compensation and Benefits Committee grant stock options to all employees, including executive officers, for motivation and retention purposes annually after completion of our annual financial reports. Stock options are granted with an exercise price equal to the market value of our common stock on the date of the grant, and with a term of five years. The timing of the stock option grant is not coordinated with the release of material non-public information and is typically in the first or second fiscal quarter. The options vest 25% on date of grant, and another 25% each six months thereafter. In 2006, stock option grants to executive officers represented approximately 45% of the total stock option grants to all employees. We don’t have a formal procedure for determining factors to consider when making grants. The committee uses an informal review of similar sized companies engaged in natural resource development to assist in determining the appropriate levels of stock option grants.

Our executive officers do not receive any material incremental benefits that are not otherwise available to all of our employees. Our health and dental insurance plans are the same for all employees.

Effective April 1, 2006, Daniel J. Kunz signed an employment agreement that will remain in effect until December 31, 2008 that increases the amount of time devoted to the business of our company to 140 hours per month at a compensation of $132,000 annually. Mr. Kunz is entitled to receive performance bonuses and incentive stock options as determined by our company’s board of directors, benefits (including for immediate family) as are or may become available to other employees, and vacation. We will also provide reasonable life insurance and accidental death coverage with the proceeds payable to Mr. Kunz’s estate or specified family member. The employment agreement may be terminated by us without notice, payment in lieu of notice, severance or other sums for causes which include failure to perform in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a conflict of interest, conviction which has become final for an indictable offense, fraud, dishonesty, refusal to follow reasonable and lawful direction of our company, breach of fiduciary duty, and a declaration of bankruptcy by or against Mr. Kunz. No lump sum payment will be made to Mr. Kunz for termination for these reasons other than the payment of such compensation as would otherwise be payable up to and including the date of termination. Otherwise, our company may terminate the agreement upon one month written notice, in which case Mr. Kunz will be entitled to a lump sum payment of salary and incurred expenses from the date of notice to the earlier of the date of termination and December 31, 2008. In addition, Mr. Kunz may terminate the agreement upon one month written notice, in which case Mr. Kunz will be entitled to a lump sum payment of salary and incurred expenses until one month from the date of notice. The agreement includes covenants by Mr. Kunz of confidentiality and non-competition, and provides for equitable relief in the event of breach. In the case of a change of control, Mr. Kunz can elect to receive compensation of $250,000 no later than five working days after the effective date of the change of control. This compensation is payable by our company or its successor regardless of whether or not Mr. Kunz continues under employment pursuant to the existing employment agreement or is replaced with a new agreement. Mr. Kunz’s employment agreement does not provide for a lump sum amount payable upon termination of his employment. A copy of the employment agreement is included as Exhibit 10.15 to this registration statement.

Douglas J. Glaspey, Chief Operating Officer, signed an employment agreement on April 1, 2006, that will remain in effect until December 31, 2008, which provides for an annual salary of $108,000. Mr. Glaspey is entitled to receive performance bonuses and incentive stock options as determined by our company’s board of directors, benefits (including for immediate family) as are or may become available to other employees, and vacation. The employment agreement may be terminated by us without notice, payment in lieu of notice, severance or other sums for causes which include failure to perform in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a conflict of interest, conviction which has become final for an indictable offense, fraud, dishonesty, refusal to follow reasonable and lawful direction of our company, breach of fiduciary duty, and a declaration of bankruptcy by or against Mr. Glaspey. No lump sum payment will be made to Mr. Glaspey for termination for these reasons other than the payment of such compensation as would otherwise be payable up to and including the date of termination. Otherwise, our company may terminate the agreement upon one month written notice, in which case Mr. Glaspey will be entitled to a lump sum payment of salary and incurred expenses until one month from the date of notice. In addition, Mr. Glaspey may terminate the agreement upon one month written notice, in which case Mr. Glaspey will be entitled to a lump sum payment of salary and incurred expenses until one month from the date of notice. No lump sum payment will be made to Mr. Glaspey in the event of a change of control. Mr. Glaspey’s employment agreement does not provide for a lump sum amount payable upon termination of his employment. A copy of the employment agreement is included as Exhibit 10.17 to this registration statement.

Kerry D. Hawkley, Chief Financial Officer, signed an employment agreement on April 1, 2006, that will remain in effect until December 31, 2008, which provides for an annual salary of $96,000. Mr. Hawkley is entitled to receive performance bonuses and incentive stock options as determined by our company’s board of directors, benefits (including for immediate family) as are or may become available to other employees, and vacation. The employment agreement may be terminated by us without notice, payment in lieu of notice, severance or other sums for causes which include failure to perform in a competent and professional manner, appropriation of corporate opportunities or failure to disclose a conflict of interest, conviction which has become final for an indictable offense, fraud, dishonesty, refusal to follow reasonable and lawful direction of our company, breach of fiduciary duty, and a declaration of bankruptcy by or against Mr. Hawkley. No lump sum payment will be made to Mr. Hawkley for termination for these reasons other than the payment of such compensation as would otherwise be payable up to and including the date of termination. Otherwise, our company may terminate the agreement upon one month written notice, in which case Mr. Hawkley will be entitled to a lump sum payment of salary and incurred expenses until one month from the date of notice. In addition, Mr. Hawkley may terminate the agreement upon one month written notice, in which case Mr. Hawkley will be entitled to a lump sum payment of salary and incurred expenses until one month from the date of notice. No lump sum payment will be made to Mr. Glaspey in the event of a change of control. Mr. Hawkley’s employment agreement does not provide for a lump sum amount payable upon termination of his employment. A copy of the employment agreement is included as Exhibit 10.16 to this registration statement.

Summary Compensation Table

The following table shows compensation paid by US Geothermal for services rendered during the fiscal year ended March 31, 2007 to each of our named executive officers.

Name and Principal Position(s) (a)	Year Ended March 31, (b)	Salary ($) (c)	Bonus ($) (d)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensati on ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compens ation ($) (i)	Totals ($) (j)
Daniel J. Kunz Chief Executive Officer	2007	132,000	30,000	532,257	0	0	37,960	732,217
Douglas J. Glaspey Chief Operating Officer	2007	108,000	22,500	381,619	0	0	0	512,119
Kerry D. Hawkley Chief Financial Officer	2007	96,000	25,000	135,575	0	0	0	256,575

(c)	– Annual compensation that includes the dollar value of base salary (cash and non-cash).
(d)	– Dollar value of bonuses (cash and non-cash) are eligible to all employees. Bonus plans are submitted and approved by the Board annually.
(f)	– Stock options are valued at the grant date using the SFAS 123R value.
(i)	– Other compensation consists of all other compensation not disclosed in another category.

The increases in officer salaries are primarily due to the change in employment status from part-time to full time. Daniel J. Kunz and Kerry D. Hawkley became full time employees of the Company after April 1, 2006, and their salaries were adjusted to reflect these changes. Douglas J. Glaspey has been a full time employee for the past three fiscal years. All employees of the Company are eligible to receive a performance bonus based upon goals submitted and approved annually by the Board of Directors. Performance goals were earned and paid in cash for the fiscal year ended March 31, 2007. The primary goals and objectives for Mr. Kunz for the year ended March 31, 2007 were: commencement of Ormat Engineering procurement and construction contract for Raft River Unit 1 within the first half of 2006; implement and manage land acquisition and resource drilling program; prepare strategy and timelines on current growth opportunities; seek senior Canadian listing; arrange and negotiate Cdn $20 million equity raise and $34 million project finance package for Unit 1 power plant.

The primary goals and objectives for Mr. Hawkley for the year ended March 31, 2007 were: select, install and operate new accounting system; select and hire accountant; file securities registration statement; initiate new banking and insurance relationships.

The primary goals and objectives for Mr. Glaspey for the year ended March 31, 2007 were: complete permitting for Phase 1 Raft River; acquire title insurance policy for project; purchase surface water rights at Raft River; acquire new leased mineral rights at Raft River; hire key operations manager and key resource engineer for Raft River; permit all additional geothermal well sites need for Phase 2.

The amounts and timing of the cash bonuses are at the discretion of the Board of Directors. The award of these bonuses are based on specific accomplishments and the bonuses will be reduced in size if some of the milestone accomplishments are not met and may be waived if major accomplishments are not achieved. However, the Board of Directors has complete discretion to grant the bonuses even if the accomplishments are not achieved. These bonuses are a key part of the incentive and retention of senior engineering professionals who can go to another employer and earn substantially more wage than they are paid by our Company.

Grants Of Plan-Based Awards

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Under- lying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards[18] (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)
Daniel J. Kunz, Chief Executive Officer	4/12/06	$	$	$					$530,000	Cdn1.00	$532,257
Douglas J Glaspey, Chief Operating Officer	4/12/06								380,000	Cdn1.00	381,619
Kerry D Hawkley, 4/12/06 Chief Financial Officer									135,000	Cdn1.00	135,575

Outstanding Equity Awards at Fiscal Year End

Executive Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Option Awards				Stock Awards
		Number of securities underlying unexercised options (#) unexer- cisable (c)	Equity incentive plan awards; number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares not vested (#) (g)	Market value of shares not vested (#) (h)	Equity incentive plan awards: number of unearned shares or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares or other rights that have not vested ($) (j)
Daniel J. Kunz	13,494			0.60	1/3/09	0	0
John H. Walker	40,000			0.60	1/3/09	0	0
Douglas J. Glaspey	22,134			0.60	1/3/09	0	0
Kerry D. Hawkley	40,000			0.60	1/3/09	0	0
Kerry D. Hawkley	60,000			0.85	11/10/09	0	0
Daniel J. Kunz	530,000			1.00	4/12/11	265,00	179,697
Douglas J. Glaspey	380,000			1.00	4/12/11	190,000	128,839
John H. Walker	115,000			1.00	4/12/11	57,500	37,300
Paul A. Larkin	180,000			1.00	4/12/11	90,000	58,383
Kerry D. Hawkley	135,000			1.00	4/12/11	67,500	45,772
Leland R. Mink	100,000			1.40	1/22/12	75,000	102,405

U.S. Geothermal and their Board of Directors have previously provided additional incentive to our United States (“U.S.A.”) officers, directors, employees and consultants by offering stock options at a discount of 15-20% off market price as allowed by the TSX Venture exchange. The U.S.A. legislature and the Internal Revenue Service (“IRS”) have issued regulations to dissuade companies from granting these discounted stock options. Through the American Jobs Creation Act of 2004 and the Internal Revenue Code Section 409A, discounted stock options have now been classified as deferred compensation in which the “discount” is taxable at the date of vesting, instead of upon the date of exercise. They have also dictated that a 20% penalty on all discounts is to be paid at date of vesting. These new rules have been retroactively applied to all options vesting after January 1, 2005.

Since U.S. Geothermal stock options vest 25% on date of grant and 25% every six months thereafter, option holders would be subject to amending tax returns for prior years and paying tax and penalty on the value of the discount. These amendments and payments would be required whether or not the option holder exercises the options. The IRS is allowing option holders until December 31, 2007 to rectify the situation by allowing them to reprice the existing options to the market price on the date of option grant. As of March 31, 2007, the majority of our U.S.A. option holders have repriced their options to the market price on the date of grant. An adjustment to the fair market value of the repriced options ($206,878) was included in the stock compensation accrual for March 2007.

Option Exercises

Daniel J. Kunz (January 10, 2006) and Douglas J. Glaspey (December 29, 2005) exercised options granted in a previous year.

			Number of Shares
			Underlying	Value of in-the-
	Shares Acquired on	Cdn $Value	Unexercised	money Unexercised
Name	Exercise	Realized	Options	Stock Options
Daniel J. Kunz	100,000	$18,500	13,494/0	Cdn$ 6,949/$0
Douglas J. Glaspey	100,000	$25,000	22,134/0	Cdn$11,399/$0

Our company and our Board of Directors have previously provided additional incentive to our United States officers, directors, employees and consultants by offering stock options at a discount off market price as allowed by the TSX Venture exchange. The United States legislature and the Internal Revenue Service have issued regulations to dissuade companies from granting these discounted stock options. Through the American Jobs Creation Act of 2004 and the Internal Revenue Code Section 409A, discounted stock options have now been classified as deferred compensation in which the “discount” is taxable at the date of vesting, instead of upon the date of exercise. They have also dictated that a 20% penalty on all discounts is to be paid at date of vesting. These new rules have been retroactively applied to all options vesting after January 1, 2005.

Since our stock options vest 25% on date of grant and 25% every six months thereafter, option holders would be subject to amending tax returns for prior years and paying tax and penalty on the value of the discount. These amendments and payments would be required whether or not the option holder exercises the options. The Internal Revenue Service is allowing option holders until December 31, 2007 to rectify the situation by allowing them to reprice the existing options to the market price on the date of option grant. As of March 31, 2007, the majority of our United States option holders have repriced their options to the market price on the date of grant. An adjustment to the fair market value of the repriced options was included in the stock compensation accrual for March 2007.

We did not award any shares, units or rights to any executive officer under a Long-Term Incentive Plan during the fiscal years ended March 31, 2005, 2006, and 2007.

Director Compensation

Name (a)	Fees earned or paid in cash ($) (b)	Stock awards ($) (c)	Option awards ($) (d)	Non-equity incentive plan compens- ation ($) (e)	Change in pension value and nonqualified deferred compensa- tion earnings ($) (f)	All other compensa- tion ($) (g)	Totals ($) (h)
John H. Walker	16,250		74,602			0	90,852
Daniel J. Kunz	0		0			0	0
Paul A. Larkin	24,000		116,768			0	140,768
Douglas J. Glaspey	0		0			0	0
Jon Wellinghoff	5,750		0			0	5,750
Leland R. Mink	0		95,026			0	95,026

Directors who are not otherwise remunerated per an employment agreement are paid $3,750 per quarter and $500 per board meeting attended in person. Directors who are also officers do not receive any cash compensation for serving in their capacity as directors. However, all directors are reimbursed for their out-of-pocket expenses in attending meetings.

Compensation Committee Interlocks and Insider Participation

During the year ended March 31, 2007:

Mr. Daniel J. Kunz, our Chief Executive Officer, was a member of the Compensation and Benefits Committee;

none of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with us or any of our subsidiaries in which the amount involved exceeded $120,000 in which he had or will have a direct or indirect material interest, which were required to be reported under Item 13 of this report;

none of our executive officers was a director or Compensation Committee member of another entity an executive officer of which served on our Compensation Committee; and

none of our executive officers served on the Compensation Committee (or another board committee with similar functions) of another entity an executive officer of which served as a director on our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to our company regarding the beneficial ownership of common stock as of August 20, 2007, of each person known to be the holder of more than 5% of our issued and outstanding stock.

Significant Owners
Title of Class (1)	Name and Address of Beneficial Owner (2)	Amount and Nature of Beneficial Owner (3)	Percent of Class (4)
Common Stock	Goldman, Sachs & Co. 295 Chipeta Way Salt Lake City, UT 84108	4,200,000	7.87
Common Stock	SPCP Group LLC 2 Greenwhich Plaza Greenwhich, CT 06830	8,300,000	15.55
Common Stock	S.A.C. Capital Associates LLC PO Box 58 Victoria House The Valley, Anguilla	3,000,000	5.62
Common Stock	Winslow Green Growth Fund PO Box 7247- 7057 Philadelphia, PA 19170-7057	3,290,000	6.17
Common Stock	Wexford Capital Walker House, Mary Street, Georgetown, Cayman Islands	3,000,000	5.62

The following table sets forth certain information known to our company regarding the beneficial ownership of the common stock as of August 20, 2007, by (i) each of our directors, (ii) each of our named executive officers, and (iii) all of our executive officers and directors, serving at the time of the filing of this prospectus, as a group.

Name (1)	Common Shares Beneficially Owned (2)	Shares Individuals have the right to acquire within 60 days (3)	Total Number of Shares Beneficially Owned (4)	Percent of Class (5)
Daniel J. Kunz	2,541,026	410,994	2,952,020	5.53
Douglas J. Glaspey	1,148,425	307,134	1,455,559	2.73
Kerry D. Hawkley	110,000	107,500	217,500	0.41
John H. Walker	67,334	126,250	193,584	0.36
Paul A. Larkin	687,638	135,000	822,638	1.54
Leland R. Mink	0	25,000	25,000	0.05
Officers and directors as a group (6 persons)	4,554,423	1,111,878	5,666,301	10.62

(1)

All percentages are based on 53,364,695 shares of common stock issued and outstanding on August 20, 2007. In the event a registration statement is not effective by November 5, 2007, the purchasers in the private placement that closed on June 5, 2007 are entitled to receive as liquidated damages 0.1 common shares for each common share purchased, or an aggregate of 909,090 common shares, which would result in 54,001702 common shares being issued and outstanding, or a dilution of 1.7%.

We have no knowledge of any other arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the transactions described below, none of our directors, named executive officers or more-than-five-percent shareholders, nor any associate or affiliate of the foregoing, have any interest, direct or indirect, in any transaction, from our inception (August 2002) to the date of this prospectus, or in any proposed transactions which has materially affected or will materially affect us.

Equity Transactions with Owners and Directors

In September, 2004, we agreed to pay past due compensation for services rendered in calendar year 2004 to Messrs. Kunz, Glaspey, Bourgeois (who was then the Chief Financial Officer and Secretary of our company) and Larkin, which, on October 19, 2004, each used to exercise options as follows:

OPTIONEE	Amount exercised (USD)	Amount exercised (Cdn)	Exercise price (Cdn)	Number of common shares
Daniel Kunz	$ 40,550.00	$ 51,903.60	$ 0.60	86,506
Doug Glaspey	$ 36,500.00	$ 46,719.60	$ 0.60	77,866
Ron Bourgeois	$ 13,000.00	$ 16,639.80	$ 0.60	27,733
Paul Larkin	$ 40,607.42	$ 51,978.00	$ 0.60	86,630
Totals	$130,657.42			278,735

Transactions with Management and Others

No material business transactions exist between our company and management, or family or affiliates of management. The Board of Directors must be notified in advance, and authorize, any transaction with our company that may involve a member of management, or family or affiliates of management.

Any employee, officer or director wishing to enter into a contract with the Company shall submit the contract and any supporting information to the Board of Directors for their review and consideration. After full discussion, and a review by legal counsel, the Board shall vote on the acceptance of the contract on behalf of the Company. If a director is involved directly or indirectly in the contract, that director shall recuse himself from the vote. After approval of the contract by the full Board, the Audit Committee shall monitor the contract for compliance with all applicable terms and conditions.

Certain Business Relationships

No material business relationships exist between our company and directors, or family or affiliates of directors.

Indebtedness of Management

Throughout the fiscal year and at fiscal year end, management was not indebted to our company or any of our subsidiaries.

DESCRIPTION OF SECURITIES

Capital Stock

Under our Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 100,000,000, consisting of 100,000,000 shares of common stock, with a par value of $0.001 per share. As of June 30, 2007, there were 53,192,612 shares of our common stock issued and outstanding. Our common stock is traded on the TSX under the symbol “GTH” and on the Over-The-Counter Bulletin Board under the symbol “UGTH”. The holders of common stock:

are entitled to one vote per share on each matter submitted to a vote of stockholders;

have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors;

have no preemptive or other rights to subscribe for shares; and

are entitled to such distributions as may be declared from time to time by the board of directors from funds legally available therefore, and upon liquidation are entitled to share ratably in the distribution of assets remaining after payment of liabilities.

Warrants

The shares of common stock registered for resale under this registration statement includes (i) 454,545 shares of common stock issuable upon exercise of warrants at the exercise price of $2.08 per share which expire December 5, 2008, and 1,522,500 shares of common stock acquirable upon exercise of warrants at the exercise price of Cdn$1.00 ($0.85) per share which expire April 3, 2008. The warrants were issued as compensation to the placement agents in private placements completed in April 2006 and June 2007.

Transfer Agent

The transfer agent and registrar for our common stock is Pacific Corporate Trust Company.

THE SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Over-The-Counter Bulletin Board

Effective June 3, 2005, our common stock has been quoted on the Over-The-Counter Bulletin Board under the trading symbol “UGTH”. The first trades of our shares on the Over-The-Counter Bulletin Board started June 8, 2005, and trading has been limited since then; there can be no assurance that a viable and active trading market will develop. There can be no assurance that even if a market is developed for our shares, there will be a sufficient market so that holders of common shares will be able to sell their shares, or with respect to any price at which holders may be able to sell their shares. Future trading prices of our common shares will depend on many factors, including, among others, our operating results and the market for similar securities.

The following sets forth information relating to the trading of our common stock on the Over-The-Counter Bulletin Board, from the date our common stock began trading on the Over-The-Counter Bulletin Board on June 8, 2005. On September 24, 2007, the last price reported on the Over-The-Counter Bulletin Board was $2.90.

Bid Prices on the Over-The-Counter Bulletin

Fiscal Year Ended March 31, 2006	High	Low
First Quarter	0.65	0.50
Second Quarter	1.24	0.52
Third Quarter	0.85	0.55
Fourth Quarter	1.30	0.64

Fiscal Year Ended March 31, 2007
First Quarter	1.02	0.70
Second Quarter	1.49	0.70
Third Quarter	1.23	0.80
Fourth Quarter	1.65	1.10
Fiscal Year Ended March 31, 2008
First Quarter	2.70	1.36
Second Quarter	3.10	1.85

TSX and TSX Venture Exchange

The TSX Venture Exchange is a segment of the TSX Group that provides the global financial community with access to Canada’s equity capital and energy markets. The TSX Venture Exchange provides access to capital for companies at the early stages of their growth while offering investors a well-regulated market for making venture investments. Our common shares were traded on the TSX Venture Exchange under the symbol “GTH” until September 28, 2007. As of October 1, 2007, our common shares began trading on the TSX under the symbol “GTH” and we ceased trading on the TSX Venture Exchange. The following sets forth information relating to the trading of our shares on the TSX Venture Exchange. On October 25, 2007, the last sale price reported on the TSX was Cdn$3.68.

Sales Prices on the TSX Venture Exchange (Cdn$)

Fiscal Year Ended March 31, 2005	High	Low
First Quarter	$ 0.90	$ 0.54
Second Quarter	1.05	0.70
Third Quarter	1.10	0.76
Fourth Quarter	1.05	0.80

Fiscal Year Ended March 31, 2006
First Quarter	1.10	0.80
Second Quarter	0.90	0.61
Third Quarter	0.90	0.67
Fourth Quarter	0.86	0.66

Fiscal Year Ended March 31, 2007
First Quarter	1.45	0.75
Second Quarter	1.60	0.80
Third Quarter	1.33	0.95
Fourth Quarter	1.79	1.20

Fiscal Year Ended March 31, 2007
First Quarter	2.85	1.57
Second Quarter	3.27	1.99

As of August 20, 2007, we had approximately 4,975 stockholders of record.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling shareholders. Of the 11,977,035 shares of common stock subject to this registration statement, 1,927,045 shares of this amount are shares of common stock underlying warrants issued by our company to certain of the selling shareholders. Exercise of these warrants by the holders thereof will result in up to approximately $2.3 million in proceeds to our company, which will be used for general corporate purposes. Except as described in the preceding sentence, this prospectus is solely for the purpose of sales by the selling shareholders and we will not receive any proceeds from the sale of stock being offered.

EXPERTS

The financial statements as of March 31, 2006 and 2007, included in this prospectus have been so included in reliance on the report of Williams & Webster, P.S., independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of March 31, 2005, included in this prospectus have been so included in reliance on the report of Morgan and Company, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Much of the information with respect to the geothermal resource at the Raft River project included in this prospectus is derived from the reports of GeothermEx, Inc. and has been included in this prospectus upon the authority of that company as experts with respect to the matters covered by the reports.

LEGAL MATTERS

The law firm of Dorsey & Whitney LLP has acted as our counsel and will be providing an opinion on the validity of the securities.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, accordingly, file current and periodic reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1 under the Securities Act, as amended, in connection with this offering. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement. For further information with respect to us and the shares of common stock offered hereby, reference is made to such registration statement, including the exhibits thereto, which may be read, without charge, and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at http://www.sec.gov that contains current and periodic reports, proxy statements and other information regarding registrants that filed electronically with the SEC. Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to this registration statement, each such statement being qualified in all respects by such reference.

Board of Directors
U.S. Geothermal Inc.
Boise, Idaho

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of U.S. Geothermal Inc. (a development stage company) as of March 31, 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended and for the period from February 26, 2002 (inception) through March 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of U.S. Geothermal Inc. as of March 31, 2005 were audited by other auditors whose report dated June 16, 2005 expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Geothermal Inc. as of March 31, 2007 and the results of its operations, stockholders’ equity, and cash flows for the year then ended and for the period from February 26, 2002 (inception) through March 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 11, errors resulting in the understatement of the previously reported net loss at March 31, 2007 were discovered by management subsequent to the issuance of the Company’s March 31, 2007 financial statements. These errors were due to the Company originally reflecting the issuance of stock options related to employee compensation at fair market value on the date of issuance rather than fair market value as of the date of the balance sheet. Accordingly, an adjustment has been made to the accompanying financial statements as of March 31, 2007 to correct these errors.

Williams & Webster, P.S.

Certified Public Accountants

Spokane, Washington
June 25, 2007 except for Note 11, which is dated September 24, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of
U.S. Geothermal Inc.
(A development stage company)

We have audited the accompanying consolidated statements of operations and comprehensive loss, cash flows, and stockholders’ equity of U.S. Geothermal Inc. (a development stage company) and its subsidiaries for the year then ended March 31, 2005 and for the cumulative period from February 26, 2002 (date of inception) to March 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of its operations and its cash flows for the periods indicated in conformity with accounting principles generally accepted in the United States.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectives of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfill its development activities. These factors raise substantial doubt that the Company will be able to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
(Stated in U.S. Dollars)

	March 31,	March 31,
	2007	2006

ASSETS

Current
Cash and cash equivalents	$6,759,161	$196,499
Restricted cash	5,363,400	-
Private placement proceeds receivable	-	19,961,890
Accounts receivable from subsidiary	154,277	-
Other current assets	27,706	11,429
Total current assets	12,304,544	20,169,818

Investment in subsidiary (note 2)
	6,230,410	-

Property, plant and equipment
	4,138,386	1,726,115
Total assets	$22,673,340	$21,895,933

LIABILITIES

Current:
Accounts payable and accrued liabilities	$1,446,952	$270,831
Related party accounts payable	9,510	10,083
Total current liabilities	1,456,462	280,914
Long-term:
Stock compensation payable (note 2 and 6)	2,533,858	1,707,548
Total liabilities	3,990,320	1,988,462

STOCKHOLDERS’ EQUITY

Capital stock
Authorized:
100,000,000 common shares with a $0.001 par value
Issued and outstanding:
43,810,512 shares at March 31, 2007 and
18,263,844 shares at March 31, 2006	43,811	18,264
Capital stock issuable	-	20,134,260
Additional paid-in capital	25,781,832	4,954,690
Accumulated deficit before development stage	(1,004,630)	(1,004,630)
Accumulated deficit during development stage	(6,137,993)	(4,195,113)
Total stockholders’ equity	18,683,020	19,907,471

Total liabilities and stockholders’ equity	$22,673,340	$21,895,933

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Stated in U.S. Dollars)

					Cumulative Period
	Year Ended March 31,				From February 26,
					2002(Inception) to
	2007		2006	2005	March 31, 2007

Revenue	$-	$		$-	$-

Operating Expenses
Loss from investment in subsidiary	102,336		-	-	102,336
Consulting fees	67,913		29,005	489,747	463,804
Corporate admin and development	215,914		185,186	118,098	549,481
Exploration expenditures	-		-	438,885	440,611
Professional fees	663,009		386,275	104,081	1,627,001
Management fees	45,515		36,415	86,463	326,748
Salaries and wages	506,354		484,656	129,219	1,094,223
Stock based compensation	1,129,072		180,779	295,540	1,901,463
Travel and promotion	408,056		360,753	89,497	882,574
Loss from Operations	(3,138,169)		(1,663,069)	(1,751,530)	(7,388,241)

Other Income
Foreign exchange gain	411,341		149,200	(95,885)	422,611
Other income	90,206		-	-	90,206
Interest income	693,738		23,276	16,994	737,431

Net Loss	$(1,942,884)		$(1,490,593)	$(1,830,421)	$(6,137,993)

Basic And Diluted Net Loss Per Share	$(0.04)		$(0.09)	$(0.12)

Weighted Average Number Of Shares
Outstanding for Basic and Diluted	43,640,303		17,797,637	15,209,468
Calculations

Other Comprehensive Income (Loss)
Net loss for the period	$(1,942,884)		$(1,490,593)	$(1,830,421)	$(6,137,993)
Foreign currency translation
adjustment	-		(165,262)	165,262	-

Total Comprehensive Loss	$(1,942,884)		$(1,655,855)	$(1,665,159)	$(6,137,993)

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in U.S. Dollars)

				From February
				26, 2002
	Year Ended March 31,			(Inception) to
	2007	2006	2005	March 31, 2007

Operating Activities:
Net loss	$(1,942,884)	$(1,490,593)	$(1,830,421)	$(6,137,993)
Add non-cash items:
Depreciation	16,511	1,350	1,399	19,836
Loss of operations of subsidiary	133,304	-	-	133,304
Shares issued for other than cash	65,384	84,000	-	198,984
Stock based compensation	1,129,072	180,779	295,540	1,901,463
Change in non-cash working capital items:
Accounts receivable, subsidiary	(154,277)	-		(154,277)
Accounts payable and accrued
liabilities	(160,166)	115,812	(20,363)	120,748
Prepaid expenses & other	(16,277)	(1,608)	(24,294)	(27,706)
Total cash used by operating activities	(929,333)	(1,110,260)	(1,578,139)	(3,945,641)

Investing Activities:
Purchases of property, plant and equipment	(2,456,782)	(1,131,764)	(41,331)	(4,153,431)
Cash acquired in business combination	-	-	-	5,798
Cash restricted under contract	(5,363,400)	-	-	(5,363,400)
Investment in subsidiary	(9,917,100)			(9,917,100)
Reimbursement from partner	4,917,100	-	-	4,917,100
Total cash used by investing activities	(12,820,182)	(1,131,764)	(41,331)	(14,511,033)

Financing Activities:
Issuance of share capital, net of share issue
cost	20,312,177	646,710	2,576,562	25,215,835
Total cash provided by financing
activities	20,312,177	646,710	2,576,562	25,215,835

Foreign Exchange Effect On Cash And
Cash Equivalents	-	(165,262)	129,470	-

Increase (Decrease) In Cash And Cash
Equivalents	6,562,662	(1,760,576)	1,086,562	6,759,161

Cash And Cash Equivalents, Beginning
Of Period	196,499	1,957,075	870,513	-

Cash And Cash Equivalents, End Of
Period	$6,759,161	$196,499	$1,957,075	$6,759,161

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Stated in U.S. Dollars)

	Year Ended					From February 26, 2002
	March 31,					(Inception) to
	2007		2006		2005	March 31, 2007

Supplemental Disclosure:
Non-cash investing and financing activities
Transfer of property and equipment to subsidiary	$1,363,714			$		1,363,714
Shares issued for settlement of debt				$		173,639
Shares issued with employment agreements	$65,384		$84,000			198,984
Shares issued for geothermal property		$			60,350	77,350
Purchase of property and equipment on account	(1,335,714)					(1,335,714)
Warrants issued for share issue cost						158,778

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Continued)
FROM INCEPTION, FEBRUARY 26, 2002 TO MARCH 31, 2007
(Stated in U.S. Dollars)

						ACCUM.
	NUMBER		ADDITIONAL	CAPITAL	STOCK	OTHER
	OF		PAID-IN	STOCK	PURCHASE	COMP.	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Shares issued for cash at $0.015 per share – February 26,
2002	2,600,000	$2,600	$37,400	$-	$-	$-	$-	$40,000
Shares and warrants issued for Geothermal property at
$0.009 – March 5, 2002	1,895,000	1,895	15,105					17,000

Balance, March 31, 2002 – U.S. Geothermal Inc. – Idaho	4,495,000	4,495	52,505	-	-	-	-	57,000

Shares issued for cash at $0.25 per share – May 28, 2002	395,000	395	98,355					98,750
Shares issued for services at $0.25 per share – May 28,
2002	5,000	5	1,245					1,250
Shares issued for cash at $0.30 per share – November 1,
2002	1,023,667	1,024	306,076					307,100
Shares issued for services at $0.30 per share – November
1, 2002	10,000	10	2,990					3,000
Shares issued for services at $0.30 per share – February
14, 2003	151,170	151	45,199					45,350

Net loss for the period							(164,909)	(164,909)

Balance carried forward, March 31, 2003 – U.S.
Geothermal Inc. – Idaho	6,079,837	$6,080	$506,370	$-	$-	$-	$(164,909)	$347,541

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Continued)
FROM INCEPTION, FEBRUARY 26, 2002, TO MARCH 31, 2007
(Stated in U.S. Dollars)

						ACCUM.
	NUMBER		ADDITIONAL	CAPITAL	STOCK	OTHER
	OF		PAID-IN	STOCK	PURCHASE	COMP.	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Balance carried forward, March 31, 2003 – U.S.
Geothermal Inc. – Idaho	6,079,837	$6,080	$506,370	$-	$-	$-	$(164,909)	$347,541

Consolidation adjustment to the number of shares issued
and outstanding as a result of the reverse take-over
transaction- U.S. Geothermal Inc.- Idaho; December
19, 2003	(6,079,837)	(6,080)	6,080					-
Legal parent company shares issued and outstanding at
time of reverse take-over- U.S. Cobalt Inc.; December
19, 2003	2,274,616	2,275	(2,275)					-
Shares issued for acquisition of U.S. Geothermal Inc.-
Idaho	6,939,992	6,940	(6,940)				(408,166)	(408,166)
Warrants issued for acquisition of U.S. Geothermal Inc.-
Idaho					629,256		(629,256)	-

Shares and warrants issued for cash at a price of $0.45 per
share in a private placement, net of share issue costs of
$75,122 paid in cash and $25,437 paid by issuance of
83,333 agent’s warrants- December 19, 2003	3,322,221	3,322	959,230		457,326			1,419,878
Shares and warrants issued for conversion of notes at
$0.45 per share – February 20, 2004	385,864	386	123,090		50,162			173,638
Stock options granted			296,081					296,081

Foreign currency translation gain						35,792		35,792

Net loss for the year							(676,398)	(676,398)

Balance, March 31, 2004	12,922,693	$12,923	$1,881,636	$-	$1,136,744	$35,792	$(1,878,729)	$1,188,366

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Continued)
FROM INCEPTION, FEBRUARY 26, 2002 TO MARCH 31, 2007
(Stated in U.S. Dollars)

						ACCUM.
	NUMBER		ADDITIONAL	CAPITAL	STOCK	OTHER
	OF		PAID-IN	STOCK	PURCHASE	COMP.	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Balance, March 31, 2004	12,922,693	$12,923	$1,881,636	$-	$1,136,744	$35,792	$(1,878,729)	$1,188,366

Shares and warrants issued for cash at a price of $0.66 in
a private placement, net of share issue costs of
$225,131 paid in cash and $133,341 paid by the
issuance of 280,000 agent’s warrants- September 17,
2004	4,000,001	4,000	1,103,082		1,324,038			2,431,120
Shares issued for property at a price of $0.60- February
22, 2005	100,000	100	60,251					60,351
Shares issued for stock options exercised	308,735	309	145,133					145,442
Stock options granted			295,540					295,540
Foreign currency translation gain						129,470		129,470
Net loss for the year							(1,830,421)	(1,830,421)
Balance, March 31, 2005	17,331,429	17,332	3,485,642	-	2,460,782	165,262	(3,709,150)	2,419,868

Stock options granted			180,780					180,780
Expiration of stock purchase warrants			1,061,145		(1,061,145)			-
Shares issued for stock options and warrants exercised	812,415	812	526,753		(75,599)			451,966
Stock issued as result of employment agreements	120,000	120	83,880					84,000
Foreign currency translation loss						(165,262)	32,792	(132,470)
Capital stock issuable as result of a private placement to
be closed April 3, 2006				20,134,260				20,134,260
Stock compensation liability			(383,510)		(1,324,038)			(1,707,548)

Net loss for the year							(1,523,385)	(1,523,385)

Balance, March 31, 2006	18,263,844	$18,264	$4,954,690	$20,134,260	$-	$-	$(5,199,743)	$19,907,471

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Continued)
FROM INCEPTION, FEBRUARY 26, 2002 TO MARCH 31, 2007
(Stated in U.S. Dollars)

						ACCUM.
	NUMBER		ADDITIONAL	CAPITAL	STOCK	OTHER
	OF		PAID-IN	STOCK	PURCHASE	COMP.	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Balance, March 31, 2006	18,263,844	$18,264	$4,954,690	$20,134,260	$-	$-	$(5,199,743)	$19,907,471

Stock issued as result of employment agreements	49,168	49	65,331				4	65,384
Stock options granted			978,772					978,772
Shares issued for stock options and warrants
exercised	497,500	498	487,595		(137,806)			350,287
Capital stock issued as result of a private
placement closed April 3, 2006	25,000,000	25,000	20,109,260	(20,134,260)				-
Stock purchase warrants expired			1,186,232		(1,186,232)			-
Stock compensation liability			(2,000,048)		1,324,038			(676,010)

Net loss for the period							(1,942,884)	(1,942,884)

Balance, March 31, 2007	43,810,512	$43,811	$25,781,832	$-	$-	$-	$(7,142,623)	$18,683,020

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007
(Stated in U.S. Dollars)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

When U.S. Cobalt Inc. (“GTH” or the “Company”) completed a reverse take-over on December 19, 2003, the former stockholders of U.S. Geothermal Inc. (“GEO – Idaho”) a company incorporated on February 26, 2002 in the State of Idaho, acquired control of GTH. In connection with the transaction, U.S. Cobalt Inc. changed its name to U.S. Geothermal Inc. and consolidated its common stock on a one new to five old basis. All references to common shares in these financial statements have been restated to reflect the roll-back of common stock.

The Company has been in the development stage since its formation and has not yet realized any revenues from its planned operations. GEO - Idaho operates for the purpose of acquiring geothermal properties and entered into an agreement with Vulcan Power Company (“Vulcan”) of Bend, Oregon, U.S.A., pursuant to which it acquired a 100% interest in the Raft River Geothermal Property located in Cassia County, Idaho, U.S.A. (Note 3).

Basis of Presentation

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The Company consolidates more-than-50% owned subsidiaries that it controls and entities over which control is achieved through means other than voting rights. These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The accounts of the following companies are consolidated in these financial statements:

U.S. Geothermal Inc. (incorporated in the State of Delaware);

U.S. Geothermal Inc. (incorporated in the State of Idaho);

U.S. Cobalt Inc. (incorporated in the State of Colorado);

U.S. Geothermal Services, LLC (incorporated in the State of Delaware).

All Company transactions are eliminated on consolidation.

Raft River Energy I LLC was consolidated through July 2006, after which the entity is recorded under the equity method. See Consolidation of Variable Interest Entity in Note 2 for further discussion.

Reclassification

Certain amounts from prior periods have been reclassified to conform to the current period presentation. This reclassification has resulted in no changes to the Company’s accumulated deficit or net losses presented.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are summarized accounting policies considered to be significant by the Company’s management:

Accounting Method

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Development Stage Company

Pursuant to Statement of Financial Accounting Standards No. 7, “Accounting and Reporting by Development Stage Enterprises” (SFAS 7), the Company is considered to be a development stage enterprise since its planned principal operations have not commenced. The various entities that comprised the Company prior to February 26, 2002 were not engaged in operations directly related to the development of geothermal power plants. After that time, the Company began its current and primary development activities, and accordingly, accounted for the accumulated deficit separately from the prior operations. The statements of operations, stockholders’ equity and cash flows present the accumulated activities from the inception of the current operating activities to present. This presentation will continue until the Company begins operations.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company’s financial position and results of operations.

Cash and Cash Equivalents

The Company considers all unrestricted cash, short-term deposits, and other investments with maturities of no more than ninety days when acquired to be cash and cash equivalents for the purposes of the statement of cash flows. Discussion regarding restricted cash is included in Notes 5 and 9. With the large value of funds invested in short-term deposits, small variations in short-term interest rates may materially affect the value of cash equivalents. Investments in government obligations accumulate higher interest, but the principal balance is not insured by the FDIC. All investments held by the Company are highly liquid, available on demand.

Concentration of Credit Risk

The Company’s cash and cash equivalents consisted of commercial bank deposits, a money market account, and petty cash. The money market funds totaled $12,081,369, and are not subject to deposit insurance. Cash deposits are held in a commercial bank in Boise, Idaho, and in a commercial bank in Vancouver, British Columbia. The accounts in Idaho are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The Canadian dollar accounts in British Columbia are guaranteed by the Canadian Deposit Insurance Corporation (CIDC) up to $100,000 Canadian (approximately $86,000 in U.S. dollars at March 31, 2007). At March 31, 2007, the Company exceeded the FDIC insured amount by approximately $53,800 and did not exceed the CIDC insured amount.

Consolidation of Variable Interest Entities

The Company has a significant interest in a Raft River Energy I, LLC (RREI), which has been determined to be a variable interest entity as defined by FASB Interpretation No. 46(R) (FIN 46(R)). RREI’s purpose is to hold the financial interests of the first phase of the Raft River project for the construction of a 10 megawatt geothermal power plant. As described below, the Company’s interest changed during the current fiscal period from primary beneficiary to a significant interest.

RREI resulted from agreements signed August 9, 2006, between U.S. Geothermal Inc. and Raft River Holdings, LLC, a subsidiary of the Goldman Sachs Group, for construction financing of Phase I of the Raft River project. To accommodate the construction financing, U.S. Geothermal sold 50% of its ownership in Raft River Energy to Raft River Holdings. As a result of the agreements, U.S. Geothermal is required to contribute approximately $6,400,000 in cash and property, and Raft River Holdings is required to contribute $34,000,000 to Raft River Energy.

As of March 31, 2007, U.S. Geothermal Inc. has contributed $6,363,714 in cash and property to the project, while Raft River Holdings has contributed $23,458,100. As a result, Raft River Holdings has been designated the primary beneficiary.

For periods prior to August 2006, U.S. Geothermal was the 100% owner of RREI and consolidated the loss of $30,968. For the period August 2006 to March 2007, U.S. Geothermal recorded RREI under the equity method of accounting for investments in subsidiaries based on the capital contribution ratio at March 31, 2007 (loss of $102,336).

RREI’s financial information is summarized as follows:

As of November 24, 2006:
Total current assets	$3,417,793
Property and equipment	18,618,764
Total assets	$22,036,557

Total current liabilities	$3,360,052
Members’ equity	18,676,505
Total liabilities and equity	$22,036,557

From inception on August 18, 2005 to
November 24, 2006:
November 24, 2006:
Operating revenues	$0
Operating loss	(245,879)
Net loss	(237,309)

Property, Plant and Equipment

Costs of acquisition of geothermal properties are capitalized on an area-of-interest basis. Geothermal properties include all direct costs for the acquisition of land rights, water rights and mineral rights. Amortization of these costs will be on a unit-of-production basis, based on estimated proven geothermal reserves should such reserves be found. If an area of interest is abandoned, the costs thereof are charged to income in the year of abandonment. With the inherent uncertainty of calculating the units of production for a renewable resource, revisions to the estimates and the subsequent field performance of the resource would cause the life of the resource to differ significantly from the estimated units of production. A large percentage increase or decrease in the estimated reserves would decrease or increase the depreciation, depletion or amortization of capital costs proportionately.

The Company expenses all costs related to the development of geothermal reserves prior to the establishment of proven and probable reserves.

Depreciation will be based upon the estimated useful life of the asset. For assets directly related to revenue production defined by a specific contract, the estimated useful lives will not exceed the life of the contract. Depletion on wells and other assets directly involved in the extraction of the natural resources will be based upon the total estimated capacity on a unit of production basis. Units will be defined as gallons of geothermal water, processed through the plant, used directly in the production of revenues.

Other equipment is recorded at cost. Depreciation of other equipment is calculated on a straight-line basis at an annual rate of 30%.

Impairment of Long-Lived Assets

Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144) establishes a single accounting model for long-lived assets to be disposed of by sale including discontinued operations. SFAS 144 requires that these long-lived assets be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. The Company has adopted SFAS 144 and evaluates its long-term assets annually for impairment or when circumstances or events occur that may impact the fair value of the assets. The fair value of geothermal property is primarily evaluated based upon the present value of expected revenues directly associated with those assets. An impairment loss would be recognized if the carrying amount of a capitalized asset is not recoverable and exceeds its fair value. As expected for the initial stages of the Company’s operations, circumstances have not warranted the recognition of losses due to the impairment of long-lived assets.

Asset Retirement Obligations

Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. The Company has previously adopted this statement, with no impact to the Company’s financial statements.

Stock Options Granted to Employees and Non-employees

On April 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)), which requires the measurement of the value of employee services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. For employees, directors and officers, the fair value of the awards are expensed over the vesting period. The current vesting period for all options is eighteen months.

Under SFAS 123(R), the Company has elected to use the modified prospective transition method, and accordingly, the Company’s consolidated financial statements for periods prior to adoption of SFAS 123(R) have not been restated to reflect, and do not include the impact of adopting.

For non-employee stock based compensation, the Company has adopted EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF Issue No. 00-18, “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees.” Non-employee stock options have been granted, at the Board of Director’s discretion, to select vendors as a bonus for exceptional performance. Prior to issuance of the awards, the Company was not under any obligation to issue the stock options. Subsequent to the award, the recipient was not obligated to perform any services. Therefore, the fair value of these options was expensed on the grant date which was also the measurement date.

Pursuant to the requirements to SFAS 123(R), the Company made certain reclassifications to its consolidated balance sheet as of March 31, 2006, to reflect the stock compensation liability that resulted from the issuance of stock options denominated in a foreign currency. The reclassification from shareholder equity to liabilities amounted to $1,707,548 at March 31, 2006. We account for stock-based compensation in accordance with SFAS No.123(R), Share-Based Payment. Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including estimating expected dividends. In addition, judgment is also required in estimating the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standard No. 128 “Earnings per Share” (SFAS 128), which provides for calculation of “basic” and “diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Although there were common stock equivalents outstanding at March 31, 2007 and 2006, they were not included in the calculation of earnings per share because their inclusion would have been considered anti-dilutive.

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, refundable tax credits, and accounts payable and accrued liabilities. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

Refundable tax credit is comprised of Goods and Services Tax (“GST”) which is refundable from the Government of Canada.

Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. Transactions in foreign currency are converted into U.S. dollars using the current method as follows:

Monetary items at the rate prevailing at the balance sheet date;

Non-monetary items at the historical exchange rate;

Revenue and expenses at the average rate in effect during the applicable accounting period.

Adjustments arising from the translation of the foreign currency amounts are included as a separate component of stockholders’ equity.

Foreign Operations

The accompanying balance sheet contains certain recorded Company assets (principally cash) in a foreign country (Canada). Although Canada is considered economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS 109 to allow recognition of such an asset.

At March 31, 2007, the Company had net deferred tax assets calculated at an expected rate of 34% of approximately $2,177,500 (March 31, 2006 - $1,568,000) principally arising from net operating loss carry forwards and stock compensation. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset was recorded at March 31, 2007. The significant components of the deferred tax asset at March 31, 2007 and March 31, 2006 were as follows:

	March 31, 2007	March 31, 2006

Net operating loss carry forward	$6,404,500	$4,612,100

Deferred tax asset	$2,177,500	$1,568,000
Deferred tax asset valuation allowance	(2,177,500)	(1,568,000)
Net deferred tax asset	$-	$-

At March 31, 2007, the Company has net operating loss carry forwards of approximately $6,404,500 ($4,612,100 in March 31, 2006), which expire in the years 2023 through 2027. The change in the allowance account from March 31, 2006 to March 31, 2007 was $609,500.

Although we believe that our estimates are reasonable, no assurance can be given that the final tax outcome of these matters will not be different than that which is reflected in our tax provisions. Ultimately, the actual tax benefits to be realized will be based upon future taxable earnings levels, which are very difficult to predict.

Going Concern

Based on the Company’s projected spending over the next 12 months, the $20,134,260 cash received from the private placement completed April 3, 2006, and the private placement completed in June 2007 (details provided in footnote 10), the Company’s auditors have removed the going concern qualification from the Company’s financial statements. Management believes that sufficient funding will be available to meet its business objectives, including anticipated cash needs for working capital, and financing for construction of the phase one power plant. As shown in the accompanying consolidated financial statements, the Company has incurred an accumulated deficit of $7,025,115 and has no revenue from operations. In the ordinary course of constructing a power plant facility of this size and complexity, cost overruns and contract delays can significantly affect the economics of the project. Failure to achieve commercial operations of the power plant prior to December 31, 2008 would jeopardize the production tax credit, and could materially affect the ability of U.S. Geothermal to operate as a going concern.

Accounting Pronouncements - Recent

The Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, although early adoption is permitted. Management is currently evaluating the potential impact of the adoption of this statement on the financial position, results of operations and cash flows of the Company. Management has not elected early adoption of this statement.

Defined Benefit Pension and Other Postretirement Plans

In September, 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87,88,106, and 132(R)” (SFAS No. 158”). This statement requires an employer to recognize the overfunded or underfunded statues of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not for profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year end statement of financial position, with limited exceptions. The adoption of this statement had no immediate material effect on the Company’s financial condition or results of operations.

Fair Value Measurements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157). This statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. The statement is to be effective for financial statements issued in 2008; however, earlier application is encouraged. The Company is currently evaluating the timing of adoption and the impact that adoption might have on its financial position or results of operations.

Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS 109. Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The interpretation is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material impact on the Company’s consolidated financial position, results of operations, cash flows or financial statement disclosures.

NOTE 3 - REVERSE TAKE-OVER

Effective December 19, 2003, GTH acquired 100% of the issued and outstanding voting shares of GEO - Idaho by issuing 6,939,992 common shares and 2,420,217 share purchase warrants, of which 2,150,309 common shares and no share purchase warrants were held in escrow as at December 31, 2005 (as of March 31, 2005, 4,243,325 common shares and 1,946,937 share purchase warrants were held in escrow). Each share purchase warrant entitled the holder to purchase one additional common share at a price of $0.75 per share until December 19, 2005. As of December 31, 2005, the 2,420,217 stock purchase warrants noted above expired without exercise. Since the transaction resulted in the former shareholders of GEO - Idaho owning the majority of the issued shares of GTH, the transaction, which is referred to as a “reverse take-over”, has been treated for accounting purposes as an acquisition by GEO - Idaho of the net assets and liabilities of GTH. Under this purchase method of accounting, the results of operations of GTH are included in these financial statements from December 19, 2003. GEO - Idaho is deemed to be the purchaser for accounting purposes. Accordingly, its net assets are included in the balance sheet at their previously recorded values.

The Company determined that the share purchase warrants issued as part of the aforementioned transaction have a fair value of $629,256 as determined by using the Black-Scholes pricing model with the assumptions as stated in Note 6. The amount is considered to be additional consideration given to the former GEO - Idaho shareholders and, as such, was allocated, along with the net liabilities assumed of GTH, to accumulated deficit. The acquisition is summarized as follows:

Current assets (including cash of $5,798)	$11,616
Current liabilities	(419,782)
Net liabilities assumed	$(408,166)

The net liabilities assumed have been charged to accumulated deficit.

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT

During the year ended March 31, 2007, the Company incurred an additional $12,084,849 in construction costs for Raft River Project phase I. These costs were primarily for the drilling of additional wells and the construction of the power plant and related infrastructure. Raft River Holdings reimbursed the Company for $4,917,100 in amounts associated with Raft River Energy phase I. As described in note 2, property (both geothermal property and construction in process) was transferred to Raft River Energy, in exchange Company’s interest in the subsidiary that amounted to $6,363,714. In addition to construction activities, the Company acquired 1,083 acres of surface rights in exchange for cash payments of $1,281,006 and 631 acre feet per annum in water rights for $138,820. Legal fees for $87,121 were incurred for the acquisition of mineral rights. The Company acquired access to 5,409 acres of surface, mineral and geothermal rights through a lease payment of $15,000. Vehicles, furniture and computer equipment utilized by the corporate administrative and the Raft River site offices were purchased for $102,800.

For the year ended March 31, 2006, the Company acquired a 100% interest in the Raft River Geothermal Property by making cash payments totaling $250,000 in 2003, $225,000 in 2004 and the final installment of $125,000 in 2005. The Company has also completed the requisite work program. In addition, the Company has paid $57,728 to acquire two purchase options on 1,083 acres of surface and water rights, and paid $949,036 to initiate construction of the Raft River Project.

Property, plant and equipment consisted of the following at the dates shown:

	Beginning			Ending
	Balance			Balance
	April 1, 2005	Additions	Deletions	March 31, 2006

Land	$124,000	$57,728	$0	$181,728
Geothermal and mineral rights	468,351	125,000	0	593,351
Furniture and equipment	5,325	0	0	5,325
Construction in progress, Raft
River Project	0	949,036	0	949,036
	$597,676	$1,131,764	$0	1,729,440

Less: accumulated depreciation				(3,325)
				$1,726,115

	Beginning			Ending
	Balance			Balance
	April 1, 2006	Additions	*Deletions	March 31, 2007

Land	$181,728	$202,272	$0	$384,000
Water rights	0	1,146,003	0	1,146,003
Geothermal and mineral rights	593,351	173,672	(480,911)	286,112
Furniture and equipment	5,325	102,800	0	108,125
Construction in progress, Raft	949,036	12,084,849	(10,799,903)	2,233,982

River Project
	$1,729,440	$13,709,596	$(11,280,814)	4,158,222

Less: accumulated depreciation				(19,836)
				$4,138,386

*

- For the period from April 1, 2006 until the signing of the joint venture agreement with Raft River Holdings (consolidation period), Raft River Energy I LLC was consolidated into the financial statements of U.S. Geothermal. During the consolidation period, U.S. Geothermal provided $1,363,714 in property and $9,917,100 in cash. Raft River Energy used the cash and property to begin construction of the Unit 1 power plant. At the date of de-consolidation, $11,280,814 in Unit 1 property was reflected as a U.S. Geothermal asset. After de-consolidation, the property was eliminated and replaced with $6,363,714 in investments in the affiliate and $4,917,100 in cash that was reimbursed by our partner.

NOTE 5 - CAPITAL STOCK

The Company is authorized to issue 100,000,000 shares of common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

During the quarter ended March 31, 2007, the Company issued 62,500 common shares upon the exercise of 12,500 stock options, plus 50,000 broker compensation options at an exercise price of $1.00 Cdn($0.83 U.S.).

During the quarter ended December 31, 2006, the Company issued 72,741 shares to employees in satisfaction of employment agreements at an average price of $0.90, and 23,573 shares previously held in escrow were cancelled and returned to treasury.

During the quarter ended September 30, 2006, the Company issued 395,000 common shares upon the exercise of 280,000 stock purchase warrants at an exercise price of $0.85 Cdn($0.73 -$0.75 U.S.), the exercise of 15,000 stock purchase warrants at an exercise price of $1.25 Cdn($0.86 U.S.), and the exercise of 100,000 options at an exercise price of $0.60 Cdn($0.54 U.S.).

During the quarter ended June 30, 2006, the Company issued 40,000 common shares upon the exercise of 40,000 options at an exercise price of $0.60 Cdn($0.53 U.S.).

On April 3, 2006, the Company completed a private placement of 25,000,000 common shares at a price of $1.00 Cdn($0.86 U.S. as of April 3, 2006). Proceeds, net of financing fees, totaled $20,134,260. Of the net proceeds, $172,370 had been received in the Company’s bank accounts prior to year end. Since the subscription forms reflected a March 30, 2006 date, and the remainder of the cash of $19,961,890 was on deposit with Dundee Securities Corporation, the private placement was recorded as “Private placement proceeds receivable” and as “Capital Stock Issuable” in the financial statements at March 31, 2006.

During the quarter ended March 31, 2006, the Company issued 691,304 common shares upon the exercise of 378,370 options at an exercise price of $0.60 Cdn($0.51 U.S.), the exercise of 192,934 stock purchase warrants at an exercise price of $0.75 U.S., and 120,000 common shares as a signing bonus as part of an employment agreement at a deemed price of $0.72 Cdn($0.61 U.S.).

During the quarter ended December 31, 2005, the Company issued 183,333 common shares upon the exercise of 100,000 options at an exercise price of $0.60 Cdn($0.51 U.S.) and 83,333 purchase warrants at an exercise price of $0.45 U.S.

During the quarter ended September 30, 2005, the Company issued 40,000 common shares upon the exercise of 40,000 options at an exercise price of $0.60 Cdn($0.51 U.S.).

During the quarter ended June 30, 2005, the Company issued 17,778 common shares upon the exercise of 17,778 options at an exercise price of $0.90 Cdn($0.73 U.S.).

Escrow Shares and Warrants

The following common shares are in escrow at the dates shown:

	March 31,	March 31,
	2007	2006

Common shares	0	2,150,309
Share purchase warrants	0	0

The escrow shares and warrants were held in escrow pursuant to standard requirements of the TSX Venture Exchange, which required that escrow conditions be placed upon the shares and share purchase warrants issued in conjunction with the acquisition of GEO - Idaho and the concurrently completed private placement, noted above. Shares were released from escrow at six month intervals, with the last release from escrow completed December 19, 2006. All stock purchase warrants previously held in escrow expired as of December 31, 2005, without exercise.

NOTE 6 - STOCK BASED COMPENSATION

The Company’s stock option plan provides for the grant of incentive stock options for up to 4,381,051 common shares to employees, consultants, officers and directors of the Company. All terms and conditions of the options are the same for external parties as well as internal employees and directors. Options are granted for a term of up to five years from the date of grant. Stock options granted generally vest over a period of eighteen months, with no conditions precedent to vesting. Since the plan has been administered by the Company’s Vancouver office and Pacific Corporate Trust Company, the Company has issued stock options with an exercise price stated in Canadian dollars per share.

U.S. Geothermal and their Board of Directors have previously provided additional incentive to our United States (“U.S.A.”) employees and consultants by offering stock options at a discount off market price as allowed by the TSX Venture exchange. The U.S.A. legislature and the Internal Revenue Service (“IRS”) are now issuing regulations to dissuade companies from granting these discounted stock options. Through the American Jobs Creation Act of 2004 and the Internal Revenue Code Section 409A, discounted stock options have now been classified as deferred compensation in which the “discount” is taxable at the date of vesting, instead of upon the date of exercise. They have also dictated that a 20% penalty on all discounts is to be paid at date of vesting. These new rules have been retroactively applied to all options vesting after January 1, 2005.

Since U.S. Geothermal stock options vest 25% on date of grant and 25% every six months thereafter, option holders would be subject to amending tax returns for prior years and paying tax and penalty on the value of the discount. These amendment and payments would be required whether or not the option holder exercises the options. The IRS is allowing option holders until December 31, 2007 to rectify the situation by allowing them to reprice the existing options to the market price on the date of option grant. As of March 31, 2007, the majority of our U.S.A. option holders have repriced their options to the market price on the date of grant. An adjustment to the fair market value of the repriced options was included in the stock compensation accrual for March 2007.

During the quarter ended March 31, 2007, the Company granted 235,000 stock options to consultants and employees exercisable at a price of $1.40 Cdn($1.24 U.S.) until January 22, 2012.

During the quarter ended September 30, 2006, the Company granted 170,000 stock options to consultants and employees exercisable at a price of $1.00 Cdn($0.89 U.S.) until July 31, 2011.

During the quarter ended June 30, 2006, the Company granted 1,763,000 stock options to consultants, employees, directors and officers exercisable at prices ranging from $0.85 to $1.00 Cdn($0.77 to $0.90 U.S.) until April 12, 2011.

During the year ended March 31, 2006, the Company granted 50,000 stock options to a consultant exercisable at a price of $0.72 Cdn($0.58 U.S.).

During the year ended March 31, 2005, the Company granted 560,000 stock options to consultants, directors and officers exercisable at prices ranging from $0.72 to $0.90 Cdn($0.58 to $0.72 U.S.).

During the year ended March 31, 2004, the Company granted 1,745,000 stock options to consultants, directors and officers exercisable at a price of $0.60 Cdn($0.48 U.S.).

The changes in stock options are as follows:

		Weighted	Weighted
	Number of	Average	Average	Aggregate
	shares under	Exercise Price	Fair Value	Intrinsic
	options	Per Share	(US $)	Value (US $)

Balance outstanding, March 31, 2004	1,745,000	$0.60 Cdn	$0.28	$495,489

Forfeited	(240,000)	0.60 Cdn	0.30	(70,880)
Exercised	(308,735)	0.60 Cdn	0.27	(84,984)
Granted	560,000	0.85 Cdn	0.45	250,408
Balance outstanding, March 31, 2005	1,756,265	0.68 Cdn	0.34	590,033

Forfeited	(204,489)	0.63 Cdn	0.31	(64,037)
Exercised	(536,148)	0.61 Cdn	0.29	(153,641)
Granted	50,000	0.72 Cdn	0.54	26,791
Balance outstanding, March 31, 2006	1,065,628	0.69 Cdn	0.37	399,146

Forfeited	(145,000)	0.86 Cdn	0.62	(90,487)
Exercised	(152,500)	0.63 Cdn	0.30	(46,427)
Granted	2,168,000	1.05 Cdn	0.99	2,140,719

Balance outstanding, March 31, 2007	2,936,128	$0.96 Cdn	$0.82	$2,402,951

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model using the assumptions noted in the following table. Expected volatilities are based on historical volatility of the Company’s stock. The Company uses historical data to estimate option exercises and employee termination within the Black-Scholes model. The expected term of options granted represents the period of time that options granted are expected to be outstanding, based upon past experience and future estimates and includes data from the Plan. The risk-free rate for periods within the expected term of the option is based upon the U.S. Treasury yield curve in effect at the time of grant. The Company currently does not foresee the payment of dividends in the near term.

The fair value of the stock options granted was estimated using the Black-Scholes option-pricing model and is amortized over the vesting period of the underlying options. The weighted average fair value of options granted was $0.89 per share. The assumptions used to calculate the fair value are as follows:

	Fiscal Years Ended
	2007	2006	2005

Dividend yield	0	0	0
Expected volatility	82-149%	140%	144-155%
Risk free interest rate	3.94-4.20%	3.25%	2.83-3.18%
Expected life (years)	3.36	3.00	3.06

Changes in the subjective input assumptions can materially affect the fair value estimate and, therefore, the existing models do not necessarily provide a reliable measure of the fair value of the Company’s stock options.

The following table summarizes information about the stock options outstanding at March 31, 2007:

OPTIONS
OPTIONS OUTSTANDING			EXERCISABLE
REMAINING
EXERCISE	NUMBER OF	CONTRACTUAL	NUMBER OF
PRICE	SHARES	LIFE (YEARS)	SHARES
$ 0.60Cdn	355,628	1.91	355,628
0.72Cdn	197,500	2.67	197,500
0.85 Cdn	20,000	4.00	15,000
0.90Cdn	347,500	2.67	347,500
1.00 Cdn	1,615,500	4.00	807,750
1.15Cdn	165,000	4.50	82,500
1.40 Cdn	235,000	4.83	58,750

$ 0.96Cdn	2,936,128	3.59	1,864,628

The following table summarizes information about the stock options outstanding at March 31, 2006:

			OPTIONS
OPTIONS OUTSTANDING			EXERCISABLE
		REMAINING
EXERCISE	NUMBER OF	CONTRACTUAL	NUMBER OF
PRICE	SHARES	LIFE (YEARS)	SHARES

$ 0.60Cdn	495,628	2.76	495,628
0.72Cdn	520,000	3.67	390,000
0.90Cdn	50,000	3.67	37,500

$ 0.67Cdn	1,065,628	3.25	923,128

A summary of the status of the Company’s nonvested shares for the fiscal years ended March 31, 2007 and 2006, and changes during the years ended March 31, 2007 and 2006, are presented as follows:

		Weighted	Weighted
		Average Grant	Average
	Number of	Date Fair Value	Grant Date
	shares	Per Share	Fair Value

Nonvested, March 31, 2005	719,066	$0.68 Cdn	$0.34

Granted	50,000	0.72 Cdn	0.54
Vested	(386,566)	0.61 Cdn	0.29
Forfeited	(240,000)	0.63 Cdn	0.31
Nonvested, March 31, 2006	142,500	0.69 Cdn	0.37

Granted	2,168,000	1.05 Cdn	0.99
Vested	(1,094,000)	0.63 Cdn	0.30
Forfeited	(145,000)	0.86 Cdn	0.62
Nonvested, March 31, 2007	1,071,500	$0.96 Cdn	$0.82

As of March 31, 2007, there was $408,078 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.5 years. The total fair value of shares vested during the years ended March 31, 2007, 2006, and 2005, was $1,129,072, $166,773, and $295,540, respectively.

Stock Purchase Warrants

As at March 31, 2007, no share purchase warrants are outstanding.

During the quarter ended September 30, 2006, stock purchase warrants representing 3,985,001 common shares at an exercise price of $1.25 Cdn expired without being exercised, stock purchase warrants representing 280,000 common shares at an exercise price of $0.85 Cdn were exercised, and stock purchase warrants representing 15,000 common shares at an exercise price of $1.25 Cdn were exercised.

During the year ended March 31, 2006, stock purchase warrants representing 4,081,327 shares at an exercise price of $0.75 expired without exercise, stock purchase warrants representing 192,934 common shares at an exercise price of $0.75 were exercised, and stock purchase warrants representing 83,333 common shares at an exercise price of $0.45 were exercised.

NOTE 7 - RELATED PARTY TRANSACTIONS

At March 31, 2007 and March 31, 2006, the amounts of $9,510 and $10,083, respectively, are payable to directors and officers of the Company. These amounts are unsecured and due on demand.

At March 31, 2007, the Company’s subsidiary Raft River Energy I, LLC owed the Company $154,277 for operating and maintenance expenses. The receivable balance is comprised of unsecured demand obligations due within the next year of operations.

The Company incurred the following transactions with directors, officers and a company with a common director:

	Year Ended	Year Ended
	March 31,	March 31,
	2007	2006

Administrative services	$20,563	$19,584
Director fees	23,250	21,500
Consulting fees	24,000	24,960
Legal fees	-	871
Rent	-	13,863

	$67,813	$80,778

NOTE 8 - DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP

The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The material difference in respect to these financial statements between U.S. and Canadian GAAP is reflected in the recording of Property, Plant and Equipment. Under Canadian GAAP, development and exploration costs associated with the Raft River project (property lease payments, geological consulting fees, well monitoring and permitting, etc.) are recorded as a capital asset. Under U.S. GAAP, these amounts are expensed. As a result of the above, under Canadian GAAP the following line items in the consolidated balance sheets and income statements would have been presented as follows:

Consolidated Balance Sheets	U.S. GAAP March 31, 2007	Canadian GAAP March 31, 2007	U.S. GAAP March 31, 2006	Canadian GAAP March 31, 2006
Plant, Property & Equipment	$ 4,138,386	$ 4,578,997	$ 1,726,115	$ 2,166,726
Total Assets	22,673,340	23,113,951	21,895,933	22,336,544
Stockholders’ Equity	21,216,878	21,657,489	21,615,019	22,055,630
Total Liabilities & Stockholders’ Equity	22,673,340	23,113,951	21,895,933	22,336,544

Consolidated Statements of Operations and Comprehensive Loss	U.S. GAAP Year Ended March 31, 2007	Canadian GAAP Year Ended March 31, 2007	U.S. GAAP Year ended December 31, 2006	Canadian GAAP Year ended December 31, 2006
Exploration Expenditures	$ -	$ -	$ -	$ -
Loss from Operations	(2,987,869)	(2,987,869)	(1,663,069)	(1,607,755)
Net Loss	(1,792,584)	(1,792,584)	(1,523,385)	(1,468,071)

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Operating Lease Agreements

The Company has entered into several lease agreements with terms expiring up to December 1, 2034 for geothermal properties adjoining the Raft River Geothermal Property and for Neal Hot Springs. The leases provide for the following annual payments within the next five fiscal years:

Year Ending
March 31,

2007	$40,100
2008	45,400
2009	50,800
2010	53,800
2011	50,100
Thereafter	425,350

Power Sales Agreement

The Company has signed a 10 megawatt power purchase agreement with Idaho Power Company for sale of power generated from its planned phase one power plant. Sale of power generated from phase two power plants are currently under discussion. The Company has also signed a transmission agreement with Bonneville Power Administration for transmission of the electricity from this plant to Idaho Power, and from the phase two plants to other purchasers. These agreements are all contingent upon successful financing and construction of the power plant at Raft River.

Construction Contract

On December 5, 2005, the Company signed a contract (the “Ormat EPC Agreement”) with Ormat Nevada, Inc. (Ormat) for Ormat to construct a 13 megawatt geothermal power plant at Raft River, Idaho for a lump sum price of $20,200,000 (exclusive of taxes). The Company expects the output of the plant will be used to meet power delivery requirements of the Company’s agreements with Idaho Power Company. As part of the Ormat EPC Agreement, as amended, the Company has established a $1,000,000 letter of credit with Wells Fargo Bank to collateralize amounts committed by Ormat, but not paid by the Company. The amount will increase monthly until a maximum letter of credit amount of $10,252,000 is reached. A $5,363,400 money market fund is pledged as collateral backing the letter of credit as of March 31, 2007, and is reported as restricted cash.

Partnership Agreement Construction Costs

Under the Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of August 9, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and us, Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group Inc., will contribute in staged payments a total of $34 million in cash and we will contribute $5 million in cash and approximately $1.5 million in production and injection wells and geothermal leases to Raft River Energy I LLC, the Phase 1 project joint venture company. If total construction costs exceed budget, US Geothermal will contribute the required additional funding to the joint venture.

Office Lease

The Company leases general office space for an executive office in Boise at an annual cost of $31,051. The underlying lease is a year-to-year lease that expires on January 31, 2008.

NOTE 10 - SUBSEQUENT EVENT

The Company entered into an agreement with a syndicate of Canadian investment dealers to underwrite a private placement of 6,818,182 shares of common shares at a cost of $2.20 Cdn per share to raise gross proceeds of approximately $15 million in Canadian dollars ($13.5 million US Dollars). The Underwriters exercised their option to purchase an additional 2,272,727 common shares at the issue price under the offering which could provide aggregate proceeds of approximately $20 million in Canadian dollars ($18.8 million US Dollars). The proceeds will be used to fund current and future plant development. The offering closed June 5, 2007 and is subject to certain conditions including, but not limited to, the approval of the TSX Venture Exchange.

NOTE 11 – FINANCIAL STATEMENT RESTATEMENT

The accompanying financial statements have been restated to accurately reflect the value of the services incurred by the Company in exchange for equity based compensation. The effect was to increase the net operating loss for the fiscal year ended March 31, 2007 by $150,300, the effect on earnings per share was less than $0.01 per share. There was no direct effect on income tax expense. The restatements did not impact the fiscal year ended March 31, 2006. The restatements increased the operating loss from inception to March 31, 2007 by the same amount noted for the fiscal year ended March 31, 2007.

Net operating loss originally reported for the fiscal year
ended March 31, 2007	$(1,792,584)
Change due to restatement of stock compensation expense	(150,300)
Net operating loss after the restatement for the fiscal year
ended March 31, 2007	$(1,942,884)

U.S. GEOTHERMAL INC.
(A Development Stage Company)

Consolidated Financial Statements
June 30, 2007

CONSOLIDATED BALANCE SHEETS
(Stated in U.S. Dollars)

	Unaudited
	June 30,	March 31,
	2007	2007

ASSETS
Current
Cash and cash equivalents	$23,618,374	$6,759,161
Restricted cash	4,704,000	5,363,400
Receivable from subsidiary	125,370	154,277
Other current assets	46,195	27,706
Total current assets	28,493,939	12,304,544
Investment in subsidiary (note 2)	6,147,722	6,230,410
Property, plant and equipment	5,312,684	4,138,386
Total assets	$39,954,345	$22,673,340

LIABILITIES
Current:
Accounts payable and accrued liabilities	$921,888	$1,446,952
Related party accounts payable	10,311	9,510
Total current liabilities	932,199	1,456,462
Long-term:
Stock compensation payable (note 2 and 6)	2,639,801	2,533,858
Total liabilities	3,572,000	3,990,320
STOCKHOLDERS’ EQUITY
Capital stock
Authorized:
100,000,000 common shares with a $0.001 par value
Issued and outstanding:
53,192,612 shares at June 30, 2007 and
43,810,512 shares at March 31, 2007	53,193	43,811
Additional paid-in capital	43,882,311	25,781,832
Accumulated deficit before development stage	(1,004,630)	(1,004,630)
Accumulated deficit during development stage	(6,548,529)	(6,137,993)
Total stockholders’ equity	36,382,345	18,683,020

Total liabilities and stockholders’ equity	$39,954,345	$22,673,340

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Stated in U.S. Dollars)

				Unaudited
	Unaudited		Unaudited	Cumulative Period
				From February 26,
	Three Months Ended June,			2002(Inception) to
	2007		2006	June 30, 2007

Revenue	$-		$-	$-

Operating Expenses
Loss from investment in subsidiary	87,121		-	189,457
Consulting fees	15,114		8,246	478,918
Corporate admin and development	44,777		27,305	594,258
Exploration expenditures	-		-	440,611
Professional fees	159,547		213,068	1,786,548
Management fees	13,570		12,328	340,318
Salaries and wages	77,485		157,125	1,171,708
Stock based compensation	227,142		438,659	2,128,605
Travel and promotion	69,867		105,046	952,441
Loss from Operations	(694,623)		(961,777)	(7,932,564)

Other Income
Foreign exchange gain	79,375		410,329	501,986
Other income	13,545		-	103,751
Interest income	191,167		178,962	928,598

Net Loss	$(410,536	) $	(372,486)	$(6,548,529)

Basic And Diluted Net Loss Per Share	$(0.01)		$(0.01)

Weighted Average Number Of Shares
Outstanding for Basic and Diluted	46,534,927		43,283,844
Calculations

Other Comprehensive Income (Loss)
Net loss for the period	$(410,536)		$(372,486)	$(6,548,529)
Foreign currency translation adjustment	-		-	-

Total Comprehensive Loss	$(410,536)		$(372,486)	$(6,548,529)

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in U.S. Dollars)

			Unaudited
	Unaudited	Unaudited	From February
			26, 2002
	Three Months Ended June,		(Inception) to
	2007	2006	June 30, 2007

Operating Activities:
Net loss	$(410,536)	$(372,486)	$(6,548,529)
Add non-cash items:
Depreciation	7,903	1,458	27,739
Loss of operations of subsidiary	87,121	-	220,425
Loss on disposal of equipment	12,375	-	12,375
Stock based compensation	227,142	438,659	2,128,605
Change in non-cash working capital items:
Accounts receivable, subsidiary	28,907	-	(125,370)
Accounts payable and accrued liabilities	(21,883)	242,328	98,865
Prepaid expenses & other	(18,489)	(32,093)	(46,195)
Total cash used by operating activities	(87,460)	277,866	(4,232,086)

Investing Activities:
Purchases of property, plant and equipment	(1,696,956)	(3,285,246)	(4,519,464)
Cash acquired in business combination	-	-	5,798
Cash restricted under contract	659,400	-	(4,704,000)
Investment in subsidiary	(4,433)	-	(11,291,045)
Reimbursement from partner	-	-	4,917,100
Total cash used by investing activities	(1,041,989)	(3,285,246)	(15,591,611)

Financing Activities:
Issuance of share capital, net of share issue cost	17,988,662	19,983,281	43,442,071
Total cash provided by financing activities	17,988,662	19,983,281	43,442,071
Foreign Exchange Effect On Cash And Cash
Equivalents	-	-	-

Increase (Decrease) In Cash And Cash Equivalents	16,859,213	16,975,901	23,618,374

Cash And Cash Equivalents, Beginning Of Period	6,759,161	196,499	-

Cash And Cash Equivalents, End Of Period	$23,618,374	$17,172,400	$23,618,374

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(Stated in U.S. Dollars)

			Unaudited
	Unaudited	Unaudited	From February 26,
	Three Months Ended June,		2002(Inception) to
	2007	2006	June 30, 2007

Supplemental Disclosure:
Non-cash investing and financing activities
Shares issued for settlement of debt	-	-	$173,639
Transfer of property and equipment to subsidiary	-	-	1,363,714
Shares issued with employment agreements	-	-	198,984
Shares issued for geothermal property	-	-	77,350
Purchase of property and equipment on account	$502,380	-	833,334
Warrants issued for share issue cost	-	-	158,778

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Continued)

FROM INCEPTION, FEBRUARY 26, 2002 TO JUNE 30, 2007
(Stated in U.S. Dollars)

						ACCUM.
	NUMBER		ADDITIONAL	CAPITAL	STOCK	OTHER
	OF		PAID-IN	STOCK	PURCHASE	COMP.	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Shares issued for cash at $0.015 per share – February 26,
2002	2,600,000	$2,600	$37,400	$-	$-	$-	$-	$40,000
Shares and warrants issued for Geothermal property at
$0.009 – March 5, 2002	1,895,000	1,895	15,105					17,000

Balance, March 31, 2002 – U.S. Geothermal Inc. – Idaho	4,495,000	4,495	52,505	-	-	-	-	57,000

Shares issued for cash at $0.25 per share – May 28, 2002	395,000	395	98,355					98,750
Shares issued for services at $0.25 per share – May 28,
2002	5,000	5	1,245					1,250
Shares issued for cash at $0.30 per share – November 1,
2002	1,023,667	1,024	306,076					307,100
Shares issued for services at $0.30 per share – November
1, 2002	10,000	10	2,990					3,000
Shares issued for services at $0.30 per share – February
14, 2003	151,170	151	45,199					45,350

Net loss for the period							(164,909)	(164,909)

Balance carried forward, March 31, 2003 – U.S.
Geothermal Inc. – Idaho	6,079,837	$6,080	$506,370	$-	$-	$-	$(164,909)	$347,541

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Continued)

FROM INCEPTION, FEBRUARY 26, 2002, TO JUNE 30, 2007
(Stated in U.S. Dollars)

						ACCUM.
	NUMBER		ADDITIONAL	CAPITAL	STOCK	OTHER
	OF		PAID-IN	STOCK	PURCHASE	COMP.	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Balance carried forward, March 31, 2003 – U.S.
Geothermal Inc. – Idaho	6,079,837	$6,080	$506,370	$-	$-	$-	$(164,909)	$347,541

Consolidation adjustment to the number of shares issued
and outstanding as a result of the reverse take-over
transaction- U.S. Geothermal Inc.- Idaho; December
19, 2003	(6,079,837)	(6,080)	6,080					-
Legal parent company shares issued and outstanding at
time of reverse take-over- U.S. Cobalt Inc.; December
19, 2003	2,274,616	2,275	(2,275)					-
Shares issued for acquisition of U.S. Geothermal Inc.-
Idaho	6,939,992	6,940	(6,940)				(408,166)	(408,166)
Warrants issued for acquisition of U.S. Geothermal Inc.-
Idaho					629,256		(629,256)	-

Shares and warrants issued for cash at a price of $0.45 per
share in a private placement, net of share issue costs of
$75,122 paid in cash and $25,437 paid by issuance of
83,333 agent’s warrants- December 19, 2003	3,322,221	3,322	959,230		457,326			1,419,878
Shares and warrants issued for conversion of notes at
$0.45 per share – February 20, 2004	385,864	386	123,090		50,162			173,638
Stock options granted			296,081					296,081

Foreign currency translation gain						35,792		35,792

Net loss for the year							(676,398)	(676,398)

Balance, March 31, 2004	12,922,693	$12,923	$1,881,636	$-	$1,136,744	$35,792	$(1,878,729)	$1,188,366

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Continued)

FROM INCEPTION, FEBRUARY 26, 2002 TO JUNE 30, 2007
(Stated in U.S. Dollars)

						ACCUM.
	NUMBER		ADDITIONAL	CAPITAL	STOCK	OTHER
	OF		PAID-IN	STOCK	PURCHASE	COMP.	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Balance, March 31, 2004	12,922,693	$12,923	$1,881,636	$-	$1,136,744	$35,792	$(1,878,729)	$1,188,366

Shares and warrants issued for cash at a price of $0.66 in
a private placement, net of share issue costs of
$225,131 paid in cash and $133,341 paid by the
issuance of 280,000 agent’s warrants- September 17,
2004	4,000,001	4,000	1,103,082		1,324,038			2,431,120
Shares issued for property at a price of $0.60- February
22, 2005	100,000	100	60,251					60,351
Shares issued for stock options exercised	308,735	309	145,133					145,442
Stock options granted			295,540					295,540
Foreign currency translation gain						129,470		129,470
Net loss for the year							(1,830,421)	(1,830,421)
Balance, March 31, 2005	17,331,429	17,332	3,485,642	-	2,460,782	165,262	(3,709,150)	2,419,868
Stock options granted			180,780					180,780
Expiration of stock purchase warrants			1,061,145		(1,061,145)			-
Shares issued for stock options and warrants exercised	812,415	812	526,753		(75,599)			451,966
Stock issued as result of employment agreements	120,000	120	83,880					84,000
Foreign currency translation loss						(165,262)	32,792	(132,470)
Capital stock issuable as result of a private placement to
be closed April 3, 2006				20,134,260				20,134,260
Stock compensation liability			(383,510)		(1,324,038)			(1,707,548)

Net loss for the year							(1,523,385)	(1,523,385)

Balance, March 31, 2006	18,263,844	$18,264	$4,954,690	$20,134,260	$-	$-	$(5,199,743)	$19,907,471

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Continued)

FROM INCEPTION, FEBRUARY 26, 2002 TO JUNE 30, 2007
(Stated in U.S. Dollars)

						ACCUM.
	NUMBER		ADDITIONAL	CAPITAL	STOCK	OTHER
	OF		PAID-IN	STOCK	PURCHASE	COMP.	ACCUM.
	SHARES	AMOUNT	CAPITAL	ISSUABLE	WARRANTS	INCOME	DEFICIT	TOTAL

Balance, March 31, 2006	18,263,844	$18,264	$4,954,690	$20,134,260	$-	$-	$(5,199,743)	$19,907,471

Stock issued as result of employment agreements	49,168	49	65,331				4	65,384
Stock options granted			978,772					978,772
Shares issued for stock options and warrants
exercised	497,500	498	487,595		(137,806)			350,287
Capital stock issued as result of a private
placement closed April 3, 2006	25,000,000	25,000	20,109,260	(20,134,260)				-
Stock purchase warrants expired			1,186,232		(1,186,232)			-
Stock compensation liability			(2,000,048)		1,324,038			(676,010)
Net loss for the period							(1,942,884)	(1,942,884)

Balance, March 31, 2007	43,810,512	43,811	25,781,832	-	-	-	(7,142,623)	18,683,020

Capital stock issued as result of a private
placement closed June 5, 2007	9,090,900	9,091	17,757,681					17,766,772
Shares issued for stock options and warrants
exercised	291,200	291	221,599					221,890
Stock compensation liability			121,199					121,199
Net loss for the period							(410,536)	(410,536)
Balance, June 30, 2007 (unaudited)	53,192,612	$53,193	$43,882,311	$-	$-	$-	$(7,553,159)	$36,382,345

The accompanying notes are an integral part of these consolidated financial statements.

U.S. GEOTHERMAL INC.
(A Development Stage Company)
(Unaudited – Prepared by Management)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2007
(Stated in U.S. Dollars)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

When U.S. Cobalt Inc. (“GTH” or the “Company”) completed a reverse take-over on December 19, 2003, the former stockholders of U.S. Geothermal Inc. (“GEO – Idaho”) a company incorporated on February 26, 2002 in the State of Idaho, acquired control of GTH. In connection with the transaction, U.S. Cobalt Inc. changed its name to U.S. Geothermal Inc. and consolidated its common stock on a one new to five old basis. All references to common shares in these financial statements have been restated to reflect the roll-back of common stock.

The Company has been in the development stage since its formation and has not yet realized any revenues from its planned operations. GEO - Idaho operates for the purpose of acquiring geothermal properties and entered into an agreement with Vulcan Power Company (“Vulcan”) of Bend, Oregon, U.S.A., pursuant to which it acquired a 100% interest in the Raft River Geothermal Property located in Cassia County, Idaho, U.S.A. (Note 3).

Basis of Presentation

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The Company consolidates more-than-50% owned subsidiaries that it controls and entities over which control is achieved through means other than voting rights. These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The accounts of the following companies are consolidated in these financial statements:

i)	U.S. Geothermal Inc. (incorporated in the State of Delaware);
ii)	U.S. Geothermal Inc. (incorporated in the State of Idaho);
iii)	U.S. Cobalt Inc. (incorporated in the State of Colorado);
iv)	U.S. Geothermal Services, LLC (incorporated in the State of Delaware).

All Company transactions are eliminated on consolidation.

Raft River Energy I LLC was consolidated through July 2006, after which the entity is recorded under the equity method. See Consolidation of Variable Interest Entity in Note 2 for further discussion.

Reclassification

Certain amounts from prior periods have been reclassified to conform to the current period presentation. This reclassification has resulted in no changes to the Company’s accumulated deficit or net losses presented.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are summarized accounting policies considered to be significant by the Company’s management:

Accounting Method

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Development Stage Company

Pursuant to Statement of Financial Accounting Standards No. 7, “Accounting and Reporting by Development Stage Enterprises” (SFAS 7), the Company is considered to be a development stage enterprise since its planned principal operations have not commenced. The various entities that comprised the Company prior to February 26, 2002 were not engaged in operations directly related to the development of geothermal power plants. After that time, the Company began its current and primary development activities, and accordingly, accounted for the accumulated deficit separately from the prior operations. The statements of operations, stockholders’ equity and cash flows present the accumulated activities from the inception of the current operating activities to present. This presentation will continue until the Company begins operations.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company’s financial position and results of operations.

Cash and Cash Equivalents

The Company considers all unrestricted cash, short term deposits, and other investments with maturities of no more than ninety days when acquired to be cash and cash equivalents for the purposes of the statement of cash flows. Discussion regarding restricted cash is included in Notes 5 and 9. With the large value of funds invested in short term deposits, small variations in short term interest rates may materially affect the value of cash equivalents. Investments in government obligations accumulate higher interest, but the principal balance is not insured by the FDIC. All investments held by the Company are highly liquid, available on demand.

Concentration of Credit Risk

The Company’s cash and cash equivalents consisted of commercial bank deposits, a money market account, and petty cash. The money market funds totaled $28,096,690, and are not subject to deposit insurance. Cash deposits are held in a commercial bank in Boise, Idaho, and in a commercial bank in Vancouver, British Columbia. The accounts in Idaho are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The Canadian dollar accounts in British Columbia are guaranteed by the Canadian Deposit Insurance Corporation (CIDC) up to $100,000 Canadian (approximately $94,000 in U.S. dollars at June 30, 2007). At June 30, 2007, the Company exceeded the FDIC insured amount by approximately $68,987 and did not exceed the CIDC insured amount.

Consolidation of Variable Interest Entities

The Company has a significant interest in a Raft River Energy I, LLC (RREI), which has been determined to be a variable interest entity as defined by FASB Interpretation No. 46(R) (FIN 46(R)). RREI’s purpose is to hold the financial interests of the first phase of the Raft River project for the construction of a 10 megawatt geothermal power plant. As described below, the Company’s interest changed during the current fiscal period from primary beneficiary to a significant interest.

RREI resulted from agreements signed August 9, 2006, between U.S. Geothermal Inc. and Raft River Holdings, LLC, a subsidiary of the Goldman Sachs Group, for construction financing of Phase I of the Raft River project. To accommodate the construction financing, U.S. Geothermal sold 50% of its ownership in Raft River Energy to Raft River Holdings. As a result of the agreements, U.S. Geothermal is required to contribute approximately $6,400,000 in cash and property, and Raft River Holdings is required to contribute $34,000,000 to Raft River Energy.

As of June 30, 2007, U.S. Geothermal Inc. has contributed $6,363,714 in cash and property to the project, while Raft River Holdings has contributed $30,993,100. As a result, Raft River Holdings has been designated the primary beneficiary.

For periods prior to August 2006, U.S. Geothermal was the 100% owner of RREI and consolidated the loss of $30,968. For the period August 2006 to March 2007, U.S. Geothermal recorded RREI under the equity method of accounting for investments in subsidiaries based on the capital contribution ratio at March 31, 2007 (loss of $102,336).

RREI’s latest audited financial information is summarized as follows:

As of November 24, 2006:
Total current assets	$3,417,793
Property and equipment	18,618,764
Total assets	$22,036,557

Total current liabilities	$3,360,052
Members’ equity	18,676,505
Total liabilities and equity	$22,036,557

From inception on August 18, 2005 to
November 24, 2006:
Operating revenues	$0
Operating loss	(245,879)
Net loss	(237,309)

Property, Plant and Equipment

Costs of acquisition of geothermal properties are capitalized on an area-of-interest basis. Geothermal properties include all direct costs for the acquisition of land rights, water rights and mineral rights. Amortization of these costs will be on a unit-of-production basis, based on estimated proven geothermal reserves should such reserves be found. If an area of interest is abandoned, the costs thereof are charged to income in the year of abandonment. With the inherent uncertainty of calculating the units of production for a renewable resource, revisions to the estimates and the subsequent field performance of the resource would cause the life of the resource to differ significantly from the estimated units of production. A large percentage increase or decrease in the estimated reserves would decrease or increase the depreciation, depletion or amortization of capital costs proportionately.

The Company expenses all costs related to the development of geothermal reserves prior to the establishment of proven and probable reserves.

Depreciation will be based upon the estimated useful life of the asset. For assets directly related to revenue production defined by a specific contract, the estimated useful lives will not exceed the life of the contract. Depletion on wells and other assets directly involved in the extraction of the natural resources will be based upon the total estimated capacity on a unit of production basis. Units will be defined as gallons of geothermal water, processed through the plant, used directly in the production of revenues.

Other equipment is recorded at cost. Depreciation of other equipment is calculated on a straight-line basis at an annual rate of 30%.

Impairment of Long-Lived Assets

Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144) establishes a single accounting model for long-lived assets to be disposed of by sale including discontinued operations. SFAS 144 requires that these long-lived assets be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. The Company has adopted SFAS 144 and evaluates its long-term assets annually for impairment or when circumstances or events occur that may impact the fair value of the assets. The fair value of geothermal property is primarily evaluated based upon the present value of expected revenues directly associated with those assets. An impairment loss would be recognized if the carrying amount of a capitalized asset is not recoverable and exceeds its fair value. As expected for the initial stages of the Company’s operations, circumstances have not warranted the recognition of losses due to the impairment of long-lived assets.

Stock Options Granted to Employees and Non-employees

On April 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)), which requires the measurement of the value of employee services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. For employees, directors and officers, the fair value of the awards are expensed over the vesting period. The current vesting period for all options is eighteen months.

Under SFAS 123(R), the Company has elected to use the modified prospective transition method, and accordingly, the Company’s consolidated financial statements for periods prior to adoption of SFAS 123(R) have not been restated to reflect, and do not include the impact of adopting.

For non-employee stock based compensation, the Company has adopted EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF Issue No. 00-18, “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees.” Non-employee stock options have been granted, at the Board of Director’s discretion, to select vendors as a bonus for exceptional performance. Prior to issuance of the awards, the Company was not under any obligation to issue the stock options. Subsequent to the award, the recipient was not obligated to perform any services. Therefore, the fair value of these options was expensed on the grant date which was also the measurement date.

Pursuant to the requirements to SFAS 123(R), the Company made certain reclassifications to its consolidated balance sheet as of March 31, 2006, to reflect the stock compensation liability that resulted from the issuance of stock options denominated in a foreign currency. The reclassification from shareholder equity to liabilities amounted to $1,707,548 at March 31, 2006. We account for stock-based compensation in accordance with SFAS No.123(R), Share-Based Payment. Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. Determining the fair value of share-based awards at the grant date requires judgment, including estimating expected dividends. In addition, judgment is also required in estimating the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standard No. 128 “Earnings per Share” (SFAS 128), which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Although there were common stock equivalents outstanding at June 30, 2007 and March 31, 2007, they were not included in the calculation of earnings per share because their inclusion would have been considered anti-dilutive.

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, refundable tax credits, and accounts payable and accrued liabilities. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values, unless otherwise noted.

Refundable tax credit is comprised of Goods and Services Tax (“GST”) which is refundable from the Government of Canada and is included in other assets.

Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. Transactions in foreign currency are converted into U.S. dollars using the current method as follows:

  Monetary items at the rate prevailing at the balance sheet date;
  Non-monetary items at the historical exchange rate;
  Revenue and expenses at the average rate in effect during the applicable accounting period.

Foreign Operations

The accompanying balance sheet contains certain recorded Company assets (principally cash) in a foreign country (Canada). Although Canada is considered economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS 109 to allow recognition of such an asset.

At June 30, 2007, the Company had net deferred tax assets calculated at an expected rate of 34% of approximately $2,295,000 (March 31, 2007 - $2,177,500) principally arising from net operating loss carry forwards and stock compensation. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset was recorded at June 30, 2007. The significant components of the deferred tax asset at June 30, 2007 and March 31, 2007 were as follows:

	June 30, 2007	March 31, 2007

Estimated net operating loss carry forward	$6,750,000	$6,404,500

Deferred tax asset	$2,295,000	$2,177,500
Deferred tax asset valuation allowance	(2,295,000)	(2,177,500)
Net deferred tax asset	$-	$-

At June 30, 2007, the Company has net operating loss carry forwards of approximately $6,750,000 ($6,404,500 in March 31, 2007), which expire in the years 2023 through 2027. The change in the allowance account from March 31, 2007 to June 30, 2007 was $117,500.

Although we believe that our estimates are reasonable, no assurance can be given that the final tax outcome of these matters will not be different than that which is reflected in our tax provisions. Ultimately, the actual tax benefits to be realized will be based upon future taxable earnings levels, which are very difficult to predict.

Going Concern

Based on the Company’s projected spending over the next 12 months, the approximate $17.8 million in cash generated from the private placement completed June 5, 2007, and the Company’s other available resources obtained from prior issuance stock offerings; the Company’s auditors have removed the going concern qualification on the Company’s financial statements. Management believes that sufficient funding will be available to meet its business objectives, including anticipated cash needs for working capital, and financing for construction of the phase one power plant. As shown in the accompanying consolidated financial statements, the Company has incurred an accumulated deficit of $7,553,159 and has no revenue from operations. In the ordinary course of constructing a power plant facility of this size and complexity, cost overruns and contract delays can significantly affect the economics of the project. Failure to achieve commercial operations of the power plant prior to December 31, 2008 would jeopardize the production tax credit, and could materially affect the ability of U.S. Geothermal to operate as a going concern.

Accounting Pronouncements - Recent

The Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, although early adoption is permitted. Management is currently evaluating the potential impact of the adoption of this statement on the financial position, results of operations and cash flows of the Company. Management has not elected early adoption of this statement.

Fair Value Measurements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157). This statement defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure related to the use of fair value measures in financial statements. The statement is to be effective for financial statements issued in 2008; however, earlier application is encouraged. The Company is currently evaluating the timing of adoption and the impact that adoption might have on its financial position or results of operations.

NOTE 3 - REVERSE TAKE-OVER

Effective December 19, 2003, GTH acquired 100% of the issued and outstanding voting shares of GEO - Idaho by issuing 6,939,992 common shares and 2,420,217 share purchase warrants, of which 2,150,309 common shares and no share purchase warrants were held in escrow as at December 31, 2005 (as of March 31, 2005, 4,243,325 common shares and 1,946,937 share purchase warrants were held in escrow). Each share purchase warrant entitled the holder to purchase one additional common share at a price of $0.75 per share until December 19, 2005. As of December 31, 2005, the 2,420,217 stock purchase warrants noted above expired without exercise. Since the transaction resulted in the former shareholders of GEO - Idaho owning the majority of the issued shares of GTH, the transaction, which is referred to as a “reverse take-over”, has been treated for accounting purposes as an acquisition by GEO - Idaho of the net assets and liabilities of GTH. Under this purchase method of accounting, the results of operations of GTH are included in these financial statements from December 19, 2003. GEO - Idaho is deemed to be the purchaser for accounting purposes. Accordingly, its net assets are included in the balance sheet at their previously recorded values.

The Company determined that the share purchase warrants issued as part of the aforementioned transaction have a fair value of $629,256 as determined by using the Black-Scholes pricing model with the assumptions as stated in Note 6. The amount is considered to be additional consideration given to the former GEO - Idaho shareholders and, as such, was allocated, along with the net liabilities assumed of GTH, to accumulated deficit. The acquisition is summarized as follows:

Current assets (including cash of $5,798)	$11,616
Current liabilities	(419,782)
Net liabilities assumed	$(408,166)

The net liabilities assumed have been charged to accumulated deficit.

NOTE 4 – PROPERTY, PLANT AND EQUIPMENT

During the quarter ended June 30, 2007, the Company incurred costs of $101,647 in the continued construction of Raft River Project phase I. The Company acquired additional geothermal rights for $1,015,102. An interconnection facility study was competed that amounted to $56,000. Vehicles and computer equipment utilized by the corporate administrative and the Raft River site offices were purchased for $21,827.

During the year ended March 31, 2007, the Company incurred an additional $12,084,849 in construction costs for Raft River Project phase I. These costs were primarily for the drilling of additional wells and the construction of the power plant and related infrastructure. Raft River Holdings reimbursed the Company for $4,917,100 in amounts associated with Raft River Energy phase I. As described in note 2, property (both geothermal property and construction in process) was transferred to Raft River Energy, in exchange Company’s interest in the subsidiary that amounted to $6,363,714. In addition to construction activities, the Company acquired 1,083 acres of surface rights in exchange for cash payments of $1,281,006 and 631 acre feet per annum in water rights for $138,820. Legal fees for $87,121 were incurred for the acquisition of mineral rights. The Company acquired access to 5,409 acres of surface, mineral and geothermal rights through a lease payment of $15,000. Vehicles, furniture and computer equipment utilized by the corporate administrative and the Raft River site offices were purchased for $102,800.

Property, plant and equipment consisted of the following at the dates shown:

	Beginning			Ending
	Balance			Balance
	April 1, 2007	Additions	Deletions	June 30, 2007

Land	$384,000			$384,000
Water rights	1,146,003			1,146,003
Geothermal and mineral rights	286,112	$1,071,102		1,357,214
Furniture and equipment	108,125	21,827	$(15,000)	114,952
Construction in progress, Raft
River Project	2,233,982	101,647		2,335,629
	$4,158,222	$1,194,576	$(15,000)	5,337,798

Less: accumulated depreciation				(25,114)
				$5,312,684

NOTE 5 - CAPITAL STOCK

The Company is authorized to issue 100,000,000 shares of common stock. All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

During the quarter ended June 30, 2007, the Company issued 291,200 common shares to officers, employees and consultants upon exercise of stock options at strike prices ranging from $0.60 CDN to $1.40 CDN.

On June 5, 2007, the Company completed a private placement of 9,090,900 common shares at a price of $2.20 CDN ($2.08 U.S. as of June 5, 2007). Proceeds, net of financing fees, totaled $17,766,772.

During the quarter ended March 31, 2007, the Company issued 62,500 common shares upon the exercise of 12,500 stock options, plus 50,000 broker compensation options at an exercise price of $1.00 CDN ($0.83 U.S.).

During the quarter ended December 31, 2006, the Company issued 72,741 shares to employees in satisfaction of employment agreements at an average price of $0.90, and 23,573 shares previously held in escrow were cancelled and returned to treasury.

During the quarter ended September 30, 2006, the Company issued 395,000 common shares upon the exercise of 280,000 stock purchase warrants at an exercise price of $0.85 CDN ($0.73 -$0.75 U.S.), the exercise of 15,000 stock purchase warrants at an exercise price of $1.25 CDN ($0.86 U.S.), and the exercise of 100,000 options at an exercise price of $0.60 CDN ($0.54 U.S.).

During the quarter ended June 30, 2006, the Company issued 40,000 common shares upon the exercise of 40,000 options at an exercise price of $0.60 CDN ($0.53 U.S.).

On April 3, 2006, the Company completed a private placement of 25,000,000 common shares at a price of $1.00 CDN ($0.86 U.S. as of April 3, 2006). Proceeds, net of financing fees, totaled $20,134,260. Of the net proceeds, $172,370 had been received in the Company’s bank accounts prior to year end. Since the subscription forms reflected a March 30, 2006 date, and the remainder of the cash of $19,961,890 was on deposit with Dundee Securities Corporation, the private placement was recorded as “Private placement proceeds receivable” and as “Capital Stock Issuable” in the financial statements at March 31, 2006.

NOTE 6 - STOCK BASED COMPENSATION

The Company’s stock option plan provides for the grant of incentive stock options for up to 4,381,051 common shares to employees, consultants, officers and directors of the Company. All terms and conditions of the options are the same for external parties as well as internal employees and directors. Options are granted for a term of up to five years from the date of grant. Stock options granted generally vest over a period of eighteen months, with no conditions precedent to vesting. Since the plan has been administered by the Company’s Vancouver office and Pacific Corporate Trust Company, the Company has issued stock options with an exercise price stated in Canadian dollars per share.

U.S. Geothermal and their Board of Directors have previously provided additional incentive to our United States (“U.S.A.”) employees and consultants by offering stock options at a discount off market price as allowed by the TSX Venture exchange. The U.S.A. legislature and the Internal Revenue Service (“IRS”) are now issuing regulations to dissuade companies from granting these discounted stock options. Through the American Jobs Creation Act of 2004 and the Internal Revenue Code Section 409A, discounted stock options have now been classified as deferred compensation in which the “discount” is taxable at the date of vesting, instead of upon the date of exercise. They have also dictated that a 20% penalty on all discounts is to be paid at date of vesting. These new rules have been retroactively applied to all options vesting after January 1, 2005.

Since U.S. Geothermal stock options vest 25% on date of grant and 25% every six months thereafter, option holders would be subject to amending tax returns for prior years and paying tax and penalty on the value of the discount. These amendment and payments would be required whether or not the option holder exercises the options. The IRS is allowing option holders until December 31, 2007 to rectify the situation by allowing them to reprice the existing options to the market price on the date of option grant. As of March 31, 2007, the majority of our U.S.A. option holders have repriced their options to the market price on the date of grant. An adjustment to the fair market value of the repriced options was included in the stock compensation accrual for March 2007.

During the quarter ended March 31, 2007, the Company granted 235,000 stock options to consultants and employees exercisable at a price of $1.40 CDN ($1.24 U.S.) until January 22, 2012.

During the quarter ended September 30, 2006, the Company granted 170,000 stock options to consultants and employees exercisable at a price of $1.00 CDN ($0.89 U.S.) until July 31, 2011.

During the quarter ended June 30, 2006, the Company granted 1,763,000 stock options to consultants, employees, directors and officers exercisable at prices ranging from $0.85 to $1.00 CDN ($0.77 to $0.90 U.S.) until April 12, 2011.

The following table reflects the summary of stock options outstanding at June 30, 2007 and changes during the three months ended:

		Weighted
		Average	Weighted	Aggregate
	Number of	Exercise	Average	Intrinsic
	shares under	Price Per	Fair Value	Value
	options	Share	(US $)	(US $)

Balance outstanding, March 31, 2006	$1,065,628	$0.69 CDN	$0.37	$399,146

Forfeited	(145,000)	0.86 CDN	0.62	(90,487)
Exercised	(152,500)	0.63 CDN	0.30	(46,427)
Granted	2,168,000	1.05 CDN	0.99	2,140,719
Balance outstanding, March 31, 2007	2,936,128	0.96 CDN	0.82	2,402,951

Forfeited	-	-	-	-
Exercised	(291,200)	0.83 CDN	0.44	(128,209)
Granted	-	-	-	-

Balance outstanding, June 30, 2007	2,644,928	$0.98 CDN	$0.86	$2,274,742

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model using the assumptions noted in the following table. Expected volatilities are based on historical volatility of the Company’s stock. The Company uses historical data to estimate option exercises and employee termination within the Black-Scholes model. The expected term of options granted represents the period of time that options granted are expected to be outstanding, based upon past experience and future estimates and includes data from the Plan. The risk-free rate for periods within the expected term of the option is based upon the U.S. Treasury yield curve in effect at the time of grant. The Company currently does not foresee the payment of dividends in the near term.

The fair value of the stock options granted was estimated using the Black-Scholes option-pricing model and is amortized over the vesting period of the underlying options. The weighted average fair value of options granted was $0.99 per share. The assumptions used to calculate the fair value are as follows:

	Fiscal Years Ended
	2007	2006	2005

Dividend yield	0	0	0
Expected volatility	82-149%	140%	144-155%
Risk free interest rate	3.94-4.20%	3.25%	2.83-3.18%
Expected life (years)	3.36	3.00	3.06

Changes in the subjective input assumptions can materially affect the fair value estimate and, therefore, the existing models do not necessarily provide a reliable measure of the fair value of the Company’s stock options.

The following table summarizes information about the stock options outstanding at June 30, 2007:

			OPTIONS
OPTIONS OUTSTANDING			EXERCISABLE
		REMAINING
EXERCISE	NUMBER OF	CONTRACTUAL	NUMBER OF
PRICE	SHARES	LIFE (YEARS)	SHARES

$ 0.60 CDN	275,628	1.66	275,628
0.72 CDN	115,000	2.42	115,000
0.85 CDN	20,000	3.75	15,000
0.90 CDN	250,000	2.42	250,000

1.00 CDN	1,609,300	3.75	1,205,425
1.15 CDN	165,000	4.25	82,500
1.40 CDN	210,000	4.58	33,750

$
$0.98 CDN	2,644,928	3.45	1,977,303

The following table summarizes information about the stock options outstanding at March 31, 2007:

			OPTIONS
OPTIONS OUTSTANDING			EXERCISABLE
		REMAINING
EXERCISE	NUMBER OF	CONTRACTUAL	NUMBER OF
PRICE	SHARES	LIFE (YEARS)	SHARES

$
$ 0.60 CDN	355,628	1.91	355,628
0.72 CDN	197,500	2.67	197,500
0.85 CDN	20,000	4.00	15,000
0.90 CDN	347,500	2.67	347,500
1.00 CDN	1,615,500	4.00	807,750
1.15 CDN	165,000	4.50	82,500
1.40 CDN	235,000	4.83	58,750

$
$ 0.96 CDN	2,936,128	3.59	1,864,628

A summary of the status of the Company’s nonvested stock options for the fiscal year ended March 31, 2007 and for the quarter ended June 30, 2007 are presented as follows:

		Weighted	Weighted
		Average Grant	Average Grant
	Number of	Date Fair Value	Date Fair
	Options	Per Share	Value

Nonvested, March 31, 2006	$142,500	$0.69 CDN	$0.37

Granted	2,168,000	1.05 CDN	0.99
Vested	(1,094,000)	0.63 CDN	0.30
Forfeited	(145,000)	0.86 CDN	0.62
Nonvested, March 31, 2007	1,071,500	0.96 CDN	0.82

Granted	-	-	-
Vested	(403,875)	1.00 CDN	0.68
Forfeited	-	-	-
Nonvested, June 30, 2007	667,625	$1.12 CDN	$1.10

As of June 30, 2007, there was $216,819 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.5 years. The total fair value of shares vested during the year ended March 31, 2007 was $1,129,072; and for the quarter ended June 30, 2007 was $227,142.

Stock Purchase Warrants

As at June 30, 2007, 454,545 share purchase warrants at an exercise price of $2.08 US were issued to compensate brokers resulting from the private placement of 9,090,900 common shares issued June 5, 2007.

During the quarter ended September 30, 2006, stock purchase warrants representing 3,985,001 common shares at an exercise price of $1.25 CDN expired without being exercised, stock purchase warrants representing 280,000 common shares at an exercise price of $0.85 CDN were exercised, and stock purchase warrants representing 15,000 common shares at an exercise price of $1.25 CDN were exercised.

NOTE 7 - RELATED PARTY TRANSACTIONS

At June 30, 2007 and March 31, 2007, the amounts of $10,311 and $9,510, respectively, are payable to directors and officers of the Company. These amounts are unsecured and due on demand.

The Company’s subsidiary Raft River Energy I, LLC owed the Company $125,370 and $154,277 at June 30, 2007 and March 31, 2007; respectively, for operating and maintenance expenses. The receivable balance is comprised of unsecured demand obligations due within the next year of operations.

The Company incurred the following transactions with directors, officers and a company with a common director:

	Quarter
	Ended	Year Ended
	June 30,	March 31,
	2007	2007

Administrative services	$5,472	$20,563
Director fees	7,500	23,250
Consulting fees	6,000	24,000

	$18,972	$67,813

NOTE 8 - DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP

The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The material difference in respect to these financial statements between U.S. and Canadian GAAP is reflected in the recording of Property, Plant and Equipment. Under Canadian GAAP, development and exploration costs associated with the Raft River project (property lease payments, geological consulting fees, well monitoring and permitting, etc.) are recorded as a capital asset. Under U.S. GAAP, these amounts are expensed. As a result of the above, under Canadian GAAP the following line items in the consolidated balance sheets and income statements would have been presented as follows:

Consolidated Balance Sheets	U.S. GAAP June 30, 2007	Canadian GAAP June 30, 2007	U.S. GAAP March 31, 2007	Canadian GAAP March 31, 2007
Plant, Property & Equipment	$ 5,312,684	$ 5,753,295	$ 4,138,386	$ 4,578,997
Total Assets	39,954,345	40,394,956	22,673,340	23,113,951
Stockholders’ Equity	35,829,068	36,269,679	21,216,878	21,657,489
Total Liabilities & Stockholders’ Equity	$ 39,954,345	$ 40,394,956	$ 22,673,340	$ 23,113,951

Consolidated Statements of Operations and Comprehensive Loss	U.S. GAAP Qtr Ended June 30, 2007	Canadian GAAP Qtr Ended June 30, 2007	U.S. GAAP Year ended March 31, 2007	Canadian GAAP Year ended March 31, 2007
Exploration Expenditures	$ -	$ -	$ -	$ -
Loss from Operations	(626,863)	(626,863)	(2,987,869)	(2,987,869)

Consolidated Balance Sheets	U.S. GAAP June 30, 2007	Canadian GAAP June 30, 2007	U.S. GAAP March 31, 2007	Canadian GAAP March 31, 2007
Net Loss	(342,776)	(342,776)	(1,792,584)	(1,792,584)

NOTE 9 - COMMITMENTS AND CONTINGENCIES

Operating Lease Agreements

The Company has entered into several lease agreements with terms expiring up to December 1, 2034 for geothermal properties adjoining the Raft River Geothermal Property and for Neal Hot Springs. The leases provide for the following annual payments within the next five fiscal years:

Year Ending
March 31,	Amount

2008	$45,400
2009	50,800
2010	53,800
2011	54,100
2012	46,250
Thereafter	379,100

Power Purchase Agreement

The Company has signed a 10 megawatt power purchase agreement with Idaho Power Company for sale of power generated from its planned phase one power plant. The Company has also signed a transmission agreement with Bonneville Power Administration for transmission of the electricity from this plant to Idaho Power, and from the phase two plants to other purchasers. These agreements are all contingent upon successful financing and construction of the power plant at Raft River. These agreements will govern the operational revenues for the initial phases of the Company’s operating activities.

Construction Contract

On December 5, 2005, the Company signed a contract (the “Ormat EPC Agreement”) with Ormat Nevada, Inc. (Ormat) for Ormat to construct a 13 megawatt geothermal power plant at Raft River, Idaho for a lump sum price of $20,200,000 (exclusive of taxes). The Company expects the output of the plant will be used to meet power delivery requirements of the Company’s agreements with Idaho Power Company. As part of the Ormat EPC Agreement, as amended, the Company has established a $1,000,000 letter of credit with Wells Fargo Bank to collateralize amounts committed by Ormat, but not paid by the Company. The amount will increase monthly until a maximum letter of credit amount of $10,252,000 is reached. A $4,704,000 money market fund is pledged as collateral backing the letter of credit as of June 30, 2007, and is reported as restricted cash.

Partnership Agreement Construction Costs

Under the Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of August 9, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and us, Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group Inc., will contribute in staged payments a total of $34 million in cash and we will contribute $5 million in cash and approximately $1.4 million in production and injection wells and geothermal leases to Raft River Energy I LLC, the Phase 1 project joint venture company. If total construction costs exceed budget, US Geothermal will contribute the required additional funding to the joint venture.

Office Lease

The Company leases general office space for an executive office in Boise at an annual cost of $31,051. The underlying lease is a year-to-year lease that expires on January 31, 2008.

NOTE 10 – FINANCIAL STATEMENT RESTATEMENT

The accompanying financial statements have been restated to accurately reflect the value of the services incurred by the Company in exchange for equity based compensation. The effect was to increase the net operating loss for the quarter ended June 30, 2007 by $67,760, the effect on earnings per share was less than $0.01 per share. There was no direct effect on income tax expense. The restatements increased the operating loss from inception to June 30, 2007 by the same amount noted for the quarter ended June 30, 2007.

Net operating loss originally reported for the quarter ended
June 30, 2007	$(342,776)
Change due to restatement of stock compensation expense	(67,760)
Net operating loss after the restatement for the quarter ended
June 30, 2007	$(410,536)

11,977,035 Shares of Common Stock

PROSPECTUS

______________________, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee*	$911.89
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	10,000
Printing and Engraving Expenses	1,000
Miscellaneous Expenses	1,000
Total	$37,911.89

*All expenses other than the registration fee are estimates.

Item 14. Indemnification of Directors and Officers

Article XII of the Certificate of Incorporation of U.S. Geothermal Inc. (“we”, “us” or “our company”) provides for indemnification of officers and directors except (i) for any breach of a director’s duty of loyalty to our company or our stakeholders (ii) acts and omission that are not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the general corporate law of the State of Delaware, or (iv) for any transaction from which the director derived any improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we issued and sold the securities described below to certain individual and institutional investors, including certain of our directors, officers and key employees, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act, Rule 506 of Regulation D and Regulation S. Each purchaser represented that he, she or it was purchasing the shares for investment and each such person had sufficient knowledge and experience to evaluate the merits and risks of such investment.

1. On September 17, 2004, we sold 4,000,001 shares of common stock and 4,000,001 warrants to purchase shares of our common stock in a private offering under Regulation S, at a price of Cdn$0.85 ($0.65) per unit (a unit being one share and one warrant), for gross proceeds of Cdn$3,400,000 ($2,614,982). The units consist of one share and a warrant which entitles the holder to purchase one share at an exercise price of Cdn$1.25 until September 17, 2006. We may accelerate the exercise period of the warrants on twenty days notice if the closing price of our common shares on a public market exceeds Cdn$1.65 for twenty consecutive business days. The value of each warrant (using the Black-Scholes model) was $0.30, and the aggregate value of the 4,000,001 warrants was $1,190,697. The securities were issued in transactions exempt from the registration requirements of the Securities Act in reliance on and compliance with Regulation S. Each of such persons represented to our company that he purchased the securities for his own account, for investment and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. Dundee Securities Corporation of Toronto, Canada, was paid a cash fee of Cdn$238,000 ($183,049), and issued a “compensation option” to acquire 280,000 units at an exercise price per unit of Cdn$0.85, until September 17, 2006, and valued at $133,341 ($0.30 per warrant, using the Black-Scholes model). The warrants included in Dundee’s units are also subject to acceleration, whether or not the compensation option has been exercised. An additional Cdn$31,977 ($24,594) was incurred in legal expenses relating to the offering, as well as Cdn$18,190 ($13,990) in fees to the TSX Venture Exchange which together with the Cdn$238,000 ($183,049) cash paid to Dundee made up the $225,131 cash component of issuance costs. With the $131,341 which was the fair value of the Dundee compensation option, the total charged to share issue costs was $358,472.

2. On October 19, 2004, we issued a total of 278,735 shares on the exercise of stock options issued under our stock option plan to our officers and directors as follows:

Optionee	Number of Shares Purchased
Daniel Kunz	86,506
Douglas Glaspey	77,866
Ron Bourgeois	27,733
Paul Larkin	86,630

Total	278,735

The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

3. During February 2005, we issued 100,000 shares to Elena Corporation as partial consideration for purchase of 100 acres known as the Elena Property. Elena Corporation represented to us that it purchased the securities for its own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

4. On February 18, 2005, we issued 30,000 shares on the exercise of stock options issued under our company’s stock option plan to Ron Bourgeois. Mr. Bourgeois represented to us that he purchased the securities for his own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

5. On April 11, 2005, we issued 17,778 common shares upon the exercise of stock options issued to a consultant of our company under our company’s stock option plan. The consultant is a financial analyst who assisted us with spreadsheets and cost estimates. He represented to us that he purchased the securities for his own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

6. On July 22, 2005, we issued 40,000 common shares upon the exercise of stock options issued to a consultant of our company under our company’s stock option plan. The consultant is a financial analyst who assisted us with spreadsheets and cost estimates. He represented to us that he purchased the securities for his own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

7. On December 28, 2005, we issued 100,000 common shares upon the exercise of stock options under our company’s stock option plan to Douglas Glaspey, an officer and director of our company and 83,333 common shares to Toll Cross Securities upon the exercise of agent warrants. Each represented to us that they purchased the securities for their own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

8. On January 3, 2006, we issued 100,000 common shares to Daniel Kunz, an officer and director of our company, and 100,000 common shares to Ron Bourgeois upon the exercise of stock options issued under our company’s stock option plan. Each represented to us that they purchased the securities for their own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

9. On January 9, 2006, we issued 138,370 common shares upon the exercise of stock options issued under our company’s stock option plan (113,370 to Paul Larkin, a director of our company, and 25,000 to a consultant). The consultant provided accounting services in Canada. Each represented to us that they purchased the securities for their own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

10. On February 6, 2006, we issued 120,000 common shares to Kevin Kitz as a signing bonus as part of an employment agreement. He represented to us that he purchased the securities for his own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

11. On February 9, 2006, we issued 25,000 common shares upon the exercise of stock options issued under our company’s stock option plan to a consultant of our company. The consultant provided office and administrative services in Canada. He represented to us that he purchased the securities for his own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid in respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

12. On February 17, 2006, we issued 192,934 common shares to consultant and employees of our company upon the exercise of stock purchase warrants. Each represented to us that they purchased the securities for their own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

13. On March 13, 2006, we issued 15,000 common shares to a consultant of our company upon the exercise of stock options issued under our company’s stock option plan. The consultant provided office and administrative services in Canada. She represented to us that she purchased the securities for her own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid with respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

14. On April 3, 2006, we sold 25,000,000 shares of common stock in a private offering under Regulation D, at a price of Cdn$1.00 ($0.85) per share for gross proceeds of Cdn$25,000,000 ($21,334,698). The securities were issued in transactions exempt from the registration requirements of the Securities Act in reliance on and compliance with Regulation D. Each of such persons represented to us that it purchased the securities for its own account, for investment and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. Dundee Securities Corporation of Toronto, Canada, was paid a cash fee of Cdn$1,522,500 ($1,299,283), and issued a “compensation option” to acquire 1,522,500 shares at an exercise price per share of Cdn$1.00 ($0.85), until April 3, 2008, of which 50,000 shares have been issued upon exercise of the warrant. An additional Cdn$202,200 ($172,555) was incurred in legal expenses relating to the offering, as well as Cdn$32,100 ($27,394) in fees to the TSX Venture Exchange which together with the Cdn$1,522,500 ($1,299,283) cash paid to Dundee made up the $1,756,800 cash component of issuance costs.

15. On April 13, 2006, our company announced that it has granted 1,763,000 options to acquire 1,763,000 shares of common stock to directors, employees, and consultants. The consultants were financial analysts who assisted us with spreadsheets and cost estimates, and provided office and administrative services in Canada. Options that amounted to 1,388,000 are exercisable at Cdn$0.85 ($0.74) per share, and the remaining 375,000 are exercisable at Cdn$1.00 ($0.87) per share. All options expire after a 5 year term on April 12, 2011. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

16. On May 23, 2006, we issued 40,000 common shares to a consultant of our company upon the exercise of stock options issued under our company’s stock option plan. The consultant was a financial and strategic advisor to the Company. He represented to us that he purchased the securities for his own account for investment, and not with a view to the distribution of the securities. The certificates for the securities bear a restrictive legend and stop transfer instructions have been placed against the transfer of the securities. No commissions were paid in respect to the issuance. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

17. During the quarter ended September 30, 2006, our company granted 170,000 stock options to consultants and employees exercisable at a price of Cdn$1.00 ($0.89) until July 31, 2011. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

18. On January 22, 2007, the Board of Directors approved an action to grant 235,000 incentive stock options to purchase capital stock at a price of $1.12 for a five year period. The options were granted to two employees and a director. The foregoing transaction was made pursuant to Section 4(2) of the Securities Act.

19. On June 5, 2007, our company entered into an agreement to underwrite a private placement of 6,818,182 shares of common shares at a cost of $2.20 Cdn ($2.07) per share to raise gross proceeds of approximately Cdn$15 million in ($13.5 million). The Underwriters had the option to purchase up to an additional 2,272,727 common shares at the issue price under the offering that could gross up to approximately Cdn$20 million ($18.0 million). The foregoing transaction was made pursuant to Rule 506 under Regulation D and Section 4(2) of the Securities Act.

Item 16. Exhibits

Other than contracts made in the ordinary course of business, the following are the material contracts that we have entered into within the two years preceding the date of this Registration Statement:

(a)	Exhibits

EXHIBIT
NUMBER	DESCRIPTION
3.1

Certificate of Incorporation of U.S. Cobalt Inc. (now known as U.S. Geothermal Inc.) (Incorporated by reference to exhibit 3.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

3.2	Certificate of Domestication of Non-U.S. Corporation (Incorporated by reference to exhibit 3.2 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
3.3

Certificate of Amendment of Certificate of Incorporation (changing name of U.S. Cobalt Inc. to U.S. Geothermal Inc.) (Incorporated by reference to exhibit 3.3 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

3.4	Bylaws of U.S. Cobalt Inc. (now known as U.S. Geothermal Inc.) (Incorporated by reference to exhibit 3.4 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
3.5	Plan of Merger of U.S. Geothermal, Inc. and EverGreen Power Inc. (Incorporated by reference to exhibit 3.5 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
3.6	Amendment to Plan of Merger (Incorporated by reference to exhibit 3.6 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
4.1	Form of Stock Certificate (Incorporated by reference to exhibit 4.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
4.2	Form of Warrant Certificate (Incorporated by reference to exhibit 4.2 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
4.3	Provisions Regarding Rights of Stockholders (Incorporated by reference to exhibit 4.3 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

EXHIBIT
NUMBER	DESCRIPTION
5.1	Opinion of Dorsey & Whitney LLP
10.1

Agreement between U.S. Geothermal Inc. and Vulcan Power Company dated December 3, 2002 regarding the acquisition of the Vulcan interest (Incorporated by reference to exhibit 10.1 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.2

Amendment No. 1 dated November 15, 2003 to Agreement between U.S. Geothermal Inc. and Vulcan Power Company (Incorporated by reference to exhibit 10.2 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.3

Amendment No. 2 to “Agreement by and between U.S. Geothermal Inc. and Vulcan Power Company” dated December 30, 2003 (Incorporated by reference to exhibit 10.3 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.4

Geothermal Lease and Agreement dated July 11, 2002, between Sergene Jensen, Personal Representative of the Estate of Harlan B. Jensen, and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.5 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.5

Geothermal Lease and Agreement dated June 14, 2002, between Jensen Investments Inc. and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.6 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.6

Geothermal Lease and Agreement dated March 1, 2004, between Jay Newbold and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.7 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.7

Geothermal Lease and Agreement dated June 28, 2003, between Janice Crank and the children of Paul Crank and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.8 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.8

Geothermal Lease and Agreement dated December 1, 2004, between Reid S. Stewart and Ruth O. Stewart and US Geothermal Inc. (Incorporated by reference to exhibit 10.9 to the registrant’s Amendment No. 2 to Form SB-2 registration statement as filed on January 10, 2005)

10.9

Geothermal Lease and Agreement, dated July 5, 2005, between Bighorn Mortgage Corporation and US Geothermal Inc. (Incorporated by reference to exhibit 10.11 to the registrant’s Form 10- QSB quarterly report as filed on February 17, 2006)

10.10

Geothermal Lease and Agreement, dated June 23, 2005, among Dale and Ronda Doman, and US Geothermal Inc. (Incorporated by reference to exhibit 10.13 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.11

Geothermal Lease and Agreement, dated June 23, 2005, among Michael and Cleo Griffin, Harlow and Pauline Griffin, Douglas and Margaret Griffin, Terry and Sue Griffin, Vincent and Phyllis Jorgensen, and Alice Mae Griffin Shorts, and US Geothermal Inc. (Incorporated by reference to exhibit 10.14 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.12

Geothermal Lease and Agreement dated January 25, 2006, between Philip Glover and US Geothermal Inc. (Incorporated by reference to exhibit 10.9 to the registrant’s Form 10-QSB quarterly report as filed on February 17, 2006)

10.13

Geothermal Lease and Agreement, dated May 24, 2006, between JR Land and Livestock Inc. and US Geothermal Inc. (Incorporated by reference to exhibit 10.30 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)

10.14

Administrative Services Contract, dated January 1, 2004, between U.S. Geothermal Inc. and New Dawn Holdings Ltd. (Incorporated by reference to exhibit 10.10 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

EXHIBIT
NUMBER	DESCRIPTION
10.15	Employment Agreement dated April 1, 2006, with Daniel J. Kunz (Incorporated by reference to exhibit 10.12 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)
10.16	Employment Agreement dated April 1, 2006, with Kerry D. Hawkley (Incorporated by reference to exhibit 10.22 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)
10.17	Employment Agreement dated April 1, 2006, with Douglas J. Glaspey (Incorporated by reference to exhibit 10.23 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)
10.18

Escrow Agreement made December 19, 2003, among U.S. Geothermal Inc., Pacific Corporate Trust Company, as escrow agent, and certain security holders (Incorporated by reference to exhibit 10.15 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.19

Escrow Agreement made December 19, 2003, among U. S. Geothermal Inc., Pacific Corporate Trust Company, as escrow agent, and certain security holders (Incorporated by reference to exhibit 10.16 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.21

First Amended and Restated Merger Agreement dated November 30, 2003 among U.S. Cobalt Inc., EverGreen Power Inc., U.S. Geothermal Inc., and the stockholders of U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.17 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)

10.22	Agreement with Dundee Securities Corporation dated June 28, 2004 (Incorporated by reference to exhibit 10.18 to the registrant’s Form SB-2 registration statement as filed on July 8, 2004)
10.23

Amended and Restated Stock Option Plan of U.S. Geothermal Inc. dated September 29, 2006. (Incorporated by reference to exhibit 10.23 to the registrant’s Form SB-2 registration statement as filed on October 2, 2006.)

10.24

Power Purchase Agreement dated December 29, 2004 between U.S. Geothermal Inc. and Idaho Power Company (Incorporated by reference to exhibit 10.19 to the registrant’s Amendment No. 2 to Form SB-2 registration statement as filed on January 10, 2005)

10.25

Engineering, Procurement and Construction Agreement dated December 5, 2005 between U.S. Geothermal Inc. and Ormat Nevada Inc. (Incorporated by reference to exhibit 10.28 to the registrant’s Form 10-QSB quarterly report as filed on February 15, 2006) *

10.26

Amendment to the Engineering, Procurement and Construction Agreement dated April 26, 2006 between U.S. Geothermal Inc. and Ormat Nevada Inc. (Incorporated by reference to exhibit 99.1 to the registrant’s Form 8-K as filed on May 2, 2006)

10.27

Letter of Intent from Eugene Water and Electric Board to U.S. Geothermal Inc. dated February 22, 2006 (Incorporated by reference to exhibit 10.27 to the registrant’s Form SB-2 as filed on September 29, 2006).

10.28

Renewable Energy Credits Purchase and Sales Agreement dated July 29, 2006 between Holy Cross Energy and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.28 to the registrant’s Form SB-2 as filed on September 29, 2006).

10.29

Transmission Agreement dated June 24, 2005 between Department of Energy’s Bonneville Power Administration - Transmission Business Line and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.27 to the registrant’s Form 10-QSB quarterly report as filed on August 12, 2005)

10.30

Interconnection and Wheeling Agreement dated March 9, 2006 between Raft River Rural Electric Co-op and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.28 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)

10.31	Construction Contract dated May 16, 2006 between Raft River Rural Electric Co-op and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.31 to the registrant’s Form SB-2 as

EXHIBIT
NUMBER	DESCRIPTION
filed on September 29, 2006).
10.32	Membership Admission Agreement, dated August 9, 2006, among Raft River Energy I LLC, U.S. Geothermal Inc., and Raft River I Holdings, LLC (Incorporated by reference to exhibit 10.1 to the registrant’s Form 8-K as filed on August 23, 2006) *
10.33	Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of August 9, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and U.S. Geothermal Inc (Incorporated by reference to exhibit 10.2 to the registrant’s Form 8-K as filed on August 23, 2006).*
10.34	Management Services Agreement, dated as of August 9, 2006, between Raft River Energy I LLC and U.S. Geothermal Services, LLC (Incorporated by reference to exhibit 10.3 to the registrant’s Form 8-K as filed on August 23, 2006) *
10.35	Construction contract dated May 22, 2006 between Industrial Builders and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.31 to the registrant’s Form 10-KSB annual report as filed on June 29, 2006)
10.36	First Amendment to the Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of November 7, 2006, among Raft River Energy I LLC, Raft River I Holdings, LLC and U.S. Geothermal Inc. (Incorporated by reference to exhibit 10.36 to the registrant’s Form 10-QSB as filed on February 20, 2007). *
10.37	Underwriting Agreement dated as of May 15, 2007. (Incorporated by reference to exhibit 10.1 to the registrant’s Form 8-K quarterly report as filed on June 8, 2007)
10.38	Form of Subscription Agreement relating to private placement of June 2007. (Incorporated by reference to exhibit 10.2 to the registrant’s Form 8-K quarterly report as filed on June 8, 2007)
10.39	Option to Purchase Common Stock dated April 3, 2006 issued to Dundee Securities Corporation
10.40	Form of Warrant dated June 5, 2007
23.1	Consent of Morgan & Company, Chartered Accountants
23.2	Consent of Williams and Webster, P.S.
23.3	Consent of GeothermEx Inc.**
23.4	Consent of Dorsey & Whitney LLP (Included in Exhibit 5.1)
24.1	Powers of Attorney (Included in the Signature Pages of this Registration Statement)

* - Agreements are the subject of a confidential treatment request filed with the Securities and Exchange Commission on August 23, 2006, as subsequently amended.

** - Previously filed.

Item 17. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectuses filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

     (iii) To include any material information with respect to the “Plan of Distribution” not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. Geothermal Inc.
(Registrant)

Dated: October 29, 2007	/s/ Daniel J. Kunz

Daniel J. Kunz
Chief Executive Officer and President
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the Registrant in the capacities and on the date indicated:

Name	Title	Date

*	Chief Executive Officer, President and Director	October 29, 2007
(Principal Executive Officer)
Daniel J. Kunz

	Chief Financial Officer (Principal Financial and	October 29, 2007
*	Accounting Officer)
Kerry D. Hawkley

*	Chief Operating Officer and Director	October 29, 2007
Douglas J. Glaspey

*	Chairman and Director	October 29, 2007
John H. Walker

*	Director	October 29, 2007
Paul A. Larkin

*	Director	October 29, 2007
Leland R. Mink

/s/ Kerry D. Hawkley	Attorney-in-Fact
Attorney-in-Fact